                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                         Control Data Systems, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

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    (2) Aggregate number of securities to which transaction applies:


        ------------------------------------------------------------------------

        ------------------------------------------------------------------------

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    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

        ------------------------------------------------------------------------

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/X/ Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

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
                              (CONTROL DATA LOGO)


                                                               September 3, 1997


Dear Control Data Stockholder:


    I am pleased to invite you to attend the Special Meeting of Stockholders of Control Data Systems, Inc. to be held on September 23, 1997, at 9:00 a.m., local time, at the offices of Welsh, Carson, Anderson & Stowe located at 320 Park Avenue, Suite 2500, New York, New York. At the meeting you will be asked to consider and vote upon a proposal to approve the Agreement and Plan of Merger dated as of July 8, 1997 (the "Merger Agreement"), which provides for the merger (the "Merger") of CDSI Acquisition Corp. (the "Purchaser"), a wholly-owned subsidiary of CDSI Holding Corporation ("Parent"), with and into Control Data. Under the terms of the Merger Agreement, each share of Control Data Common Stock will be converted in the Merger into the right to receive $20.25 in cash, without interest.


    The Merger is the second and final step in the acquisition by Parent of the entire equity interest in Control Data. As a result of a tender offer that expired on August 11, 1997, the Purchaser owns, with power to vote, shares representing in the aggregate approximately 89.2 percent of the outstanding shares entitled to vote at the Special Meeting. The affirmative vote of the holders of a majority of the outstanding shares of Control Data Common Stock is required to approve the Merger Agreement and the Merger. As more fully described in the accompanying Proxy Statement, Parent and the Purchaser have agreed to vote all shares of Control Data Common Stock owned by them in favor of approval of the Merger Agreement and the Merger and, accordingly, approval of the Merger Agreement is assured.

    Please review carefully the attached Proxy Statement, which contains a detailed description of the Merger Agreement, its terms and conditions, and the transactions contemplated by the Merger Agreement. A copy of the Merger Agreement is attached to the Proxy Statement as Appendix A.

    The Board of Directors determined that the proposed transaction is fair and in the best interests of Control Data and its stockholders and unanimously recommended approval of the Merger Agreement and the Merger.

    Following consummation of the Merger, each stockholder of record will be mailed a transmittal form and instructions for surrender of stock certificates for payment pursuant to the Merger Agreement. PLEASE DO NOT SURRENDER YOUR STOCK CERTIFICATES UNTIL YOU HAVE RECEIVED THE LETTER OF TRANSMITTAL AND INSTRUCTIONS THERETO.

                                          Sincerely,

                                          /s/ James E. Ousley

                                          James E. Ousley
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

                           CONTROL DATA SYSTEMS, INC.
                          4201 LEXINGTON AVENUE NORTH
                       ARDEN HILLS, MINNESOTA 55126-6198

                            ------------------------


                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD SEPTEMBER 23, 1997


                            ------------------------

TO THE STOCKHOLDERS OF CONTROL DATA SYSTEMS, INC.:


    A Special Meeting of the Stockholders of Control Data Systems, Inc. ("Control Data") will be held at the offices of Welsh, Carson, Anderson & Stowe located at 320 Park Avenue, Suite 2500, New York, New York, on September 23, 1997, at 9:00 a.m., local time, to consider and vote upon a proposal to approve the Agreement and Plan of Merger dated as of July 8, 1997 (the "Merger Agreement") among CDSI Holding Corporation ("Parent"), CDSI Acquisition Corp. (the "Purchaser"), and Control Data. Pursuant to the Merger Agreement, (a) the Purchaser will be merged (the "Merger") with and into Control Data, with Control Data to be the surviving corporation and to become a wholly-owned subsidiary of Parent, and (b) each outstanding share of Control Data Common Stock, par value $.01 per share (individually, a "Share" and collectively, the "Shares"), will be converted into the right to receive $20.25 in cash, without interest. The Merger is more completely described in the accompanying Proxy Statement and a copy of the Merger Agreement is included as Appendix A thereto.


    Only stockholders of record as shown on the books of Control Data at the close of business on August 22, 1997 are entitled to notice of and to vote at the Special Meeting or any adjournments thereof. The affirmative vote of the holders of a majority of the outstanding Shares is required to approve the Merger Agreement and the Merger. The Purchaser owns and has the power to vote approximately 89.2 percent of the Shares, which is sufficient to approve the Merger Agreement and the Merger without the affirmative vote of any other stockholder. Pursuant to the Merger Agreement, Parent and the Purchaser have agreed to vote all Shares owned by them in favor of approval of the Merger Agreement and the Merger and, accordingly, such approval is assured.

    Control Data stockholders have the right to dissent from the proposed Merger and to demand payment of the "fair value" of their shares in the event the Merger is consummated. The right of stockholders to receive such payment is contingent upon strict compliance with the requirements set forth in section 262 of the Delaware General Corporation Law (the "DGCL"), which are summarized in the accompanying Proxy Statement. The full text of section 262 of the DGCL is set forth as Appendix C to the accompanying Proxy Statement.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ Ruth A. Rich

                                          Ruth A. Rich
                                          SECRETARY


September 3, 1997


                     STOCKHOLDERS SHOULD NOT SEND ANY STOCK
                        CERTIFICATES WITH THE PROXY CARD

                              (CONTROL DATA LOGO)

                                                    Control Data Systems, Inc.
                                                    4201 Lexington Avenue North
                                                    Arden Hills, MN 55126-6198
                                                    Telephone: (612) 415-3001

                            ------------------------


                                PROXY STATEMENT
         SPECIAL MEETING OF STOCKHOLDERS OF CONTROL DATA SYSTEMS, INC.
                        TO BE HELD ON SEPTEMBER 23, 1997


                            ------------------------


    This Proxy Statement is being furnished to the stockholders of Control Data Systems, Inc. ("Control Data") in connection with the special meeting of stockholders (the "Meeting") of Control Data to be held at the offices of Welsh, Carson, Anderson & Stowe located at 320 Park Avenue, Suite 2500, New York, New York, on September 23, 1997, at 9:00 a.m., local time. At the Meeting, Control Data stockholders will be asked to consider and act upon a proposal to approve the Agreement and Plan of Merger dated as of July 8, 1997 (the "Merger Agreement"), a copy of which is attached hereto as Appendix A, pursuant to which
(a) CDSI Acquisition Corp. ("Purchaser"), a wholly-owned subsidiary of CDSI Holding Corporation ("Parent"), will be merged (the "Merger") with and into Control Data, which will be the surviving corporation in the Merger and will thereby become a wholly-owned subsidiary of Parent, and (b) each share of Control Data Common Stock, par value $.01 per share (individually, a "Share" and collectively, the "Shares"), that is outstanding immediately prior to the Merger (other than Shares owned by Parent, the Purchaser or any subsidiary thereof or held in the treasury of Control Data or any subsidiary of Control Data and other than Shares held by stockholders who have properly exercised appraisal rights) will be converted into the right to receive $20.25 in cash, without interest. This Proxy Statement is first being mailed to Control Data stockholders on or about September 3, 1997.


    Pursuant to the Merger Agreement, the Purchaser commenced a tender offer (the "Offer") for all outstanding Shares on July 15, 1997, and the Offer expired on August 11, 1997. As a result of the Offer, the Purchaser owns of record and has the power to vote Shares sufficient in number to approve the Merger Agreement and the Merger without the affirmative vote of any other stockholder. Pursuant to the Merger Agreement, Parent and the Purchaser have agreed to vote all Shares owned by them in favor of approval of the Merger Agreement and the Merger and, accordingly, such approval is assured.

    Additional copies of this Proxy Statement and the proxy card to be returned for the Meeting can be obtained from Control Data, 4201 Lexington Avenue North, Arden Hills, Minnesota 55126-6198, Attention: Investor Relations, telephone
(612) 415-4469. QUESTIONS OR REQUESTS FOR ASSISTANCE IN COMPLETING AND SUBMITTING PROXY CARDS SHOULD BE DIRECTED TO GEORGESON & COMPANY INC., WALL STREET PLAZA, NEW YORK, NEW YORK 10005, TOLL FREE (800) 223-2064.


             THE DATE OF THIS PROXY STATEMENT IS SEPTEMBER 3, 1997.

                               TABLE OF CONTENTS


SUMMARY....................................................................................................          3

GENERAL INFORMATION........................................................................................          7

THE MERGER.................................................................................................          9
  General..................................................................................................          9
  Effective Time of the Merger.............................................................................          9
  Background of the Merger.................................................................................          9
  Purchaser's Director-Designees...........................................................................         11
  Control Data's Reasons for the Merger; Recommendation of the Control Data Board of Directors.............         11
  Opinion of Control Data's Financial Advisor..............................................................         12
  Vote Required............................................................................................         17
  The Merger Agreement.....................................................................................         17
  Investor Financing.......................................................................................         21
  Exchange of Shares of Control Data Common Stock..........................................................         22
  Interests of Certain Persons in the Merger...............................................................         22
  Deregistration of Control Data Common Stock..............................................................         23
  Accounting Treatment of the Merger.......................................................................         23
  Certain Federal Income Tax Consequences..................................................................         23
  Regulatory Requirements..................................................................................         23
  Rights of Dissenting Control Data Stockholders...........................................................         24

STOCK PRICES AND DIVIDENDS.................................................................................         26

SELECTED FINANCIAL DATA OF CONTROL DATA....................................................................         27

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF CONTROL DATA.............................         28

AVAILABLE INFORMATION......................................................................................         29

INFORMATION REGARDING CONTROL DATA.........................................................................         29

SHAREHOLDER PROPOSALS......................................................................................         29

APPENDIX A--Agreement and Plan of Merger...................................................................        A-1

APPENDIX B--Opinion of Cowen & Company.....................................................................        B-1

APPENDIX C--Section 262 of Delaware General Corporation Law................................................        C-1

APPENDIX D--Control Data's Form 10-K for Year Ended 12/31/96...............................................        D-1

APPENDIX E--Financial Information of Control Data for Year Ended 12/31/96..................................        E-1

APPENDIX F--Control Data's Form 10-Q for Quarter Ended 6/30/97.............................................        F-1

                                    SUMMARY

    THE FOLLOWING IS A BRIEF SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT AND IN THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE. CERTAIN CAPITALIZED TERMS USED IN THIS SUMMARY ARE DEFINED ELSEWHERE IN THIS PROXY STATEMENT. REFERENCE IS MADE TO, AND THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, THE MORE DETAILED INFORMATION CONTAINED IN THIS PROXY STATEMENT, THE APPENDICES HERETO, AND THE DOCUMENTS INCORPORATED IN THIS PROXY STATEMENT BY REFERENCE.

                             PARTIES TO THE MERGER


CONTROL DATA......................  Control Data, a Delaware corporation, was incorporated in 1992 and was established through the transfer by
                                    Ceridian Corporation ("Ceridian") of its Computer
                                    Products business to Control Data and Ceridian's
                                    subsequent distribution, in July 1992, of Control Data's
                                    stock as a dividend to Ceridian's stockholders. Control
                                    Data is a global software and services company dedicated
                                    to helping organizations develop the enterprise-wide
                                    systems required to create, transmit, access and control
                                    business information. Control Data's principal offices
                                    and corporate headquarters are located at 4201 Lexington
                                    Avenue North, Arden Hills, Minnesota 55126-6198,
                                    telephone: (612) 415-3001.

PARENT............................  Parent, a Delaware corporation, was organized in 1997 at the direction of Welsh, Carson, Anderson & Stowe VII,
                                    L.P. ("WCAS VII") to effect the transactions described
                                    herein. WCAS VII is an investment partnership affiliated
                                    with Welsh, Carson, Anderson & Stowe ("WCAS"), a private
                                    equity investment firm principally engaged in investing
                                    in and acquiring companies in the health care and
                                    information processing industries. Parent's principal
                                    offices are located at 1013 Centre Road, Wilmington,
                                    Delaware 19805.

THE PURCHASER.....................  The Purchaser, a Delaware corporation, was recently organized at the direction of WCAS VII for the purpose
                                    of effecting the Merger. It has not engaged in any
                                    activities except in connection with the Offer and the
                                    proposed Merger. The Purchaser is a direct wholly-owned
                                    subsidiary of Parent.

                             CONTROL DATA STOCKHOLDERS' MEETING

TIME, DATE, AND PLACE OF
 MEETING..........................  The special meeting of stockholders will be held on
                                    September 23, 1997, at 9:00 a.m., local time, at the
                                    offices of WCAS located at 320 Park Avenue, Suite 2500,
                                    New York, New York (the "Meeting").

PURPOSE OF THE MEETING............  The purpose of the Meeting is to consider and vote upon a proposal to approve the Merger Agreement and the
                                    Merger.

RECORD DATE.......................  Only holders of record of Shares of Control Data at the close of business on August 22, 1997, will be entitled
                                    to notice of and to vote at the Meeting or any
                                    adjournment or adjournments thereof.

VOTE REQUIRED.....................  The affirmative vote by the holders of a majority of the outstanding Shares is required to approve the Merger
                                    Agreement and the Merger. As of the record date,
                                    12,622,359 Shares were outstanding and entitled to vote.
                                    The Purchaser owns 11,255,203 Shares (approximately
                                    89.2% of the outstanding Shares). Pursuant to the Merger
                                    Agreement, the Purchaser has agreed to vote all Shares
                                    owned by it in favor of the Merger Agreement and the
                                    Merger. As a result, no action by any other stockholder
                                    is required to approve the Merger Agreement and the
                                    Merger.

                                ACTIONS PRIOR TO THE MERGER

THE OFFER.........................  Pursuant to the Merger Agreement, on July 15, 1997, the
                                    Purchaser commenced the Offer at a price of $20.25 per
                                    Share, net to the seller in cash, without interest. The
                                    Offer expired at 12:00 midnight, New York City time, on
                                    August 11, 1997. Pursuant to the Offer, the Purchaser
                                    accepted for payment and paid for 11,255,203 Shares.

PURCHASER'S DIRECTOR-DESIGNEES....  Pursuant to the Merger Agreement, upon the acceptance by the Purchaser of a majority of the Shares for payment in
                                    the Offer (and deposit by the Purchaser of funds
                                    sufficient to pay for such Shares), four of Control
                                    Data's then existing directors resigned from the Board
                                    of Directors and three persons designated by the
                                    Purchaser (Patrick J. Welsh, Thomas E. McInerney and
                                    Rudolph E. Rupert) were elected to the Board of
                                    Directors. Grant A. Dove and W. Douglas Hajjar continue
                                    to serve on the Board of Directors.

                                 DESCRIPTION OF THE MERGER

GENERAL...........................  Upon consummation of the Merger, the Purchaser will be merged into Control Data and Control Data will become a
                                    wholly-owned subsidiary of Parent. Each Share
                                    outstanding immediately prior to the Merger (other than
                                    Shares owned by Parent, the Purchaser or any subsidiary
                                    thereof or held in the treasury of Control Data or any
                                    subsidiary of Control Data and other than Shares held by
                                    stockholders who have properly exercised appraisal
                                    rights) will be converted into the right to receive
                                    $20.25 in cash, without interest.

EFFECTIVE TIME OF THE MERGER......  It is expected that the Merger will become effective as promptly as practicable following approval of the Merger
                                    Agreement by the requisite vote of the Control Data
                                    stockholders and the satisfaction or waiver of the other
                                    conditions to the Merger.

RECOMMENDATION OF CONTROL DATA'S
 BOARD............................  The Board of Directors of Control Data unanimously approved the Merger and adopted the Merger Agreement and
                                    recommended that the stockholders of Control Data vote
                                    in favor of the proposal to approve the Merger Agreement
                                    and the Merger. The Board of Directors' recommendation
                                    was based upon a number of factors discussed in this
                                    Proxy Statement.

CONTROL DATA'S FINANCIAL
 ADVISOR..........................  On July 8, 1997, Cowen & Company ("Cowen") rendered an opinion to the Board of Directors of Control Data to the
                                    effect that the financial terms of the Offer and the
                                    Merger are fair, from a financial point of view, to the
                                    Control Data stockholders (other than Parent and its
                                    affiliates) as of the date of such opinion. The full
                                    text of the opinion of Cowen, which includes the
                                    assumptions made, matters considered and the scope and
                                    limitations on the reviews undertaken in rendering such
                                    opinion, is attached as Appendix B to this Proxy
                                    Statement and should be read in its entirety.

CERTAIN FEDERAL INCOME TAX
 CONSEQUENCES.....................  The receipt of cash for Shares pursuant to the Merger will be a taxable transaction for federal income tax
                                    purposes with respect to which gain or loss, if any,
                                    will be recognized.

ACCOUNTING TREATMENT..............  As required by generally accepted accounting principles,
                                    Parent will use the purchase method of accounting to
                                    account for the Merger.

TREATMENT OF STOCK OPTIONS........  Pursuant to the Merger Agreement, all outstanding options to purchase Shares will be accelerated and fully
                                    vested as a result of the Merger, and the holders of
                                    such options will receive from Control Data upon the
                                    Merger, for each Share subject to an option, cash in an
                                    amount equal to the excess of $20.25 over the exercise
                                    price of the option. In addition, the holders of options
                                    under Control Data's employee stock purchase plan will
                                    be deemed to purchase upon the Merger, at the price
                                    provided for in the plan, the number of Shares for which
                                    payroll deductions have previously been accumulated by
                                    those holders, and they will receive $20.25 in cash for
                                    each such Share plus any accumulated payroll deductions
                                    that were not sufficient to purchase a whole Share.

INTERESTS OF CERTAIN PERSONS......  Certain members of the management and the Board of
                                    Directors of Control Data have certain interests in the
                                    Merger that are in addition to the interests of
                                    stockholders of Control Data generally. These interests
                                    include, among other things, the interests of certain
                                    executives and directors of Control Data in stock
                                    options and stock rights that will immediately vest as a
                                    result of the Merger, and the obligation of Parent to
                                    cause Control Data to maintain officers' and directors'
                                    liability insurance coverage for two years following the
                                    Effective Time and to indemnify directors, officers,
                                    employees and agents of Control Data under certain
                                    circumstances from claims, actions, suits or
                                    proceedings. In addition, certain executives have
                                    severance agreements that contain change of control
                                    provisions, which were triggered upon consummation of
                                    the Offer. As a result of the acquisition of a majority
                                    of the Shares, representatives of the Purchaser have
                                    been elected to fill a majority of the positions on the
                                    Board of Directors of Control Data.

REGULATORY APPROVAL...............  The only federal or state regulatory approval needed to effect the Merger was the expiration of the waiting
                                    period under the Hart-Scott-Rodino Antitrust
                                    Improvements Act of 1976 (the "HSR Act"). The parties
                                    received early termination of such waiting period on
                                    July 28, 1997. The parties also obtained clearance of
                                    the Offer and the Merger from the German Cartel Office.

APPRAISAL RIGHTS..................  Under Delaware law, holders of Control Data Common Stock have the right to dissent from the Merger and to demand
                                    payment of the fair value of their Shares in the event
                                    the Merger is consummated. The right of stockholders to
                                    receive such payment is contingent upon strict
                                    compliance with the requirements set forth in section
                                    262 of the DGCL. The full text of section 262 of the
                                    DGCL is attached as Appendix C to this Proxy Statement.

                              GENERAL INFORMATION


    This Proxy Statement is being furnished to the stockholders of Control Data in connection with the solicitation by the Board of Directors of Control Data of proxies to be voted at the Meeting to be held on September 23, 1997.


    At the Meeting, Control Data stockholders will be asked to consider and vote upon the approval of the Agreement and Plan of Merger dated as of July 8, 1997 (the "Merger Agreement"), among Parent, Control Data, and Purchaser, providing for the Merger of the Purchaser, a wholly-owned subsidiary of Parent, with and into Control Data, as a result of which Control Data will become a wholly-owned subsidiary of Parent. A copy of the Merger Agreement is attached as Appendix A to this Proxy Statement. Other terms and provisions related to the Merger are set forth in the Merger Agreement, as described herein.

    On July 8, 1997, the Board of Directors of Control Data unanimously approved the Merger. The Board of Directors of Parent has also approved the Merger. Applicable Delaware law does not require that Parent stockholders approve the Merger, and no such approval is being sought. Parent, as the sole stockholder of the Purchaser, has approved the Merger.


    The close of business on August 22, 1997 (the "Record Date") has been fixed as the record date for determination of the holders of Control Data Common Stock who are entitled to notice of and to vote at the Meeting or at any adjournment thereof. Control Data has only one class of capital stock outstanding, Common Stock, $.01 par value per share. As of the Record Date, there were 12,622,359 shares of Control Data Common Stock outstanding held by approximately 13,500 holders of record. The holders of record on the Record Date of shares of Control Data Common Stock are entitled to one vote per share at the Meeting. The presence at the Meeting in person or by proxy of the holders of a majority of the outstanding shares of Control Data Common Stock entitled to vote will constitute a quorum for the transaction of business. The affirmative vote of the holders of a majority of the outstanding shares of Control Data Common Stock is required for approval of the Merger. The Purchaser owns and has the power to vote approximately 89.2 percent of the Shares, which is sufficient to approve the Merger Agreement and the Merger without the affirmative vote of any other stockholder. Pursuant to the Merger Agreement, Parent and the Purchaser have agreed to vote all Shares owned by them in favor of approval of the Merger Agreement and the Merger and, accordingly, such approval is assured.


    Representatives of KPMG Peat Marwick LLP, Control Data's independent accountants, are not expected to be present at the Meeting.

    A proxy card is enclosed for use by Control Data stockholders. Such stockholders are solicited on behalf of the Board of Directors of Control Data to SIGN AND RETURN THE PROXY CARD IN THE ACCOMPANYING ENVELOPE. No postage is required if mailed within the United States. QUESTIONS OR REQUESTS FOR ASSISTANCE IN COMPLETING AND SUBMITTING PROXY CARDS MAY BE DIRECTED TO GEORGESON & COMPANY INC. AT THE ADDRESS OR TELEPHONE NUMBER LISTED ON THE FIRST PAGE OF THIS PROXY STATEMENT.

    All properly executed proxies not revoked will be voted at the Meeting in accordance with the instructions contained therein. Proxies containing no instructions will be voted in favor of approval of the Merger Agreement. A stockholder who has executed and returned a proxy may revoke it at any time before it is voted, but only by executing and returning a proxy bearing a later date, by giving written notice of revocation to an officer of Control Data, or by attending the Meeting and voting in person. Abstentions will be treated as shares present for purposes of determining a quorum for the Meeting but will have the same effect as a vote against approval of the Merger Agreement. If a broker or other record holder or nominee indicates on a proxy that it does not have direction or authority as to certain shares to vote on the Merger Agreement, those certain shares will be considered present at the Meeting for purposes of determining a quorum but will not be considered present with respect to the vote on the Merger Agreement.

    If any other matters are properly presented for consideration at the Meeting, the persons named in the enclosed form of proxy and acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

    THE BOARD OF DIRECTORS OF CONTROL DATA RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT.

    STOCKHOLDERS SHOULD NOT SEND THEIR STOCK CERTIFICATES WITH THEIR PROXY
CARDS.

    In addition to the solicitation of proxies by use of mail, the directors, officers or regular employees of Control Data may, but without compensation other than their regular compensation, solicit proxies personally or by telephone or fax. Control Data intends to reimburse brokerage houses and other custodians, nominees, and fiduciaries for reasonable out-of-pocket expenses incurred in forwarding copies of solicitation material to beneficial owners of Control Data Common Stock held of record by such persons. In addition, Georgeson & Company Inc. has been engaged to serve as information agent in connection with the Merger. It will receive reasonable and customary compensation for such services and reimbursement of reasonable out-of-pocket expenses.

    All information in this Proxy Statement with respect to Parent or the Purchaser has been furnished by Parent and all information with respect to Control Data has been furnished by Control Data.


    The mailing of this Proxy Statement to stockholders of Control Data is expected to commence on or about September 3, 1997.

                                   THE MERGER

    SET FORTH BELOW IS A BRIEF DESCRIPTION OF CERTAIN TERMS OF THE MERGER AGREEMENT AND RELATED MATTERS. THIS DESCRIPTION DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT, WHICH IS ATTACHED HERETO AS APPENDIX A AND IS INCORPORATED HEREIN BY REFERENCE.

GENERAL

    Parent, the Purchaser, and Control Data have entered into the Merger Agreement, which provides that the Purchaser will be merged with and into Control Data, with Control Data becoming a wholly-owned subsidiary of Parent. In the Merger, each outstanding share of Control Data Common Stock (other than Shares held by Parent and its affiliates, certain treasury shares, and shares held by any stockholders properly asserting appraisal rights) will be converted at the Effective Time into the right to receive $20.25 in cash, without interest.

EFFECTIVE TIME OF THE MERGER

    As soon as practicable after the conditions to consummation of the Merger described below have been satisfied or waived, and unless the Merger Agreement has been terminated as provided below, a certificate of merger will be filed with the Secretary of State of the State of Delaware, at which time the Merger will become effective (the "Effective Time"). It is presently contemplated that the Effective Time will be as soon as practicable after approval of the Merger Agreement at the Meeting.

BACKGROUND OF THE MERGER

    During the last three years Control Data has, at the recommendation of the Board of Directors, pursued strategic and financial opportunities intended to improve the focus of Control Data and enhance the value of Control Data. Numerous discussions and the completion of several transactions took place during this period. Completed transactions have included the sale of the stock or assets of eight product subsidiaries to AmeriData, Inc. in 1995 and 1996 and the sale of Control Data's ownership interest in Metaphase Technology, Inc. and Control Data's related product data management sales and support business to Structural Dynamics Research Corporation ("SDRC") effective January 1, 1997. Control Data also made several acquisitions and held numerous other discussions during this period to explore merger, acquisition and investment opportunities. These included discussions with computer systems companies both in the United States and Europe, telecommunication companies, computer services companies and investment companies. None of these discussions resulted, however, in any formal offers to acquire Control Data or any material part of it, except with respect to the sales to AmeriData, Inc. and SDRC referenced above. Control Data also held discussions with various investment bankers in fall 1995 and spring 1997 to consider strategic options for Control Data.

    In November 1995, management of Control Data met with representatives of WCAS, which directly or indirectly controls Parent and the Purchaser, as to whether either party was interested in pursuing the sale of Control Data to one of the WCAS managed funds. On November 1, 1995, Control Data and WCAS VII executed a Confidentiality Agreement, and a series of presentations occurred on November 7, 1995, in which Control Data management presented certain financial and business information to WCAS. Subsequent to the November 7 meeting, Control Data provided additional information to WCAS. In December 1995, Control Data received an oral response from WCAS that it was not interested in pursuing a transaction. Control Data held no further discussions with WCAS during the balance of 1995 or during 1996. Control Data meanwhile continued to pursue strategic opportunities as described above.

    At the January 29, 1997, Board meeting, the Board reviewed the overall strategic plan for 1997 and beyond and instructed management to continue to explore strategic and financial alternatives for Control Data. Discussions were pursued by James E. Ousley, President and Chief Executive Officer of Control

Data, with additional potential strategic partners without success. Management also pursued informal discussions with various investment bankers and strategic partners to explore alternatives.

    In March 1997, Control Data received a request from WCAS to update the information that WCAS had reviewed in November 1995. In April 1997, Mr. Ousley and W. Douglas Hajjar, Chairman of the Board of Control Data, met with representatives of WCAS to discuss strategic plans and alternatives for Control Data.

    On May 21, 1997, representatives of WCAS met with Mr. Ousley and Mr. Hajjar to discuss the possibility of WCAS making an offer to purchase Control Data. Subsequent to that discussion, information on business and financial matters of Control Data was provided to WCAS pursuant to its requests. On June 11-12, 1997, WCAS reviewed marketing, technology and financial matters with Control Data, and decided to proceed with a due diligence review of Control Data. From June 16 to July 8, 1997, WCAS and its advisors performed legal, financial and business due diligence with respect to Control Data.

    On June 23, 1997, the Board of Directors of Control Data met by teleconference to discuss a potential offer from WCAS to purchase Control Data. The Board directed management to continue to proceed with its discussions with WCAS and, at that meeting, Mr. Hajjar reviewed a meeting that Mr. Ousley and Mr. Hajjar had with representatives of Cowen on May 22, 1997, at which time Cowen reviewed with Mr. Ousley and Mr. Hajjar its views on the outlook for sale of Control Data, potential buyers that had been identified, and the potential valuation methods for Control Data as a whole and its nonstrategic business segments. Mr. Ousley informed the Board that he had previously contacted each of the target companies identified by Cowen that were believed to be viable prospects for an acquisition, had held discussions with those that had indicated interest, and that no offers had resulted from those discussions.

    On June 27, 1997, the Board of Directors of Control Data met in Minneapolis. At that meeting, representatives of Cowen outlined a preliminary valuation approach for Control Data. The Board then unanimously directed Control Data to pursue discussions with WCAS. Representatives of Control Data and WCAS and their respective legal advisors also proceeded to negotiate documentation for the contemplated transactions.


    On July 8, 1997, discussions were held among representatives of WCAS and Control Data regarding the price at which WCAS would be willing to acquire the Shares. Subsequently, on July 8, 1997, after the close of the financial markets in the United States, the Purchaser offered to pay $20.25 per Share, in cash, for the Shares. Control Data management conducted further discussions with the Purchaser and then presented the offer to the Board of Directors at a special meeting held in the early evening of July 8, 1997. Following further discussion of the price and terms offered by the Purchaser, Cowen delivered its opinion to the Control Data Board that the financial terms of the Offer and the Merger are fair, from a financial point of view, to the Control Data stockholders (other than Parent and its affiliates) as of the date of such opinion. Late in the evening on July 8, 1997, the Boards of Directors of Control Data and the Purchaser each approved the transactions and the purchase price. Following such approvals, the Merger Agreement was executed and delivered, and the transaction was publicly announced before financial markets in the United States opened on July 9, 1997.


    On July 15, 1997, Purchaser commenced the Offer and filed with the Securities and Exchange Commission (the "Commission") a Tender Offer Statement on Schedule 14D-1 (the "Schedule 14D-1") in connection with the Offer, which included as an exhibit thereto the Purchaser's Offer to Purchase dated July 15, 1997. On the same date, Control Data filed with the Commission a Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") setting forth, among other things, the recommendation of the Board of Directors of Control Data with respect to the Offer and the Merger. See "Control Data's Reasons for the Merger; Recommendation of the Control Data Board of Directors."

    The Offer expired at 12:00 midnight, New York City time, on August 11, 1997. Pursuant to the Offer, the Purchaser accepted for payment and purchased 11,255,203 Shares tendered in the Offer, representing approximately 89.2 percent of the outstanding Shares as of the Record Date.

PURCHASER'S DIRECTOR-DESIGNEES

    Pursuant to the Merger Agreement, upon the acceptance by the Purchaser of a majority of the Shares for payment in the Offer (and deposit by the Purchaser of funds sufficient to pay for such Shares), at the request of Parent, Control Data secured the resignations of W. Donald Bell, Marcelo A. Gumucio, Keith A. Libbey and James E. Ousley from the Board of Directors and caused Patrick J. Welsh, Thomas E. McInerney and Rudolph E. Rupert to be elected to the Board of Directors of Control Data. Grant A. Dove and W. Douglas Hajjar continue to serve as directors of Control Data. Pursuant to the Merger Agreement, Control Data has further agreed to use its best efforts to cause individuals designated by the Purchaser to constitute the same percentage, on each committee of the Board of Directors and on the board of directors of each subsidiary of Control Data, that they represent on the Board of Directors of Control Data.

    Pursuant to section 14(f) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Rule 14f-1 thereunder, Control Data was required to file certain information with the Commission and to furnish such information to the stockholders of Control Data prior to or upon the change in a majority of the directors of Control Data. The information required by section 14(f) and Rule 14f-1 was filed by Control Data with the Commission on July 15, 1997 and was furnished to the stockholders of Control Data together with the Schedule 14D-9.

CONTROL DATA'S REASONS FOR THE MERGER; RECOMMENDATION OF THE CONTROL DATA BOARD
  OF DIRECTORS

    At its meeting on July 8, 1997, the Board of Directors of Control Data unanimously (i) approved the Merger Agreement, the Offer and the Merger, (ii) determined that the Offer and the Merger are fair to, and in the best interests of, the stockholders of Control Data, and (iii) resolved to recommend that stockholders accept the Offer and tender their Shares pursuant to the Offer and that stockholders approve the Merger.

    Prior to reaching its decision to approve the transactions contemplated by the Merger Agreement and to recommend acceptance of the Offer, the Board of Directors received presentations from, and reviewed the proposed terms of the Offer and the Merger Agreement with, management of Control Data as well as with Cowen and Control Data's legal counsel. In reaching its decision, the Board considered a number of factors, including, but not limited to, the following:
(i) the terms and conditions of the Merger Agreement, including the amount and form of the consideration; (ii) the fact that the $20.25 per Share price represents a premium of approximately 29% over the closing sale price of $15.69 per Share as reported on the Nasdaq National Market on July 8, 1997; (iii) the recent historical market prices of the Shares; (iv) the Board of Directors' knowledge of the business, operations, prospects, properties, assets and earnings of Control Data; (v) Control Data's current financial condition and future prospects; (vi) the effect of the proposed transaction on Control Data's relationships with its employees and customers; (vii) the likelihood that the Offer and the Merger would be consummated, including the experience, reputation and financial condition of WCAS and its affiliates; (viii) a review of possible values realizable by Control Data's stockholders through other alternatives;
(ix) the fact that, pursuant to the Merger Agreement, Control Data is not prohibited from responding to any unsolicited alternative transaction to the extent that the Board of Directors of Control Data determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to Control Data's stockholders under the DGCL; and (x) the presentation of Cowen at the meeting of the Board of Directors on July 8, 1997, and the written opinion of Cowen dated July 8, 1997, to the effect that, as of such date, the financial terms of the Offer and the Merger are fair to the Control Data stockholders (other than Parent and its affiliates) from a financial point of view.

    The full text of the opinion of Cowen, which sets forth, among other things, the assumptions made, matters considered and limitations on the review undertaken, is attached as Appendix B hereto and is incorporated herein by reference. Stockholders of Control Data are urged to read such opinion in its entirety. Cowen's opinion was presented for the information of the Board in connection with its consideration of the Merger Agreement, and is directed only to the fairness from a financial point of view of the consideration to be received by holders of Control Data's Common Stock (other than Parent and its affiliates) pursuant to the Offer and the Merger. Cowen's opinion did not constitute a recommendation to any stockholder as to whether to sell such stockholder's Shares in the Offer pursuant to the Merger Agreement or as to how to vote at the Meeting.

    In light of all the factors set forth above, the Board of Directors approved the Merger Agreement, the Offer, and the Merger. In view of the variety of factors considered in connection with its evaluation of the transaction, the Board of Directors did not assign relative weights to the specific factors considered in reaching its decision.

OPINION OF CONTROL DATA'S FINANCIAL ADVISOR

    Pursuant to an engagement letter dated June 20, 1997 (the "Cowen Engagement Letter"), the Control Data Board retained Cowen to render, if requested, an opinion to the Control Data Board as to the fairness, from a financial point of view, of the financial terms of the Offer and the Merger to the stockholders of Control Data (other than Parent and its affiliates). The amount of consideration was determined through negotiations between Control Data and the Purchaser and not pursuant to recommendations of Cowen.

    On July 8, 1997, Cowen delivered certain of its written analyses and its oral opinion to the Control Data Board, subsequently confirmed in writing as of the same date, to the effect that, as of such date, the financial terms of the Offer and the Merger are fair, from a financial point of view, to the Control Data stockholders (other than Parent and its affiliates). THE FULL TEXT OF THE WRITTEN OPINION OF COWEN, DATED JULY 8, 1997, IS ATTACHED HERETO AS APPENDIX B AND IS INCORPORATED BY REFERENCE. STOCKHOLDERS OF CONTROL DATA ARE URGED TO READ THE OPINION IN ITS ENTIRETY FOR THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, OTHER MATTERS CONSIDERED AND LIMITS OF THE REVIEW BY COWEN. THIS SUMMARY OF THE WRITTEN OPINION OF COWEN SET FORTH HEREIN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. Cowen's analyses and opinion were prepared for and addressed to the Control Data Board and are directed only to the fairness, from a financial point of view, of the financial terms of the Offer and the Merger and do not constitute an opinion as to the merits of the Offer and the Merger or a recommendation to any stockholders of Control Data as to how to vote at the Meeting.

    Cowen was selected by the Control Data Board to render an opinion to the Control Data Board because Cowen is a nationally recognized investment banking firm and because certain principals of Cowen have substantial experience in transactions similar to the Offer and the Merger, and are familiar with Control Data and its businesses. As part of its investment banking business, Cowen is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and valuations for corporate and other purposes. In addition, in the ordinary course of its business, Cowen and its affiliates trade the equity securities of Control Data for their own account and for the accounts of their customers, and accordingly, may at any time hold a long or short position in such securities.

    In arriving at its opinion, Cowen (a) reviewed Control Data's financial statements for the fiscal years ended December 31, 1995 and December 31, 1996 and for the three month periods ended March 31, 1996 and March 31, 1997 and certain publicly available filings with the Commission and certain other relevant financial and operating data of Control Data; (b) reviewed a draft of the Merger Agreement; (c) held meetings and discussions with senior management of Control Data to discuss the business, operations, competitive position, historical financial results and future prospects of Control Data; (d) reviewed financial projections furnished to Cowen by the management of Control Data, including, among other things, the capital structure, sales, net income, cash flow, capital requirements and other data of Control Data that Cowen deemed relevant; and (e) reviewed Cowen research estimates and First Call EPS consensus estimates for Control Data. In addition, Cowen (i) considered the financial terms, to the extent publicly available, of selected recent business transactions that Cowen deemed to be comparable in whole or in part to the Offer and the Merger; (ii) reviewed certain financial and stock market information regarding Control Data, in comparison with similar information regarding certain other companies that Cowen deemed relevant; (iii) reviewed the premiums implied by the Offer and the Merger in comparison with premiums paid in other recent acquisitions and transactions deemed to be relevant; (iv) analyzed the projections provided by the management of Control Data for the cash flows generated by Control Data and its Business Units (as defined below) to determine the present value of the discounted cash flows; (v) reviewed historical market prices, price/earnings ratios and trading activity of Control Data Common Stock from July 31, 1992 to July 8, 1997 and compared those trading histories with those of other companies that Cowen deemed relevant; and (vi) conducted such other studies, analyses, inquiries and investigations as Cowen deemed appropriate. Cowen was not requested to, and did not, solicit third-party indications of interest in acquiring all or substantially all of the stock or assets or the assets of Control Data or the assets of any of its Business Units.

    Cowen assumed and relied, without independent verification, upon the accuracy and completeness of the financial and other information that was available to it from public sources, that was provided to it by management of Control Data, or that was otherwise reviewed by it. Cowen did not assume any responsibility for independent verification of such information, including financial information. In addition, with respect to the financial projections furnished to Cowen by Control Data's management, Cowen assumed, with the consent of the Control Data Board, the attainability of the financial results therein and that such projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Control Data, and management of Control Data confirmed that such projections provided a reasonable basis for Cowen's opinion. Because such projections are inherently subject to uncertainty, none of Control Data, Cowen or any other person assumes responsibility for their accuracy. Cowen did not make any independent valuation or appraisal of the assets or liabilities of Control Data, nor has Cowen been furnished with any such appraisals. Cowen made no independent investigations of any legal matters affecting Control Data. Cowen's opinion was necessarily based on economic, market, financial and other conditions as in effect on, and the information made available to it as of, July 8, 1997. It should be understood that, although developments subsequent to July 8, 1997 may affect its opinion, Cowen does not have any obligation to update, revise or reaffirm its opinion.

    The following is a summary of certain financial analyses performed by Cowen to arrive at its opinion. Cowen performed certain procedures, including each of the financial analyses described below, and reviewed with the management of Control Data the assumptions on which such analyses were based and other factors, including the historical and projected financial results of Control Data. No limitations were imposed by the Control Data Board with respect to the investigations made or procedures followed by Cowen in rendering its opinion.

    ANALYSIS OF CERTAIN TRANSACTIONS. Cowen reviewed the financial terms, to the extent publicly available, of: (i) 13 selected transactions involving the acquisition of companies in the systems integration industry (the "SI Transactions") that were completed since June 30, 1995; (ii) two selected transactions in the electronic commerce industry (the "EC Transactions") that were completed since July 28, 1994; (iii) five selected transactions in the computer aided design industry (the "CAD Transactions") that were completed since September 29, 1992; and (iv) four selected transactions in the computer value added reseller industry (the "VAR Transactions") that were completed since August 17, 1995 (collectively, the "Selected Transactions"). Cowen reviewed the market capitalization of common stock plus total debt less cash and equivalents ("Enterprise Value") paid in the Selected Transactions as a multiple of latest reported 12-month ("LTM") revenues and earnings before interest expense and income taxes ("EBIT"), and also examined the multiples of equity value paid in the Selected Transactions to LTM net income (collectively, the "Transaction Multiples").

    Cowen reviewed the relative contribution of each of Control Data's electronic commerce, integration services, ICEM and technical services business units (collectively, the "Business Units") to Control Data's total LTM revenues, LTM EBIT and LTM net income for all Business Units. Cowen then weighted the Transaction Multiples for each of the SI Transactions, the EC Transactions, the CAD Transactions and the VAR Transactions, based on the relative contributions of the corresponding Business Units to Control Data's total results. By adding the fractional multiples for each of the separate Business Units, Cowen computed weighted average composite multiples that could be compared against the multiples implied by the Purchaser's offer.

    Such analyses on the Selected Transactions indicated that, (i) on the basis of the Enterprise Value paid, the weighted average composite multiples were 0.60 times to 1.28 times LTM revenues and 11.3 times to 16.4 times LTM EBIT, and (ii) on the basis of equity value paid, the weighted average composite multiples were
27.4 times to 37.4 times LTM net income. The corresponding multiples of LTM revenues and LTM EBIT implied by the Purchaser's offer are 0.69 times, and 52.9 times, respectively. The corresponding multiple of LTM net income implied by the Purchaser's offer is 27.9 times.

    Although the Selected Transactions were used for comparison purposes, none of such transactions is directly comparable to the Offer and the Merger, and none of the companies in such transactions are directly comparable to Control Data or its Business Units. Accordingly, an analysis of the results of such a comparison is not purely mathematical but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the companies involved and other factors that could affect the acquisition value of such companies or Control Data.

    BREAK-UP VALUATION--CERTAIN TRANSACTIONS. Cowen reviewed the historical and projected income statements for each of the Business Units. Cowen also analyzed the multiples implied by the SI Transactions, EC Transactions, CAD Transactions and VAR Transactions which corresponded to the industries represented by the Business Units. Cowen determined an Enterprise Value for each Business Unit based on such Unit's LTM revenues, LTM EBIT and LTM net income multiplied by the corresponding Transaction Multiples from the SI Transactions, EC Transactions, CAD Transactions and VAR Transactions. Cowen determined the equity value of Control Data based on the aggregate sum of the values of the Business Units, plus cash, less long-term debt. Based on this analysis, the implied equity value per share for Control Data ranged from $19.97 to $27.86.

    PREMIUMS-PAID ANALYSIS. Cowen also separately reviewed the financial terms, to the extent publicly available, of 16 selected transactions involving the acquisition of public companies in the information services, design software and technical services industries (the "Selected Public Transactions"). Cowen reviewed the premium of the offer price over the trading prices one trading day and four weeks prior to the announcement date of the Selected Public Transactions. Cowen also reviewed the premium of the offer price less the cash on the acquired company's balance sheet on a per share basis ("Per Share Cash") over the trading prices less Per Share Cash one trading day and four weeks prior to the announcement date of the Selected Public Transactions.

    The median premiums by which offer prices exceeded the closing stock prices one trading day and four weeks prior to the announcement date of the Selected Transactions were 24.1% and 47.7%, respectively. The Purchaser's offer represented premiums of 29.1% and 36.1%, respectively, over the Control Data Common Stock closing stock price one trading day and four weeks prior to July 8, 1997, the date of Cowen's written opinion and the date immediately preceding the announcement of the Offer. The median premiums by which offer prices (less Per Share Cash) exceeded the closing stock prices (less Per Share Cash) one trading day and four weeks prior to the announcement date of the Selected Transactions were 27.2% and 50.8%, respectively. The Purchaser's offer (less Per Share Cash) represented premiums of

53.9% and 70.3%, respectively, over the Control Data Common Stock closing price (less Per Share Cash) one trading day and four weeks prior to July 8, 1997.

    ANALYSIS OF CERTAIN PUBLICLY TRADED COMPANIES. To provide contextual data and comparative market information, Cowen compared selected historical operating and financial ratios for Control Data to the corresponding data and ratios of certain other companies (the "Selected Companies") whose securities are publicly traded and which Cowen deemed comparable to Control Data and its Business Units in certain respects. These Selected Companies were divided into four groups: (i) nine systems integration companies (the "SI Companies"); (ii) six electronic commerce companies (the "EC Companies"); (iii) nine computer aided design companies (the "CAD Companies"); and (iv) four computer value added reseller companies (the "VAR Companies"). The SI Companies included: BDM International, Inc., Cambridge Technology Partners, Carnegie Group Inc., CIBER, Inc., Claremont Technology Group, Inc., Computer Sciences Corp., Electronic Data Systems Corp., Renaissance Solutions, Inc., and Sapient Corp. The EC Companies included:
Worldtalk Corp., Premenos Technology Corp., Retix, Sterling Commerce, Inc., Harbinger Corp., and ISOCOR. The CAD Companies included: Autodesk, Inc., ANSYS, Inc., Computervision Corporation, Dassault Systemes S.A., Intergraph Corp., MacNeal-Schwendler Corp., Parametric Technology Corp., Structural Dynamics Research Corp. and Tecnomatix Technologies, Ltd. The VAR Companies included:
DecisionOne Holdings Corp., Vanstar Corp., MicroAge, Inc., and CompuCom Systems, Inc.

    Such data and ratios include the Enterprise Value of such Selected Companies as multiples of LTM revenues and LTM EBIT, and the ratios of the current prices of the Selected Companies to the LTM earnings per share ("EPS"), estimated 1997 calendar year EPS as estimated by First Call and the 1998 calendar year EPS as estimated by First Call for such Selected Companies (collectively, the "Public Trading Multiples").

    Cowen reviewed the relative contribution of the Business Units to Control Data's total LTM revenues, LTM EBIT, 1997 EPS and 1998 EPS for all Business Units. Cowen then weighted the Public Trading Multiples for each of the SI Companies, the EC Companies, the CAD Companies and the VAR Companies, based on the relative contributions of the corresponding Business Units to Control Data's total results. By adding the fractional multiples for each of the separate Business Units, Cowen computed weighted average composite multiples that could be compared against the multiples implied by the Purchaser's offer.

    Such analysis indicated that for the Selected Companies, (i) on the basis of Enterprise Value the weighted average composite multiples were 0.69 times to
1.41 times LTM revenues and 8.5 times to 11.7 times LTM EBIT, and (ii) on the basis of current prices the weighted average composite multiples of LTM EPS were
10.7 times to 14.9 times for the 1997 calendar year and 9.5 times to 13.1 times for the 1998 calendar year, respectively. The corresponding multiples of LTM revenues and EBIT for Control Data implied by the Purchaser's offer are 0.69 times and 27.9 times, respectively. The corresponding multiples of the estimated EPS for the 1997 and 1998 calendar years for Control Data implied by the Purchaser's offer are 22.0 times and 13.1 times, respectively.

    Although the Selected Companies were used for comparison purposes, none of such companies is directly comparable to Control Data or its Business Units. Accordingly, an analysis of the results of such a comparison is not purely mathematical but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the Selected Companies and other factors that could affect the public trading value of the Selected Companies or Control Data.

    BREAK-UP VALUATION--CERTAIN PUBLICLY TRADED COMPANIES. Cowen reviewed the historical and projected income statements for each of the Business Units. Cowen also analyzed the market trading multiples of the SI Companies, EC Companies, CAD Companies and VAR Companies which corresponded to the industries represented by the Business Units. Cowen determined an Enterprise Value for each Business Unit based on such Unit's LTM revenues, LTM EBIT, LTM net income, 1997 net income and 1998 net income multiplied by the corresponding Public Trading Multiples of the SI Companies, EC Companies, CAD Companies and VAR Companies. Cowen determined the equity value of Control Data based on the aggregate sum of the Enterprise Values of the Business Units and adjusting for cash and long-term debt. Based on this analysis, Control Data's equity value per share ranged from $17.07 to $22.33.

    DISCOUNTED FUTURE NET INCOME ANALYSIS. Cowen estimated a range of values for Control Data based upon the discounted present value of the projected calendar 1998 EPS net income of Control Data. This analysis was based upon the median EPS estimates for Control Data provided by First Call. In performing this analysis, Cowen utilized discount rates of 15.0% to 20.0%, which were selected based on the estimated industry weighted average cost of capital and Control Data's estimated average cost of capital, and a price to LTM earnings ("Trailing P/E") multiple range of 19.0 times to 23.0 times, which was based on Control Data's historical Trailing P/E. Utilizing this methodology, the equity value of Control Data ranged from $18.79 to $24.25.

    DISCOUNTED CASH FLOW ANALYSIS. Cowen estimated a range of values for Control Data Common Stock based upon the discounted present value of the projected after-tax free cash flows of the Business Units for the years ended December 31, 1997 through December 31, 1999, and of the terminal value of the Business Units at December 31, 1999, based upon multiples of earnings before interest expense, income, taxes, depreciation, and amortization for the calendar year 1999. However, because of the limited number of years for which projected financial information for Control Data was provided by Control Data, and because the discounted terminal value accounted for such a high percentage of the discounted present value of Control Data, Cowen did not ascribe significance to this analysis in reaching its opinion.

    STOCK TRADING HISTORY. Cowen reviewed the historical market prices and trading volumes of Control Data Common Stock from July 31, 1992 to July 8, 1997 (the last trading day prior to announcement of the Offer). Cowen also compared Control Data's historical market prices from July 8, 1996 to July 8, 1997 with indices for the SI Companies, EC Companies, CAD Companies, and VAR Companies. This information was presented solely to provide the Control Data Board with background information regarding the stock prices of Control Data over the period indicated. Cowen noted that over the period from July 31, 1992 to July 8, 1997 the high and low prices for shares of Control Data Common Stock were $27.50 and $5.50, respectively, and that the average daily trading volume of Control Data Common Stock traded was approximately 147,080 during the period indicated.

    Cowen also reviewed the ratios of current price over one year forward earnings ("Forward P/E"), based on EPS estimates provided by First Call, at which Control Data Common Stock traded between July 8, 1996 and July 8, 1997, and noted that Control Data's Forward P/E multiple ranged from a high of 24.4 times to a low of 17.0 times, and the multiple implied by the Purchaser's offer was 22.0 times.

    The summary set forth above does not purport to be a complete description of the analyses performed by Cowen. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Cowen did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, notwithstanding the separate factors summarized above, Cowen believes, and has advised the Control Data Board, that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the process underlying its opinion. In performing its analyses, Cowen made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of Control Data. These analyses performed by Cowen are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses or securities may actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty and none of Control Data, Cowen or any other person assumes responsibility for their accuracy. As described above, the analyses supplied by Cowen and its opinion were among several factors taken into consideration by the Control Data Board in making its determination to approve the Offer and the Merger and to recommend acceptance of the Offer and approval of the Merger. The analyses of Cowen and its opinion should not be considered as determinative of the decision of the Control Data Board to approve the Offer and the Merger and to recommend acceptance of the Offer and approval of the Merger.

    Pursuant to the Cowen Engagement Letter, Control Data has agreed to pay Cowen a fee of $500,000 in consideration for Cowen delivering its fairness opinion. Additionally, Control Data has agreed to reimburse Cowen for its out-of-pocket expenses (including the reasonable fees and expenses of its counsel) incurred or accrued during the period of, and in connection with Cowen's engagement. Control Data has also agreed to indemnify Cowen against certain liabilities, including liabilities under the federal securities laws, relating to or arising out of services performed by Cowen in rendering its fairness opinion to the Control Data Board in connection with the Offer and the Merger, unless it is finally judicially determined that such liabilities arose out of Cowen's gross negligence or willful misconduct. The terms of the fee arrangement with Cowen, which are customary in transactions of this nature, were negotiated at arm's length between Control Data and Cowen, and the Control Data Board was aware of such arrangement.

VOTE REQUIRED

    Approval of the Merger requires the affirmative vote of the holders of a majority of the outstanding shares of Control Data Common Stock. Each holder of Control Data Common Stock outstanding as of the Record Date is entitled to one vote for each share held. On the Record Date, there were 12,622,359 Shares outstanding. Of such Shares, 11,255,203 Shares (approximately 89.2% of the outstanding shares of Control Data Common Stock) are owned by the Purchaser. As a result, the Purchaser can approve the Merger Agreement and the Merger without the affirmative vote of any other stockholder. Pursuant to the Merger Agreement, Parent and the Purchaser agreed to vote all Shares owned by them in favor of approval of the Merger Agreement and the Merger and, accordingly, such approval is assured.

    Parent, as the sole stockholder of the Purchaser, has approved the Merger Agreement. Approval of the Merger Agreement by Parent's stockholders is not required under Delaware law and is not being sought.

THE MERGER AGREEMENT

    The following is a summary of certain provisions of the Merger Agreement. Such summary is qualified in its entirety by reference to the Merger Agreement attached hereto as Appendix A.

    THE MERGER. The Merger Agreement provides that as soon as practicable after the satisfaction or waiver (if permissible) of the conditions to the Merger and in accordance with the relevant provisions of the DGCL, the Purchaser will be merged with and into Control Data. As a result of the Merger, the separate corporate existence of the Purchaser will cease and Control Data will continue as the Surviving Corporation and will become a wholly-owned subsidiary of Parent.

    CONVERSION OF SECURITIES. At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by Parent, the Purchaser or any subsidiary thereof or held in the treasury of Control Data or any subsidiary of Control Data and other than Shares held by stockholders who have properly demanded and perfected appraisal rights under section 262 of the DGCL) will be canceled and converted at the Effective Time into the right to receive an amount in cash, without interest, equal to $20.25 (the "Merger Consideration").

    The Purchaser or the designated paying agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Merger Agreement to any holder of Shares such amounts that the Purchaser or the paying agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), the rules and regulations promulgated thereunder or any other applicable law.

    Pursuant to the Merger Agreement, each share of common stock, par value $.01 per share, of the Purchaser issued and outstanding immediately prior to the Effective Time shall be automatically converted into and become at the Effective Time one share of common stock of the Surviving Corporation.

    OPTIONS. The Merger Agreement provides for the acceleration of the vesting of all unvested stock options outstanding under Control Data's 1992 Equity Incentive Plan (the "Stock Option Plan") so that each holder of an option thereunder will be entitled to receive from Control Data, as of the Effective Time, for each Share subject to such option, an amount in cash in cancellation of such option equal to the excess, if any, of the Merger Consideration over the per Share exercise price of such option, subject to applicable withholding, if any.

    Pursuant to the Merger Agreement, immediately prior to the Effective Time, all options outstanding under Control Data's 1993 Employee Stock Purchase Plan (the "Stock Purchase Plan") shall become exercisable to the extent of payroll deductions accumulated by participants as of such date, and each participant shall be deemed to have purchased the number of whole Shares subject to the options held by such participant at a per Share price determined pursuant to the provisions of the Stock Purchase Plan, and each participant shall receive a cash payment equal to the balance, if any, of such accumulated payroll deductions remaining after the deemed purchase of such Shares. As of the Effective Time, each participant shall receive, for each Share such participant is deemed to have purchased thereunder, the Merger Consideration.

    The Stock Option Plan and the Stock Purchase Plan and all options issued and outstanding thereunder will terminate effective as of the Effective Time.

    DIRECTORS AND OFFICERS; CERTIFICATE OF INCORPORATION AND BYLAWS. The Merger Agreement provides that the directors of the Purchaser immediately prior to the Effective Time will be the initial directors of the Surviving Corporation and that the officers of Control Data immediately prior to the Effective Time will be the initial officers of the Surviving Corporation, until their respective successors are duly elected and qualified. The Merger Agreement provides that, at the Effective Time, the Certificate of Incorporation and Bylaws of the Purchaser will become the Certificate of Incorporation and Bylaws of the Surviving Corporation.

    APPROVALS REQUIRED UNDER THE DGCL AND CONTROL DATA'S RESTATED CERTIFICATE OF INCORPORATION. Pursuant to the DGCL and Control Data's Restated Certificate of Incorporation, the affirmative vote of a majority of the outstanding Shares entitled to vote thereon is required to approve the Merger Agreement and the Merger.

    REPRESENTATIONS AND WARRANTIES. The Merger Agreement contains various customary representations and warranties of the parties thereto including, among others, representations by Control Data, Parent and the Purchaser as to corporate status and the enforceability of the Merger Agreement against each such party and by Control Data as to its capitalization, compliance with law, the accuracy of financial statements and filings with the Commission and the absence of certain material adverse changes or events concerning Control Data's business since December 31, 1996.

    STOCKHOLDERS' MEETING. Parent and the Purchaser have agreed to vote at the Meeting all Shares owned or acquired pursuant to the Offer or otherwise by them or any of their affiliates in favor of the Merger.

    CONDUCT OF CONTROL DATA'S BUSINESS. In the Merger Agreement, Control Data has agreed to conduct the business of Control Data and its subsidiaries prior to the Effective Time only in the ordinary course of business and consistent with past practice. In particular, Control Data has agreed, among other things, not to do any of the following prior to the Effective Time: (i) sell, pledge, dispose of or encumber (or permit any subsidiary of Control Data to sell, pledge, dispose of or encumber) any assets of Control Data or any subsidiary of Control Data, except inventory and immaterial assets in the ordinary course of business; (ii) amend or propose to amend its Certificate of Incorporation or Bylaws; (iii) split, combine or reclassify any outstanding shares of its capital stock, or declare, set aside or pay any dividend payable in cash, stock, property or otherwise with respect to such shares (except for any dividends paid in the ordinary course to Control Data or to any wholly-owned subsidiary of Control Data); (iv) redeem, purchase, acquire or offer to acquire (or permit any subsidiary of Control Data to redeem, purchase, acquire or offer to acquire) any shares of its capital stock; (v) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing matters; (vi) issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or securities convertible or exchangeable for, or any options, warrants or rights of any kind to acquire any shares of, its capital stock of any class or other property or assets whether pursuant to the Stock Option Plan or the Stock Purchase Plan (except in respect of outstanding options under such Plans), or otherwise; (vii) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof (except an existing wholly-owned subsidiary of Control Data); (viii) incur any indebtedness for borrowed money or issue any debt securities in an amount exceeding $3,000,000 in the aggregate; (ix) enter into or modify any material contract, lease, agreement or commitment, except in the ordinary course of business and consistent with past practice; (x) terminate, modify, assign, waive, release or relinquish any material contract rights or amend any material rights or claims not in the ordinary course of business; (xi) settle or compromise any material claim, action, suit or proceeding pending or threatened against Control Data, or, if Control Data may be liable or obligated to provide indemnification, against Control Data's directors or officers, before any court, governmental agency or arbitrator; (xii) grant any increase in the salary or other compensation of its employees except (A) pursuant to the terms of employment agreements in effect on the date of the Merger Agreement and previously disclosed to Parent and (B) in the case of employees who are not executive officers of Control Data, in the ordinary course of business and consistent with past practice; (xiii) grant any bonus to any employee or enter into any employment agreement or make any loan to or enter into any material transaction of any other nature with any employee of Control Data or any subsidiary of Control Data; or (xiv) with certain exceptions, adopt or amend any welfare or benefit agreement, plan or arrangement for directors, officers or employees.

    NOTICES. Control Data and Parent are each obligated under the Merger Agreement to give the other prompt notice of (i) the occurrence, or failure to occur, of any event that such party believes would be likely to cause any of its representations or warranties contained in the Merger Agreement to be untrue or inaccurate in any material respect at any time from July 8, 1997 to the Effective Time and (ii) any material failure of Control Data, Parent or the Purchaser, as the case may be, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

    INDEMNIFICATION AND INSURANCE. The Merger Agreement provides for the survival beyond the Merger, for a period of not less than six years from the Effective Time, of all rights to indemnification and exculpation from liability set forth in Control Data's Restated Certificate of Incorporation and Bylaws as in effect on the date of the Merger Agreement. During such period, such provisions may not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of individuals who, on or prior to the Effective Time, were directors, officers, employees or agents of Control Data ("Indemnified Parties") unless such modification is required by law. Parent has agreed to guarantee the performance of Control Data's obligations under the existing indemnification agreements with Control Data's directors and officers.

    In addition, pursuant to the Merger Agreement, Parent has agreed to cause Control Data to maintain, for a period of two years after the expiration date of Control Data's current policy, officers' and directors' liability insurance covering those Indemnified Parties who are currently covered by Control Data's directors' and officers' liability insurance policy, on terms that are no less favorable to such Indemnified Parties than the terms of such current coverage. Control Data is not obligated to expend in any one year an amount in excess of 150% of the annual premiums currently payable by Control Data for such insurance.

    FURTHER ASSURANCES. Pursuant to the terms of the Merger Agreement and subject to the conditions thereof, each of the parties thereto has agreed to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by the Merger Agreement, including, without limitation, using all reasonable efforts to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings. Neither Parent nor Control Data is obligated, however, to divest or agree to divest a significant asset in order to obtain any waiver, consent or approval.

    CONDITIONS TO THE MERGER. Under the Merger Agreement, the respective obligations of each party to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions: (i) the Merger Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of Control Data; (ii) any waiting period under the HSR Act shall have expired or earlier terminated; (iii) no preliminary or permanent injunction or other order, decree or ruling shall be in effect that would restrain the effective operation of the business of Control Data and its subsidiaries from and after the Effective Time, and (iv) no proceeding challenging the Merger Agreement or the transactions contemplated thereby or seeking to prohibit, alter, prevent or materially delay the Merger is pending.


    INQUIRIES AND NEGOTIATIONS. Until termination of the Merger Agreement, neither Control Data nor any of its subsidiaries, nor any of their respective directors, officers, employees, representatives or other agents, may, directly or indirectly, solicit or initiate any discussions, submissions of proposals or offers or negotiations with, or, subject to the fiduciary duties of the Control Data Board as advised by counsel, participate in any negotiations or discussions with, or provide any information or data of any nature whatsoever to, or otherwise cooperate in any other way with, or assist or participate in, facilitate or encourage any effort or attempt by, any person, corporation, entity or "group" (as defined in section 13(d) of the Exchange Act) other than Parent and its affiliates, representatives and agents (each, a "Third Party") in connection with any merger, consolidation, sale of any substantial subsidiary or division that is material to the business of Control Data and its subsidiaries, sale of shares of capital stock or other equity securities, tender or exchange offer, recapitalization, debt restructuring or similar transaction involving Control Data (such transactions being hereinafter referred to as "Alternative Transactions"). Control Data has agreed to notify Parent immediately if any proposal, offer, inquiry or other contact is received by or continued with Control Data in respect of any such transaction, and, in any such notice, to indicate the identity of the Third Party and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts, and thereafter must keep Parent informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations. Control Data is required to give Parent not less than two business days' notice prior to the execution of a definitive agreement with respect to an Alternative Transaction and not less than two days' notice (or the longest notice legally permitted, in the reasonable opinion of Control Data's counsel, if less than two days) of any public announcement relating thereto. Control Data may not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which Control Data is a party.


    Prior to furnishing any nonpublic information to, or entering into negotiations or discussions with, any Third Party, Control Data is required to obtain an executed confidentiality agreement from such Third Party on terms substantially the same as, or no less favorable to Control Data in any material respect than, those contained in the Confidentiality Agreement. Control Data cannot release any Third Party from, or waive any provision of, any such confidentiality agreement or any other confidentiality or standstill agreement to which Control Data is a party. As of the date of the Merger Agreement, Control Data, its subsidiaries and the officers, directors, employees, representatives and other agents of Control Data and its subsidiaries were required to cease all discussions, negotiations and communications with all Third Parties and demand the immediate return of all confidential information previously provided to Third Parties.

    TERMINATION; FEES AND EXPENSES. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval thereof by the stockholders of Control
Data:

        (i) by mutual action of the Boards of Directors of Parent and Control Data;

        (ii) by either Parent or Control Data, if the Merger is not effected on or before the close of business on December 31, 1997; unless such event has been caused by the breach of the Merger Agreement by the party seeking such termination;

       (iii) by Parent if (1) the conditions to its obligations to consummate the Merger are not complied with or performed in any material respect prior to December 31, 1997; or (2) the Board of Directors of Control Data withdraws, modifies or amends in a manner adverse to Parent and the Purchaser its approval or recommendation of the Offer and the Merger or approves, recommends or endorses any proposal for, or authorizes Control Data to enter into, an Alternative Transaction; or

        (iv) by Control Data if (1) the conditions to its obligations to consummate the Merger are not complied with or performed in any material respect prior to December 31, 1997.

    If the Merger Agreement is terminated due to a "Payment Event" (as defined in the Merger Agreement), Control Data will be required to pay to Parent, within two business days following such Payment Event, (i) a fee of $8,200,000 in cash, plus (ii) all reasonable and documented out-of-pocket costs and expenses of Parent and the Purchaser, including without limitation fees and expenses of counsel, accountants, investment bankers and other advisors and printing expenses. Following the acquisition by the Purchaser of approximately 89.2% of the Shares pursuant to the Offer, however, it is unlikely that a Payment Event would occur. In the event that the Merger Agreement is terminated for any other reason, and Control Data has failed to comply with or perform, or has breached in any material respect, any of its covenants or agreements contained in the Merger Agreement, Control Data shall pay to Parent, within two business days following such termination, the fees and expenses referred to in clause (ii) of the preceding sentence, except that such fees and expenses are not payable if Parent or the Purchaser has failed to comply with or perform, or has breached in any material respect, any of its covenants or agreements contained in the Merger Agreement.

    Except as set forth above, in the event that the transactions contemplated by Merger Agreement are not consummated, neither Control Data, on the one hand, nor Parent and the Purchaser, on the other hand, shall have any obligation to pay any of the fees and expenses of the other.

    In the event that the transactions contemplated by the Merger Agreement are consummated, Parent shall pay all of the fees and expenses of Control Data, Parent, and the Purchaser incident to the negotiation, preparation and execution of the Merger Agreement, including the fees and expenses of counsel, accountants, investment bankers and other advisors.

    AMENDMENT. The Merger Agreement may be amended or supplemented at any time before or after its approval and adoption by the stockholders of Control Data by action of the respective Boards of Directors of Control Data, Parent and the Purchaser, without action by the stockholders thereof, except that after approval and adoption of the Merger Agreement by Control Data's stockholders, no such amendment or supplement shall, without consent of such stockholders, reduce the amount or alter the form of the consideration that the holders of the capital stock of Control Data shall be entitled to receive at the Effective Time pursuant to the Merger.

INVESTOR FINANCING

    On July 8, 1997, WCAS VII and WCAS Capital Partners III, L.P. ("WCAS CP III") delivered to Parent a letter agreement confirming their commitment to provide or cause to be provided up an aggregate

$300 million of financing to Parent and the Purchaser, the proceeds of which would be used by the Purchaser to fund the purchase of the Shares pursuant to the Offer and the Merger.


    On August 11, 1997, Parent entered into a definitive Securities Purchase Agreement with WCAS VII, certain related investors and WCAS CP III pursuant to which (i) WCAS VII and the related investors agreed to acquire an aggregate 300,000 shares of preferred stock and 30 million shares of common stock of Parent for aggregate consideration of $60 million; and (ii) WCAS CP III agreed to acquire units consisting of an aggregate $60 million principal amount of senior subordinated notes due 2004 and an aggregate of approximately 4.2 million shares of common stock of Parent for a purchase price of $60 million. WCAS VII also agreed, under certain circumstances, to purchase up to $69 million in principal amount of junior subordinated notes of Parent due 2004.



    On August 11, 1997, the Purchaser entered into a definitive Credit Agreement with NationsBank of Texas, N.A., as Agent, and The Bank of Nova Scotia, as Documentation Agent, providing a tender offer credit facility of approximately $128 million, secured in part by the Shares purchased pursuant to the Offer, and a bridge loan facility of up to approximately $85 million, secured in part by the Securities Purchase Agreement referred to above.


EXCHANGE OF SHARES OF CONTROL DATA COMMON STOCK

    As soon as practicable after the Effective Time, the Bank of New York, as exchange agent for the Merger (the "Exchange Agent") will mail a letter of transmittal to holders of a certificate or certificates that prior to the Effective Time represented shares of Control Data Common Stock. The letter of transmittal will include instructions regarding the surrender of certificates representing shares of Control Data Common Stock in exchange for the cash payable for such Shares pursuant to the Merger.

    As soon as practicable after the Effective Time, the Exchange Agent will distribute to holders of shares of Control Data Common Stock, upon surrender to the Exchange Agent of one or more certificates for such shares of Control Data Common Stock for cancellation, together with a duly-executed letter of transmittal, a check in the amount of cash into which the shares represented by the certificate(s) have been converted. Holders of Control Data Common Stock will not be entitled to receive interest on any cash to be received in the Merger.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    In considering the recommendation of the Board of Directors of Control Data with respect to the Merger Agreement and the transactions contemplated thereby, stockholders of Control Data should be aware that certain members of the management and certain members of the Board of Directors of Control Data who voted to approve the Merger Agreement and the Merger have certain interests in the Merger that are in addition to the interests of stockholders of Control Data generally. These interests include, among other things, the interests of certain executives and directors of Control Data in stock options and stock rights that will immediately vest as a result of the Merger, and the obligation of Parent to cause Control Data to maintain officers' and directors' liability insurance coverage for two years following the Effective Time and to indemnify directors, officers, employees and agents of Control Data under certain circumstances from claims, actions, suits or proceedings. See "Security Ownership of Certain Beneficial Owners and Management" and "The Merger Agreement."

    In addition, two executive officers of Control Data, James E. Ousley and Joseph F. Killoran, and the Chairman of the Board of Control Data, W. Douglas Hajjar, have severance agreements with Control Data that contain change of control provisions. Under those provisions, which were triggered upon consummation of the Offer but are not further triggered by the Merger, the executive will be paid three times his annual salary or fee (or, in the case of Mr. Killoran, one and one-half times) in the event that he ceases to hold his current position with Control Data under certain circumstances within 12 months after the change of control.

    As a result of the Purchaser's acquisition of a majority of the Shares, representatives of the Purchaser have been elected to fill a majority of the positions on the Board of Directors of Control Data.

DEREGISTRATION OF CONTROL DATA COMMON STOCK

    Upon the consummation of the Merger, the Control Data Common Stock will cease to be quoted on the Nasdaq National Market and Control Data will apply to the Commission for the deregistration of Control Data Common Stock under the Exchange Act.

ACCOUNTING TREATMENT OF THE MERGER

    As required by generally accepted accounting principles, Parent will use the purchase method of accounting to account for the Merger.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES


    The following general description of the federal income tax consequences of the Merger does not take into account the facts and circumstances of any particular stockholder of Control Data. EACH CONTROL DATA STOCKHOLDER SHOULD CONSULT HIS OR HER ADVISOR ABOUT THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PROPOSED TRANSACTIONS, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, FOREIGN, AND OTHER TAX LAWS, CHANGES IN SUCH TAX LAWS, AND TAX RETURN REPORTING REQUIREMENTS. Special tax consequences not described herein may be applicable to a particular class of taxpayers, such as financial institutions, broker-dealers, persons who are not citizens or residents of the United States and stockholders who acquired their Shares through the exercise of an employee stock option or otherwise as compensation.


    The receipt of cash for Shares pursuant to the Merger will be a taxable transaction for federal income tax purposes under the Code and may also be a taxable transaction under applicable state, local, foreign, and other tax laws. Generally, for federal income tax purposes, a stockholder will recognize gain or loss in an amount equal to the difference between the cash received by the stockholder pursuant to the Merger and the stockholder's adjusted tax basis in the Shares surrendered pursuant to the Merger. For federal income tax purposes, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the beneficial owner held the Shares for more than one year as of the Effective Time of the Merger. Under recently enacted legislation, long-term capital gain of individuals will be taxed at a maximum rate of 20 percent, in the case of Shares held more than 18 months, and 28 percent, in the case of Shares held more than one year.

    A stockholder (other than certain exempt stockholders including, among others, all corporations and certain foreign individuals and entities) may be subject to 31 percent backup withholding unless the stockholder provides its taxpayer identification number or social security number (a "TIN") and certifies that such number is correct or properly certifies that it is awaiting a TIN, or unless an exemption applies. A stockholder who does not furnish its TIN may be subject to a penalty imposed by the Internal Revenue Service (the "IRS").

    If backup withholding applies to a stockholder, the Exchange Agent is required to withhold 31 percent from payments to such stockholder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder upon filing an appropriate income tax return.

REGULATORY REQUIREMENTS

    Under the HSR Act, certain acquisition transactions, including the Merger, cannot be consummated unless certain information has been furnished to the Federal Trade Commission and the Antitrust Division of the United States Department of Justice and certain waiting period requirements have been satisfied. Parent and Control Data each furnished such information, and they received early termination of the requisite waiting period on July 28, 1997. The parties also obtained clearance of the Offer and the Merger from the German Cartel office.

RIGHTS OF DISSENTING CONTROL DATA STOCKHOLDERS

    Control Data stockholders have certain rights under the DGCL to dissent from the Merger and to demand appraisal of, and to receive payment in cash of the fair value of, their Shares. The following is a brief summary of the statutory procedures to be followed by a holder of Shares at the Effective Time who does not wish to accept the per Share cash consideration pursuant to the Merger (a "Remaining Stockholder") in order to dissent from the Merger and perfect appraisal rights under Delaware law. THIS SUMMARY IS NOT INTENDED TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SECTION 262 OF THE DGCL, THE TEXT OF WHICH IS SET FORTH IN APPENDIX C. ANY REMAINING STOCKHOLDER CONSIDERING DEMANDING APPRAISAL IS ADVISED TO CONSULT LEGAL COUNSEL. APPRAISAL RIGHTS WILL NOT BE AVAILABLE UNLESS AND UNTIL THE MERGER IS CONSUMMATED.

    Remaining Stockholders of record who desire to exercise their appraisal rights must fully satisfy all of the following conditions. A written demand for appraisal of Shares must be delivered to the Secretary of Control Data before the taking of the vote on the approval and adoption of the Merger Agreement. This written demand for appraisal of Shares must be in addition to and separate from any proxy or vote abstaining from or against the approval and adoption of the Merger Agreement, and neither voting against, nor abstaining from voting, nor failing to vote on the Merger Agreement will constitute a demand for appraisal within the meaning of section 262 of the DGCL. Any stockholder seeking appraisal rights must hold the Shares for which appraisal is sought on the date of the making of the demand, continuously hold such Shares through the Effective Time, and otherwise comply with the provisions of section 262 of the DGCL.

    A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder's name appears on the stock certificates. If Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by the fiduciary. If Shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he or she is acting as agent for the record owner.

    A record owner, such as a broker, who holds Shares as a nominee for others, may exercise appraisal rights with respect to the Shares held for all or less than all beneficial owners of Shares as to which the holder is the record owner. In such case the written demand must set forth the number of Shares covered by such demand. Where the number of Shares is not expressly stated, the demand will be presumed to cover all Shares outstanding in the name of such record owner. Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply strictly with the statutory requirements with respect to the exercise of appraisal rights before the date of the Meeting.

    Remaining Stockholders who elect to exercise appraisal rights must mail or deliver their written demands to: Secretary, Control Data Systems, Inc., 4201 Lexington Avenue North, Arden Hills, Minnesota 55126. The written demand for appraisal should specify the stockholder's name and mailing address, the number of Shares covered by the demand and that the stockholder is demanding appraisal of such Shares. Control Data must, within 10 days after the Effective Time, provide notice of the Effective Time to all stockholders who have complied with section 262 of the DGCL and have not voted for approval and adoption of the Merger Agreement.

    Remaining Stockholders electing to exercise their appraisal rights under section 262 must not vote for the approval and adoption of the Merger Agreement or consent thereto in writing. Voting in favor of the approval and adoption of the Merger Agreement, or delivering a proxy in connection with the Meeting (unless the proxy votes against, or expressly abstains from the vote on, the approval and adoption of the Merger Agreement), will constitute a waiver of the stockholder's right of appraisal and will nullify any written demand for appraisal submitted by the stockholder.

    Within 120 days after the Effective Time, either Control Data or any stockholder who has complied with the required conditions of section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the Shares of the dissenting stockholders. If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights and thereafter will appraise the Shares owned by such stockholders, determining the fair value of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value.

    The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable in the circumstances. Upon application of a dissenting stockholder, the Delaware Court of Chancery may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all Shares entitled to appraisal. In the absence of such determination or assessment, each party bears its own expenses.

    Any Remaining Stockholder who has duly demanded appraisal in compliance with section 262 of the DGCL will not, after the Effective Time, be entitled to vote for any purpose the Shares subject to such demand or to receive payment of dividends or other distributions on such Shares, except for dividends or other distributions payable to stockholders of record at a date prior to the Effective Time.

    At any time within 60 days after the Effective Time, any former holder of Shares shall have the right to withdraw his or her demand for appraisal and to accept the per Share cash consideration pursuant to the Merger, without interest thereon. After this period, such holder may withdraw his or her demand for appraisal only with the consent of Control Data as the surviving corporation in the Merger. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the Effective Time, stockholders' rights to appraisal shall cease and all stockholders shall be entitled to receive the per Share cash consideration pursuant to the Merger, without interest thereon.

    Failure to take any required step in connection with the exercise of appraisal rights may result in the termination or waiver of such rights.

    Stockholders should be aware that the "fair value" of the Shares may be determined to be greater than, equal to, or less than the amount paid pursuant to the Merger, and Parent intends to cause Control Data, as the surviving corporation in the Merger, to argue in any appraisal proceeding that, for purposes of such proceeding, the fair value of each Share is less than the $20.25 per Share being paid pursuant to the Merger.

                           STOCK PRICES AND DIVIDENDS

    Control Data Common Stock is listed and traded principally on the Nasdaq National Market under the symbol CDAT. The following table sets forth, for the quarters indicated, the high and low sales prices per share of Control Data Common Stock as reported by Nasdaq.


                                                                                 CONTROL DATA
                                                                                 COMMON STOCK
                                                                             --------------------
                                                                               HIGH        LOW
                                                                             ---------  ---------
CALENDAR 1995
First Quarter..............................................................  $    7.25  $    5.88
Second Quarter.............................................................  $   10.75  $    6.63
Third Quarter..............................................................  $   12.13  $    8.63
Fourth Quarter.............................................................  $   21.38  $   10.13

CALENDAR 1996
First Quarter..............................................................  $   26.13  $   14.25
Second Quarter.............................................................  $   27.50  $   18.00
Third Quarter..............................................................  $   24.00  $   12.75
Fourth Quarter.............................................................  $   28.63  $   19.13

CALENDAR 1997
First Quarter..............................................................  $   24.38  $   13.50
Second Quarter.............................................................  $   15.88  $   12.75
Third Quarter (through August 27, 1997)....................................  $   21.19  $   14.63



    On July 8, 1997, the last trading day prior to public announcement of the Merger Agreement, the reported closing sale price of the Shares on the Nasdaq National Market was $15.69 per Share. On August 27, 1997, the most recent practicable trading day prior to the mailing of this Proxy Statement, the reported closing sale price of the Shares on the Nasdaq National Market was $20.00 per Share. Control Data has never paid cash dividends on its Common Stock.

                    SELECTED FINANCIAL DATA OF CONTROL DATA

    The selected consolidated financial data of Control Data for the five fiscal years ended December 31, 1996 have been taken or derived from the audited consolidated financial statements of Control Data and its subsidiaries that are contained in or incorporated by reference into Control Data's Annual Reports on Form 10-K for the fiscal years then ended, as filed with the Commission. The selected consolidated financial data of Control Data for the six months ended June 30, 1997 and 1996 have been taken or derived from the unaudited consolidated financial statements of Control Data and its subsidiaries that are contained in Control Data's Quarterly Reports on Form 10-Q for such fiscal periods, as filed with the Commission. Such data should be read in conjunction with the consolidated financial statements of Control Data and related Notes thereto included elsewhere in this Proxy Statement.

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                            SIX MONTHS ENDED
                                                                                            YEARS ENDED
                                          --------------------  --------------------------------------------------------------------
                                          JUNE 30,   JUNE 30,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,  JANUARY 1,   JANUARY 2,
                                            1997       1996         1996           1995           1994         1994         1993
                                          ---------  ---------  -------------  -------------  ------------  -----------  -----------
OPERATING DATA
REVENUES................................  $ 121,231  $ 153,785    $ 305,696      $ 454,815     $  524,227    $ 451,835    $ 516,979
COST OF REVENUES........................     78,598    101,756      201,369        330,380        382,528      285,448      320,728*
                                          ---------  ---------  -------------  -------------  ------------  -----------  -----------
  Gross profit..........................     42,633     52,029      104,327        124,435        141,699      166,387      196,251
                                          ---------  ---------  -------------  -------------  ------------  -----------  -----------
OPERATING EXPENSES:
  Selling, general and administrative...     34,315     43,084       86,860        113,047        129,491      139,467      164,312
  Technical.............................      6,543      6,434       12,483          9,673         14,241       23,782       39,953*
  Restructuring.........................     --         --           --             --             70,100       --          114,900
  Goodwill write-off....................     --         --           --             --             24,900       --           --
  Change in the valuation of spare parts
   inventory............................     --         --           --             --             --           --           14,900
                                          ---------  ---------  -------------  -------------  ------------  -----------  -----------
    Total operating expenses............     40,858     49,518       99,343        122,720        238,732      163,249      334,065
                                          ---------  ---------  -------------  -------------  ------------  -----------  -----------
    Earnings (loss) from operations.....      1,775      2,511        4,984          1,715        (97,033)       3,138     (137,814)
NONOPERATING INCOME, NET................     20,069      4,821       12,094          8,353          3,630        7,832        5,338
                                          ---------  ---------  -------------  -------------  ------------  -----------  -----------
  Earnings (loss) before income taxes...     21,844      7,332       17,078         10,068        (93,403)      10,970     (132,476)
PROVISION FOR INCOME TAXES..............      2,550        800        1,100          1,200          1,000        1,850        1,558
                                          ---------  ---------  -------------  -------------  ------------  -----------  -----------
  Net earnings (loss)...................  $  19,294  $   6,532    $  15,978      $   8,868     $  (94,403)   $   9,120    $(134,034)
                                          ---------  ---------  -------------  -------------  ------------  -----------  -----------
                                          ---------  ---------  -------------  -------------  ------------  -----------  -----------
  Primary earnings (loss) per common
   share and common share equivalents...  $    1.42  $    0.45    $    1.09      $    0.67     $    (6.87)   $    0.66    $  (12.03)
                                          ---------  ---------  -------------  -------------  ------------  -----------  -----------
                                          ---------  ---------  -------------  -------------  ------------  -----------  -----------
  Fully diluted earnings (loss) per
   common share and common share
   equivalents..........................  $    1.42  $    0.45    $    1.09      $    0.62     $    (6.87)   $    0.66    $  (12.03)
                                          ---------  ---------  -------------  -------------  ------------  -----------  -----------
                                          ---------  ---------  -------------  -------------  ------------  -----------  -----------
Weighted average common shares
 outstanding (in thousands):
  Primary...............................     13,546     14,438       14,623         13,294         13,740       13,764       11,138
  Fully diluted.........................     13,546     14,452       14,623         14,298         13,740       13,764       11,138
                                          ---------  ---------  -------------  -------------  ------------  -----------  -----------
                                          ---------  ---------  -------------  -------------  ------------  -----------  -----------
BALANCE SHEET DATA
  Cash and short-term investments.......  $ 101,134  $  89,488    $  84,610      $  84,034     $   85,415    $  81,635    $ 134,423
  Total assets..........................    208,802    222,457      220,297        227,485        300,568      352,923      373,522
  Working capital.......................    112,172    108,785      110,791         98,715         93,341      133,868      160,816
  Debt obligations......................      3,832      2,295          289            686          2,933        1,891        9,768
  Stockholders' equity..................    109,922     96,817      109,020         83,498         82,306      175,176      159,207

------------------------------

 *Technical expenses of $10.5 million were reclassified to cost of revenues in 1992.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    CERTAIN BENEFICIAL OWNERS. The following table shows information concerning each person who to the best of Control Data's knowledge, was the beneficial owner of more than 5% of Control Data Common Stock as of August 22, 1997.

                                                     AMOUNT AND NATURE
                                                       OF BENEFICIAL     PERCENT OF
       NAME AND ADDRESS OF BENEFICIAL OWNER              OWNERSHIP          CLASS
--------------------------------------------------  -------------------  -----------
CDSI Acquisition Corp. ...........................        11,255,203(1)       89.2%
 1013 Centre Road
 Wilmington, DE 19805
CDSI Holding Corporation .........................        11,255,203(2)       89.2%
 1013 Centre Road
 Wilmington, DE 19805
Welsh, Carson, Anderson & Stowe VII, L.P. ........        11,255,203(2)       89.2%
 320 Park Avenue
 New York, New York 10022
WCAS Capital Partners III, L.P. ..................        11,255,203(2)       89.2%
 320 Park Avenue
 New York, New York 10022

------------------------

(1) Represents sole power to vote and dispose of such Shares. Such Shares are pledged as security for a $128 million loan in connection with the Offer. See "Investor Financing."

(2) Each of the listed entities may be deemed, for certain purposes, to beneficially own the Shares held by CDSI Acquisition Corp.

    MANAGEMENT STOCKHOLDINGS. The following table shows the Control Data Common Stock beneficially owned by each Control Data director, each executive officer named in the Summary Compensation Table and by all directors and executive officers (including the named individuals as a group) as of August 22, 1997.


                                                      AMOUNT AND NATURE OF      PERCENT OF
             NAME OF BENEFICIAL OWNER               BENEFICIAL OWNERSHIP(1)        CLASS
--------------------------------------------------  ------------------------  ---------------
Grant A. Dove.....................................                34,999              0.3%
W. Douglas Hajjar.................................                34,999              0.3%
Patrick J. Welsh..................................            11,255,203(2)          89.2%
Thomas E. McInerney...............................            11,255,203(2)          89.2%
James E. Ousley...................................               351,906              2.7%
Joseph F. Killoran................................               107,620              0.8%
Dieter Porzel.....................................                50,001              0.4%
Ruth A. Rich......................................               103,230              0.8%
Arnold Rutgers....................................                41,849              0.3%
All directors and executive officers as a group
 (12 persons).....................................            12,057,480             89.8%


------------------------

(1) Except as otherwise noted, each person or group named in the table has sole power to vote and dispose of all shares listed for such person or group. Shares not currently outstanding but deemed beneficially owned by virtue of the right of the person to acquire them as of August 22, 1997, or within 60 days of such date (on or before October 21, 1997), are treated as also outstanding only when determining the amount and percent owned by such person or by the group. Shares covered by unexercisable portions of options are not considered outstanding but are subject to the receipt of cash therefor in connection with the Merger. Such additional shares so considered outstanding are as follows: Mr. Dove, 34,999 shares; Mr. Hajjar, 34,999 shares, Mr. Ousley, 351,677 shares; Mr. Killoran, 107,400 shares; Mr. Porzel, 50,001 shares; Ms. Rich, 103,230 shares; Mr. Rutgers, 41,849 shares; all directors and executive officers as a group, 801,828 shares.

(2) Messrs. Welsh and McInerney are general partners of the sole general partner of WCAS VII and managing members of the sole general partner of WCAS CP III and may be deemed, for certain purposes, to beneficially own the shares beneficially owned by such entities

                             AVAILABLE INFORMATION

    Control Data is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy and information statements, and other information with the Commission. The reports, proxy and information statements, and other information filed by Control Data pursuant to the Exchange Act can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661, and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such documents can also be obtained upon payment of the Commission's customary charges by writing to the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains an Internet site on the World Wide Web at -arrow-http://www.sec.gov-arrow- that contains reports, proxy and information statements, and other information.

                       INFORMATION REGARDING CONTROL DATA

    Information concerning Control Data, its business, properties, financial information, and related matters is set forth in (i) Control Data's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, included in Appendix D attached hereto, (ii) Control Data's financial statements for the fiscal year ended December 31, 1996, and the management's discussion and analysis related thereto, included in Appendix E attached hereto, and (iii) Control Data's Quarterly Report on Form 10-Q for the period ended June 30, 1997, included in Appendix F attached hereto.

                             SHAREHOLDER PROPOSALS

    If the Merger is not consummated, any stockholder who wishes to present a proposal for inclusion in the Proxy Statement for action at future Annual Meetings of Stockholders must comply with the rules and regulations of the Commission then in effect. The date by which such proposals must be received by Control Data for inclusion in its Proxy Statement for the 1998 Annual Meeting has not yet been determined. If the Merger is not consummated, Control Data will inform holders of Shares of the date by which such proposals must be received by Control Data for inclusion in Control Data's Proxy Statement for the 1998 Annual Meeting of Stockholders.

                                          By Order of the Board of Directors

                                          By /s/ James E. Ousley


                                          James E. Ousley,
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

                                                                      APPENDIX A

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                           CDSI HOLDING CORPORATION,
                             CDSI ACQUISITION CORP.
                                      AND
                           CONTROL DATA SYSTEMS, INC.

                            DATED AS OF JULY 8, 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS


                                                                                                             PAGE
                                                                                                           ---------
                                                     ARTICLE I
                                                     THE OFFER

SECTION 1.01       The Offer.............................................................................        A-1
SECTION 1.02       Company Action........................................................................        A-2
SECTION 1.03       Directors.............................................................................        A-2

                                                     ARTICLE II
                                                     THE MERGER

SECTION 2.01       The Merger............................................................................        A-3
SECTION 2.02       Effect of the Merger..................................................................        A-3
SECTION 2.03       Consummation of the Merger............................................................        A-3
SECTION 2.04       Certificate of Incorporation; By-Laws; Directors and Officers.........................        A-3
SECTION 2.05       Conversion of Securities..............................................................        A-3
SECTION 2.06       Stock Options.........................................................................        A-4
SECTION 2.07       Payment for Shares....................................................................        A-4
SECTION 2.08       Dissenting Shares.....................................................................        A-5
SECTION 2.09       Dissenting Shares After Payment of Fair Value.........................................        A-5

                                                    ARTICLE III
                                   REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SECTION 3.01       Organization and Qualification........................................................        A-6
SECTION 3.02       Subsidiaries..........................................................................        A-6
SECTION 3.03       Authority Relative to Agreement.......................................................        A-6
SECTION 3.04       Non-Contravention.....................................................................        A-6
SECTION 3.05       Capitalization........................................................................        A-7
SECTION 3.06       SEC Filings...........................................................................        A-7
SECTION 3.07       Financial Statements..................................................................        A-7
SECTION 3.08       Absence of Certain Changes or Events..................................................        A-8
SECTION 3.09       Governmental Approvals................................................................        A-8
SECTION 3.10       Compliance with Laws..................................................................        A-8
SECTION 3.11       Disclosure Documents..................................................................        A-9
SECTION 3.12       Litigation............................................................................        A-9
SECTION 3.13       Software..............................................................................        A-9
SECTION 3.14       Trade Secrets.........................................................................       A-10
SECTION 3.15       Severance Arrangements................................................................       A-10
SECTION 3.16       Taxes.................................................................................       A-10
SECTION 3.17       Employee Benefit Plans................................................................       A-11
SECTION 3.18       Environmental Matters.................................................................       A-11
SECTION 3.19       Customer Relationships................................................................       A-12
SECTION 3.20       Certain Transactions..................................................................       A-12
SECTION 3.21       State Takeover Statute Inapplicable...................................................       A-12
SECTION 3.22       Brokers...............................................................................       A-12

                                                     ARTICLE IV
                                      REPRESENTATIONS AND WARRANTIES OF PARENT

SECTION 4.01       Organization and Qualification........................................................       A-12
SECTION 4.02       Authority Relative to Agreement.......................................................       A-12

                                                                                                             PAGE
                                                                                                           ---------
SECTION 4.03       Non-Contravention.....................................................................       A-13
SECTION 4.04       Governmental Approvals................................................................       A-13
SECTION 4.05       Disclosure Documents..................................................................       A-13
SECTION 4.06       Brokers...............................................................................       A-13
SECTION 4.07       Financing.............................................................................       A-13

                                                     ARTICLE V
                                   REPRESENTATIONS AND WARRANTIES OF ACQUISITION

SECTION 5.01       Organization and Qualification........................................................       A-14
SECTION 5.02       Authority Relative to Agreement.......................................................       A-14
SECTION 5.03       Non-Contravention.....................................................................       A-14
SECTION 5.04       Governmental Approvals................................................................       A-14

                                                     ARTICLE VI
                                                 CERTAIN AGREEMENTS

SECTION 6.01       Conduct of the Company's Business.....................................................       A-14
SECTION 6.02       Stockholder Approval..................................................................       A-16
SECTION 6.03       Access to Information.................................................................       A-16
SECTION 6.04       Further Assurances....................................................................       A-17
SECTION 6.05       Inquiries and Negotiations; Certain Payments..........................................       A-17
SECTION 6.06       Notification of Certain Matters.......................................................       A-18
SECTION 6.07       Indemnification.......................................................................       A-18
SECTION 6.08       Voting of Shares......................................................................       A-19

                                                    ARTICLE VII
                                              CONDITIONS TO THE MERGER

SECTION 7.01       Conditions to the Merger Relating to Parent and Acquisition...........................       A-19
SECTION 7.02       Conditions to the Merger Relating to the Company......................................       A-19

                                                    ARTICLE VIII
                                            TERMINATION AND ABANDONMENT

SECTION 8.01       Termination and Abandonment...........................................................       A-20
SECTION 8.02       Effect of Termination.................................................................       A-20

                                                     ARTICLE IX
                                                   MISCELLANEOUS

SECTION 9.01       Nonsurvival of Representations and Warranties.........................................       A-20
SECTION 9.02       Expenses, Etc.........................................................................       A-21
SECTION 9.03       Publicity.............................................................................       A-21
SECTION 9.04       Execution in Counterparts.............................................................       A-21
SECTION 9.05       Notices...............................................................................       A-21
SECTION 9.06       Waivers...............................................................................       A-22
SECTION 9.07       Entire Agreement......................................................................       A-22
SECTION 9.08       Applicable Law........................................................................       A-22
SECTION 9.09       Binding Effect, Benefits..............................................................       A-22
SECTION 9.10       Assignability.........................................................................       A-22
SECTION 9.11       Amendments............................................................................       A-23

                          AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER, dated as of July 8, 1997, among CDSI HOLDING CORPORATION, a Delaware corporation ("Parent"), CDSI ACQUISITION CORP., a Delaware corporation and a wholly-owned subsidiary of Parent ("Acquisition"), and CONTROL DATA SYSTEMS, INC., a Delaware corporation (the "Company"). The Company and Acquisition are hereinafter sometimes referred to as the "Constituent Corporations" and the Company as the "Surviving Corporation."

    WHEREAS the respective Boards of Directors of Parent, Acquisition and the Company have each approved, upon the terms and subject to the conditions hereinafter provided, the acquisition of the Company by Acquisition pursuant to a tender offer by Acquisition for all the outstanding shares of Common Stock, $.01 par value ("Company Common Stock"), of the Company, followed by a merger of Acquisition with and into the Company;

    NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, agreements and conditions contained herein, and in order to set forth the terms and conditions of the Merger and the mode of carrying the same into effect, the parties hereto hereby agree as follows:

                                   ARTICLE I
                                   THE OFFER

    SECTION 1.01 THE OFFER. (a) Provided that nothing shall have occurred that, had the Offer referred to below been commenced, would give rise to a right to terminate the Offer under any of the conditions set forth in Annex I hereto, Acquisition shall, as promptly as practicable after the date hereof, but in no event later than five business days following the public announcement of the terms of this Agreement, commence an offer (the "Offer") to purchase all of the outstanding shares (the "Shares" of Company Common Stock at a price of $20.25 per Share, net to the seller in cash (or at such higher price as Acquisition, in its sole discretion, elects to offer), but subject to any withholding required by law. The Offer shall be subject to the condition that there shall be validly tendered prior to the expiration date of the Offer and not withdrawn a number of Shares representing at least 51% of the Shares outstanding on a fully diluted basis (the "Minimum Condition") and to the other conditions set forth in Annex I hereto. For purposes of determining the Minimum Condition, (i) Shares tendered subject to guaranteed delivery shall not be considered validly tendered unless and until delivery shall have been completed and (ii) Shares outstanding on a fully-diluted basis shall mean all Shares actually outstanding plus all Shares issuable upon exercise, conversion or exchange of then-outstanding options, warrants and other rights to purchase, or other securities convertible into or exchangeable for, Company Common Stock, including any Shares issuable pursuant to the Company Stock Purchase Plan or the Company Stock Option Plan (each as defined in Section 3.05). Acquisition expressly reserves the right to waive the Minimum Condition or any of the other conditions to the Offer and to make any change in the terms or conditions of the Offer; PROVIDED that no change may be made that changes the form of consideration to be paid or decreases the price per Share or the number of Shares sought in the Offer or which imposes conditions to the Offer in addition to those set forth in Annex I.

    (b) As soon as practicable on the date of commencement of the Offer, Acquisition shall file with the Securities and Exchange Commission ("SEC") a Tender Offer Statement on Schedule 14D-1 with respect to the Offer which will contain the offer to purchase and form of the related letter of transmittal (together with any supplements or amendments thereto, collectively the "Offer Documents"). Acquisition and the Company each agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect. Acquisition agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents prior to their being filed with the SEC.

    SECTION 1.02 COMPANY ACTION. (a) The Company hereby consents to the Offer and represents that its Board of Directors, at a meeting duly called and held, has (i) unanimously determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger (as defined in Section 2.01), are fair to and in the best interest of the Company's stockholders, (ii) unanimously approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, which approval constituted approval of the Offer, the Merger and this Agreement for purposes of Sections 203 and 251 of the General Corporation Law of the State of Delaware (the "Delaware GCL"), and (iii) unanimously resolved to recommend acceptance of the Offer and approval and adoption of this Agreement and the Merger by its stockholders. The Company further represents that Cowen & Company has delivered to the Company's Board of Directors its written opinion that, as of the date of such opinion, the consideration to be paid in the Offer and the Merger is fair to the holders of Shares (other than Parent and its affiliates) from a financial point of view. The Company has been advised that all of its directors and executive officers intend either to tender their Shares pursuant to the Offer or to vote in favor of the Merger. The Company will promptly furnish Acquisition with a list of its stockholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories, in each case true and correct as of the most recent practicable date, and will provide to Acquisition such additional information (including, without limitation, updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Acquisition may reasonably request in connection with the Offer.

    (b) As soon as practicable on the day that the Offer is commenced, the Company will file with the SEC a Solicitation/ Recommendation Statement on
Schedule 14D-9 (the "Schedule 14D-9"), which shall reflect the recommendations of the Company's Board of Directors referred to above. The Company and Acquisition each agree promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect. The Company agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Parent, Acquisition and their counsel shall be given an opportunity to review and comment on the Schedule 14D-9 prior to its being filed with the SEC.

    SECTION 1.03 DIRECTORS. (a) Effective upon the acceptance for payment by Acquisition of, and deposit by Acquisition with the depositary for the Offer of funds sufficient to make payment for, a majority of the outstanding Shares pursuant to the Offer, Acquisition shall be entitled to designate the number of directors, rounded up to the next whole number, on the Company's Board of Directors that equals the product of (i) the total number of directors on the Company's Board of Directors (giving effect to the election of any additional directors pursuant to this Section) and (ii) the percentage that the number of Shares owned by Acquisition (including Shares accepted for payment and for which deposit has been made as aforesaid) bears to the total number of Shares outstanding, and the Company shall take all action necessary to cause Acquisition's designees to be elected or appointed to the Company's Board of Directors, including, without limitation, increasing the number of directors and seeking and accepting resignations of incumbent directors. At such times, the Company will use its best efforts to cause individuals designated by Acquisition to constitute the same percentage as such individuals represent on the Company's Board of Directors of (A) each committee of the Board (other than any committee of the Board established to take action under this Agreement), (B) each board of directors of each Subsidiary (as defined in Section 3.02) and (C) each committee of each such board. Notwithstanding the foregoing, at all times prior to the Effective Time the Board shall include at least two directors in office as of the date hereof who are not employees of the Company or any of its subsidiaries or affiliates of Parent or Acquisition (any such director remaining in office being a "Continuing Director").

    (b) The Company's obligations to appoint designees to the Board of Directors shall be subject to Section 14(f) of the Exchange Act (as defined in Section 3.06) and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 to fulfill its obligations under this Section 1.03. Acquisition will supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.

                                   ARTICLE II
                                   THE MERGER

    SECTION 2.01 THE MERGER. As promptly as reasonably practicable after consummation of the Offer, subject to the terms and conditions of this Agreement, at the Effective Time (as hereinafter defined), in accordance with this Agreement and the Delaware GCL, Acquisition shall be merged with and into the Company (the "Merger"), the separate existence of Acquisition (except as it may be continued by operation of law) shall cease, and the Company shall continue as the surviving corporation.

    SECTION 2.02 EFFECT OF THE MERGER. Upon the effectiveness of the Merger, the Surviving Corporation shall succeed to and assume all the rights and obligations of the Company and Acquisition in accordance with the Delaware GCL and the Merger shall otherwise have the effects set forth in Section 259 of the Delaware GCL.

    SECTION 2.03 CONSUMMATION OF THE MERGER. As soon as practicable after the satisfaction or waiver of the conditions to the obligations of the parties to effect the Merger set forth herein, provided that this Agreement has not been terminated previously, the parties hereto will cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a properly executed certificate of merger in accordance with the Delaware GCL, which shall be effective upon filing or on such later date as may be specified therein (the time of such effectiveness being the "Effective Time").

    SECTION 2.04  CERTIFICATE OF INCORPORATION; BY-LAWS; DIRECTORS AND
OFFICERS. The Certificate of Incorporation of Acquisition in effect at the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter amended in accordance with the provisions thereof and as provided by the Delaware GCL. The By-Laws of Acquisition in effect at the Effective Time shall be the By-Laws of the Surviving Corporation, until thereafter amended in accordance with the provisions thereof and the Certificate of Incorporation of the Surviving Corporation and as provided by the Delaware GCL. From and after the Effective Time and until their respective successors are duly elected or appointed and qualified, (a) the directors of Acquisition at the Effective Time shall be the directors of the Surviving Corporation and (b) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

    SECTION 2.05 CONVERSION OF SECURITIES. By virtue of the Merger and without any action on the part of either Constituent Corporation or any holder of the capital stock thereof, at the Effective Time:

        (a) Each share of Common Stock, $.01 par value, of Acquisition issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation;

        (b) Each share of Company Common Stock that is held in the treasury of the Company or of any Subsidiary, or by Parent, Acquisition or any of their subsidiaries, shall be canceled and retired and no consideration shall be paid or delivered in exchange therefor; and

        (c) Each remaining share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares, as defined in Section 2.08) shall be converted into the right to receive an amount in cash, without interest, equal to the $20.25 or any higher price paid for each Share in the Offer (the "Merger Consideration").

    SECTION 2.06 STOCK OPTIONS. (a) All stock options outstanding at the Effective Time under the Company Stock Option Plan (as defined in Section 3.05) shall, whether or not exercisable or vested, become fully exercisable and vested, and each holder of an option thereunder shall be entitled to receive from the Company, as of the Effective Time, for each share of Company Common Stock subject to an option an amount in cash in cancellation of such option equal to the excess, if any, of the Merger Consideration over the per share exercise price of such option, subject to applicable withholding, if any. The Company Stock Option Plan and all options issued and outstanding thereunder shall terminate effective as of the Effective Time.

    (b) Immediately prior to the Effective Time, all options outstanding under the Company Stock Purchase Plan (as defined in Section 3.05) shall become exercisable to the extent of payroll deductions accumulated by participants as of such date, and each participant shall be deemed to have purchased the number of whole Shares subject to the options held by such participant at a per Share price determined pursuant to the provisions of the Company Stock Purchase Plan, and each participant shall receive a cash payment equal to the balance, if any, of such accumulated payroll deductions remaining after the deemed purchase of such Shares. As of the Effective Time, each participant shall receive, for each Share such participant is deemed to have purchased, the Merger Consideration. The Company Stock Purchase Plan and all options issued and outstanding thereunder shall terminate effective as of the Effective Time.

    SECTION 2.07 PAYMENT FOR SHARES. (a) Prior to the Effective Time, Parent shall designate a bank or trust company to act as exchange agent (the "Exchange Agent") for the purpose of exchanging certificates representing Shares for the Merger Consideration. At the Effective Time, Parent and Acquisition shall cause such funds as are required for the conversion of the Shares pursuant to Section 2.05(c) hereof (the "Exchange Fund") to be deposited with the Exchange Agent.

    (b) Promptly after the Effective Time, the Surviving Corporation shall instruct the Exchange Agent to mail to each holder of record of one or more shares of Company Common Stock, (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the certificates that immediately prior to the Effective Time represented outstanding Shares (each, a "Certificate") shall pass, only upon proper delivery of the Certificate to the Exchange Agent and have such other provisions as Parent shall specify, and (ii) instructions for use in effecting the surrender of the Certificates in exchange for Merger Consideration. Until surrendered as contemplated by this
Section 2.07, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration. No interest will be paid or accrued on the Merger Consideration.

    (c) Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration payable in respect of the Shares previously represented by such Certificate, after giving effect to any applicable withholding tax, and the Certificate so surrendered shall forthwith be canceled.

    (d) If Merger Consideration is to be paid to any person other than the person in whose name the Certificates for Shares surrendered for conversion are registered, it shall be a condition of the payment that such Certificates be properly endorsed and the signatures thereon properly guaranteed and otherwise in proper form for transfer and that the person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required by reason of the delivery of Merger Consideration to a person other than the registered holder of such Certificate, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

    (e) Any portion of the Exchange Fund held by the Exchange Agent for delivery pursuant to this Section 2.07 and unclaimed at the end of six months after the Effective Time shall be repaid or redelivered to Parent, upon demand, and any holders of Certificates who have not theretofore complied with this Section 2.07 shall, subject to applicable law, thereafter look only to the Surviving Corporation for payment of the Merger Consideration in respect of such holders' Shares. Notwithstanding the foregoing, none of Parent, the Surviving Corporation or the Exchange Agent shall be liable to any holder of Shares of Company Stock for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law. Any amounts unclaimed by holders of Shares two years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become the property of any governmental entity) shall, to the extent permitted by applicable law, become the property of the Surviving Corporation free and clear of any claims or interest of any person previously entitled thereto.

    (f) The Exchange Agent shall invest any cash in the Exchange Fund, as directed by Parent, in (i) direct obligations of the United States of America,
(ii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest or (iii) commercial paper rated, at the time of purchase, in either of the two highest quality categories by both Moody's Investors Services Inc. and Standard & Poor's Ratings Group, a division of McGraw-Hill, Inc., and any net earnings with respect thereto shall be paid to Parent as and when requested by Parent. In the event the Exchange Fund shall realize a loss on any such investment, Parent shall promptly thereafter deposit in the Exchange Fund cash in an amount sufficient to enable the Exchange Fund to satisfy all remaining obligations originally contemplated to be paid out of the Exchange Fund.

    (g) At and after the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registrations of transfers of shares of Company Common Stock thereafter on the records of the Company. If, after the Effective Time, Certificates are presented to the Surviving Corporation, Parent or the Exchange Agent for any reason, they shall be canceled and exchanged for Merger Consideration as provided in this Section 2.07.

    SECTION 2.08 DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and that are held by stockholders who have not voted such Shares in favor of the approval and adoption of this Agreement and who shall have delivered a written demand for appraisal of such shares in the manner provided in Section 262 of the Delaware GCL ("Dissenting Shares") shall not be converted into the right to receive the Merger Consideration, but the holders of such Shares shall be entitled to payment of the appraised value of such Shares in accordance with the provisions of Section 262 of the Delaware GCL; PROVIDED, HOWEVER, that (i) if any holder of Dissenting Shares shall subsequently deliver a written withdrawal of such holder's demand for appraisal of such shares (with the written approval of the Surviving Corporation, if such withdrawal is not tendered within 60 days after the Effective Time), or (ii) if any holder fails to perfect or loses such holder's appraisal rights as provided in Section 262 of the Delaware GCL, or (iii) if any holder of Dissenting Shares fails to demand payment within the time period provided in Section 262 of the Delaware GCL, such holder shall forfeit the right to appraisal of such shares and such shares shall thereupon be deemed to have been converted into, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon. The Company shall give Acquisition prompt notice of any demands received by the Company for appraisal of Shares, and the Company shall not, except with the written consent of Acquisition, make any payment with respect to, or settle or offer to settle, any such demands.

    SECTION 2.09 DISSENTING SHARES AFTER PAYMENT OF FAIR VALUE. Dissenting Shares, if any, shall be canceled after payments of fair value in respect thereto have been made to dissenting stockholders of the Company pursuant to the Delaware GCL.

                                  ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company represents and warrants to Parent and Acquisition as follows:

    SECTION 3.01 ORGANIZATION AND QUALIFICATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own or lease and operate its properties and assets and to carry on its business as it is now being conducted. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect (as hereinafter defined) on the Company. As used herein, "Material Adverse Effect" shall mean, with respect to any party, a material adverse effect on the business, assets, condition (financial or other) or operating results of such party and its subsidiaries, taken as a whole.

    SECTION 3.02 SUBSIDIARIES. (a) Except for shares of the Subsidiaries (as hereinafter defined), and except as set forth in Section 3.02 of the Disclosure Schedule delivered by the Company to Parent and Acquisition on the date hereof (the "Disclosure Schedule"), the Company does not own of record or beneficially, directly or indirectly, (i) any shares of outstanding capital stock or securities convertible into capital stock of any other corporation or (ii) any participating interest in any partnership, joint venture or other non-corporate business enterprise. Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as it is now being conducted. Each Subsidiary is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect on the Company. Each Subsidiary and its jurisdiction of formation is identified in Section 3.02 of the Disclosure Schedule.

    (b) Except as set forth in Section 3.02 of the Disclosure Schedule, all the outstanding shares of capital stock of each Subsidiary are validly issued, fully paid and nonassessable and are owned by the Company or by a wholly-owned Subsidiary of the Company, free and clear of any liens, claims, charges, encumbrances or adverse claims, and there are no proxies outstanding or restrictions on voting with respect to any such shares.

    (c) For purposes of this Agreement, the term "Subsidiary" shall mean any corporation or other business entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time owned by the Company and/or one or more other Subsidiaries.

    SECTION 3.03 AUTHORITY RELATIVE TO AGREEMENT. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by the Company's Board of Directors, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the transactions contemplated hereby, other than the approval and adoption of this Agreement by a majority of the stockholders of the Company. This Agreement has been duly executed and delivered by the Company and, subject to such stockholder approval, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

    SECTION 3.04 NON-CONTRAVENTION. Except as set forth in Section 3.04 of the Disclosure Schedule, the execution and delivery of this Agreement by the Company do not and the consummation by the Company of the transactions contemplated hereby will not (i) conflict with any provision of the Amended and Restated Certificate of Incorporation or By-Laws of the Company; (ii) result (with the giving of notice or the lapse of time or both) in any violation of or default or loss of a benefit under, or permit the acceleration of any obligation under, any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any Subsidiary or their respective properties; or (iii) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any asset of the Company or any Subsidiary; other than (in the cases of clauses (ii) and (iii) above) such as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company.

    SECTION 3.05 CAPITALIZATION. The authorized capital stock of the Company consists of (i) 50,000,000 shares of Company Common Stock, and (ii) 5,000,000 shares of preferred stock, $.01 par value ("Preferred Stock"). As of July 7, 1997, 12,622,359 shares of Company Common Stock are issued and outstanding, all of which were duly and validly issued, fully paid and nonassessable, and no shares of Preferred Stock are outstanding or have ever been issued. Except for options to purchase an aggregate 1,688,490 shares of Company Common Stock granted pursuant to the Company's 1992 Equity Incentive Plan (the "Company Stock Option Plan"), and options to purchase, depending on the extent of payroll deductions, up to an aggregate 65,000 shares of Company Common Stock granted pursuant to the Company's 1993 Employee Stock Purchase Plan (the "Company Stock Purchase Plan"), no subscription, warrant, option, convertible security, stock appreciation or other right (contingent or other) to purchase or acquire, or any securities convertible into or exchangeable for, any shares of any class of capital stock of the Company or any Subsidiary is authorized or outstanding and there is not any commitment of the Company or any Subsidiary to issue any shares, warrants, options or other such rights or to distribute to holders of any class of its capital stock any evidences of indebtedness or assets. Neither the Company nor any Subsidiary has any obligation (contingent or other) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof.

    SECTION 3.06 SEC FILINGS. The Company has provided to Parent and Acquisition true and complete copies of (i) the Annual Reports of the Company on Form 10-K for the years ended December 31, 1994, 1995 and 1996, (ii) the Quarterly Report of the Company on Form 10-Q for the three months ended March 31, 1997, (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of the Company since January 1, 1994, and (iv) all other reports, statements and registration statements filed by the Company with the SEC since January 1, 1994 (collectively, the "Company SEC Filings"). The Company SEC Filings (including, without limitation, any financial statements or schedules included therein) (i) were prepared in compliance with the requirements of the Securities Act of 1933, as amended (the "Securities Act") or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, in all material respects and
(ii) did not at the time of filing (or if amended, supplemented or superseded by a filing prior to the date hereof, on the date of that filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Subsidiaries is required to file any forms, reports or other documents with the SEC.

    SECTION 3.07 FINANCIAL STATEMENTS. The consolidated financial statements of the Company included in the Company SEC Filings have been prepared in accordance with generally accepted accounting principles consistently applied and consistent with prior periods, subject, in the case of unaudited interim consolidated financial statements, to year-end adjustments (which consist of normal recurring accruals) and the absence of certain footnote disclosures. The consolidated balance sheets of the Company included in the Company SEC Filings fairly present in all material respects the financial position of the Company and the Subsidiaries as of their respective dates, and the related consolidated statements of operations, stockholders' equity and cash flows included in the Company SEC Filings fairly present in all material respects the results of operations of the Company and the Subsidiaries for the respective periods then ended, subject, in the case of unaudited interim financial statements, to year-end adjustments (which consist of normal recurring accruals) and the absence of certain footnote disclosures.

    SECTION 3.08  ABSENCE OF CERTAIN CHANGES OR EVENTS.  Except as set forth in
Section 3.08 of the Disclosure Schedule, since December 31, 1996, neither the Company nor any Subsidiary has (i) issued any stock, bonds or other corporate securities, (ii) borrowed any material amount or incurred any material liabilities (absolute or contingent), except in the ordinary course of business,
(iii) discharged or satisfied any material lien or incurred or paid any material obligation or liability (absolute or contingent) other than current liabilities shown on the consolidated balance sheet of the Company and the Subsidiaries as of December 31, 1996 and current liabilities incurred since the date of such balance sheet in the ordinary course of business, (iv) declared or made any payment or distribution to stockholders or purchased or redeemed any shares of its capital stock or other securities, (v) mortgaged, pledged or subjected to lien any of its material assets, tangible or intangible, other than liens for current real property taxes not yet due and payable (and liens that, individually and in the aggregate, could not materially impair the use or value of the assets subject thereto), (vi) sold, assigned or transferred any of its tangible assets, or canceled any debts or claims, except in the ordinary course of business, in immaterial amounts or as otherwise contemplated hereby, (vii) sold, assigned or transferred any patents, trademarks, trade names, copyrights, trade secrets or other intangible assets, (viii) made any changes in officer or executive compensation, (ix) agreed, in writing or otherwise, to take any of the actions listed in clauses (i) through (viii) above, (x) suffered any Material Adverse Effect or waived any rights of substantial value, whether or not in the ordinary course of business, or (xi) entered into any transaction, except in the ordinary course of business or as otherwise contemplated hereby; which, with respect to any of the above, was or would reasonably be expected to be material to any of the three business segments described in the Company's annual report to stockholders for the year ended December 31, 1996 (each, a "Business Segment").

    SECTION 3.09 GOVERNMENTAL APPROVALS. No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state, local or foreign governmental or regulatory authority is required to be made or obtained by the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (i) compliance by the Company with the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), (ii) filings pursuant to the Exchange Act and the rules and regulations promulgated by the SEC thereunder, as contemplated by Sections 1.02 and 6.02 hereof, (iii) the filing of a certificate of merger with the Secretary of State of the State of Delaware in accordance with the Delaware GCL, (iv) such as are listed in
Section 3.09 of the Disclosure Schedule and (v) such consents, approvals, orders or authorizations which if not obtained, or registrations, declarations or filings which if not made, would not materially adversely affect the ability of the Company to consummate the transactions contemplated hereby or the ability of the Surviving Corporation or any Business Segment to conduct its business after the Effective Time substantially as currently conducted by the Company or such Business Segment.

    SECTION 3.10 COMPLIANCE WITH LAWS. Except as set forth in Section 3.10 of the Disclosure Schedule, neither the Company nor any Subsidiary is in default under or in violation of any order of any court, governmental authority or arbitration board or tribunal to which the Company or such Subsidiary is or was subject or in violation of any laws, ordinances, governmental rules or regulations (including, but not limited to, those relating to export controls, labor and employment matters and foreign corrupt practices) to which the Company or any Subsidiary is or was subject, except for such defaults or violations that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Except as set forth in said Section 3.10, neither the Company nor any Subsidiary has failed to obtain any licenses, permits, franchises or other governmental authorizations necessary to the ownership of its properties or to the conduct of its business, which failure would reasonably be expected to have a Material Adverse Effect, and, after giving effect to the transactions contemplated hereby, all such licenses, permits, franchises and other governmental authorizations will continue to be valid and in full force and effect, except where the failure to have such licenses, permits, franchises and other governmental authorizations would not reasonably be expected to have a Material Adverse Effect on the Company.

    SECTION 3.11 DISCLOSURE DOCUMENTS. (a) Each document required to be filed by the Company with the SEC in connection with the transactions contemplated hereby (collectively, the "Company Disclosure Documents"), including, without limitation, the Schedule 14D-9, the Proxy Statement (as defined in Section 6.03 hereof), if any, and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the requirements of the Exchange Act.

    (b) The Proxy Statement (as defined in Section 6.02 hereof) will not (i) at the time it or any amendment or supplement is first mailed to stockholders of the Company, at the time such stockholders vote on adoption of this Agreement and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or (ii) at the time of such stockholder vote or at the Effective Time, omit any information necessary to correct any statement that has become materially false or misleading in any earlier communication with respect to the solicitation of any proxy for such meeting. At the time of the filing of any Company Disclosure Document other than the Proxy Statement and at the time of distribution thereof, such Company Disclosure Document will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation is made by the Company with respect to information supplied by Parent or Acquisition specifically for inclusion in the Proxy Statement or any other Company Disclosure Document that relates to Parent or any affiliate or associate of Parent.

    (c) The information with respect to the Company or any Subsidiary that the Company furnishes to Parent in writing specifically for use in the Offer Documents, or that is incorporated therein by reference to any of the Company SEC Filings, will not, at the time of the filing of the Offer Documents, at the time of any distribution thereof and at the time of the consummation of the Offer, contain any untrue statement of a material fact or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

    SECTION 3.12 LITIGATION. Except as set forth in Section 3.12 of the Disclosure Schedule, there is no action, suit, investigation, proceeding or claim pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary, or their respective properties or rights, before any governmental body or arbitration board or tribunal, either alone or together with other similar actions, the outcome of which would reasonably be expected to have a Material Adverse Effect on the Company.

    SECTION 3.13 SOFTWARE. (a) Except as set forth in Section 3.13(a) of the Disclosure Schedule, the Company and each of the Subsidiaries has valid licenses to all copies of all software that is not owned by it and is used by it in connection with the conduct of its business ("Third Party Software"), and the use by the Company or such Subsidiary of such Third Party Software, including without limitation all modifications and enhancements thereto (whether or not created by the Company), complies with such license (except for such noncompliance as could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on the Company). Except as set forth in Section 3.13(a) of the Disclosure Schedule, the Company owns all right, title and interest in and to all software marketed or licensed by the Company and the Subsidiaries to customers or held for use or in development for marketing and licensing to customers (collectively, the "Proprietary Software").

    (b) Except as set forth in Section 3.13(b) of the Disclosure Schedule, to the Company's knowledge, none of the Third Party Software or Proprietary Software, no use thereof by the Company or any Subsidiary, and no permitted use thereof by any licensee infringes upon or violates any patent, copyright, trade secret or other intellectual property right of any person or entity. No claim or demand with respect to any such infringement or violation has been made or, to the knowledge of the Company, threatened.

    (c) To the knowledge of the Company, there are no viruses in the Proprietary Software and there are no defects in the Proprietary Software that would prevent such software from performing in all material respects the tasks and functions that it was intended to perform except those that can be cured without a Material Adverse Effect on the Company.

    SECTION 3.14 TRADE SECRETS. No third party has claimed or notified the Company or any Subsidiary that any person employed by or otherwise affiliated with the Company or any Subsidiary has, in respect of his or her activities to date, violated any of the terms or conditions of his or her employment contract with any third party, or disclosed or utilized any trade secrets or proprietary information or documentation of any third party, or interfered in the employment relationship between any third party and any of its employees, and to the knowledge of the Company, no person employed by or otherwise affiliated with the Company or any Subsidiary has employed any trade secrets or any information or documentation proprietary to any former employer, or violated any confidential relationship which such person may have had with any third party, in connection with the development or sale of any products of the Company or any Subsidiary.

    SECTION 3.15 SEVERANCE ARRANGEMENTS. Except as set forth in Section 3.15 of the Disclosure Schedule, neither the Company nor any Subsidiary is party to any agreement with any employee (i) the benefits of which (including, without limitation, severance benefits) are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any Subsidiary of the nature of any of the transactions contemplated by this Agreement or (ii) providing severance benefits in excess of those generally available under the Company's severance policies as in effect on the date hereof (which are described in Section 3.15 of the Disclosure Schedule), or which are conditioned upon a change of control, after the termination of employment of such employees regardless of the reason for such termination of employment. Except as set forth in Section 3.15 of the Disclosure Schedule, neither the Company nor any Subsidiary is a party to any employment agreement or compensation guarantee extending for a period longer than one year from the date hereof.

    SECTION 3.16 TAXES. (a) Except as set forth in Section 3.16 of the Disclosure Schedule, each of the Company, the Subsidiaries and any affiliated, combined or unitary group of which any such corporation is or was a member has
(i) timely filed all Federal, state, local and foreign returns, declarations, reports, estimates, information returns and statements ("Returns") required to be filed by it in respect of any Taxes (as hereinafter defined), which Returns correctly reflect the facts regarding the income, business, assets, operations, activities and status of the Company and the Subsidiaries, (ii) timely paid or withheld all Taxes that are due and payable with respect to the Returns referred to in clause (i) (other than Taxes that are being contested in good faith by appropriate proceedings and are adequately reserved for in the Company's most recent consolidated financial statements described in Section 3.07 hereof),
(iii) established reserves that are adequate for the payment of all Taxes not yet due and payable with respect to the results of operations of the Company and the Subsidiaries through the date hereof, and (iv) to the knowledge of the Company, complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has timely withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over.

    (b) Except as set forth in Section 3.16 of the Disclosure Schedule, (i) there is no deficiency, claim, audit, action, suit, proceeding, or investigation now pending or, to the knowledge of the Company, threatened against or with respect to the Company or any Subsidiary in respect of any Taxes; and (ii) there are no requests for rulings or determinations in respect of any Taxes pending between the Company or any Subsidiary and any taxing authority.

    (c) Except as set forth in Section 3.16 of the Disclosure Schedule, neither the Company nor any Subsidiary has executed or entered into (or prior to the Effective Time will execute or enter into) with the

Internal Revenue Service or any taxing authority (i) any agreement or other document extending or having the effect of extending the period for assessments or collection of any Taxes for which the Company or any Subsidiary would be liable or (ii) a closing agreement pursuant to Section 7121 of the Internal Revenue Code of 1986, as amended (the "Code"), or any predecessor provision thereof or any similar provision of foreign, state or local Tax law that relates to the assets or operations of the Company or any Subsidiary.

    (d) For purposes of this Agreement, "Tax" (and with correlative meaning, "Taxes") shall mean all federal, state, local, foreign or other taxing authority net income, franchise, sales, use, ad valorem, property, payroll, withholding, excise, severance, transfer, employment, alternative or add-on minimum, stamp, occupation, premium, environmental or windfall profits taxes, and other taxes, charges, fees, levies, imposts, customs, duties, licenses or other assessments, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority.

    SECTION 3.17 EMPLOYEE BENEFIT PLANS. (a) Except as set forth in Section 3.17(a) of the Disclosure Schedule, each of the Company and the Subsidiaries has complied and currently is in compliance in all material respects, both as to form and operation, with the applicable provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Code, with respect to each "employee benefit plan" as defined under Section 3(3) of ERISA ("Plan") which the Company or any Subsidiary (i) has ever adopted, maintained, established or to which any of the same has been required to contribute to or has ever contributed or (ii) currently maintains or to which any of the same currently contributes or is required to contribute or (iii) currently participates in or is required to participate in.

    (b) Except as set forth in Section 3.17(b) of the Disclosure Schedule, neither the Company nor any Subsidiary has ever maintained, adopted or established, contributed or been required to contribute to, or otherwise participated in or been required to participate in, a "multiemployer plan" (as defined in Section 3(37) of ERISA). No amount is due or owing from the Company or any of its subsidiaries on account of a multiemployer plan or on account of any withdrawal therefrom.

    (c) Notwithstanding anything else set forth herein, other than routine claims for benefits and liability for premiums due to the Pension Benefit Guaranty Corporation and underfunded pension liabilities previously disclosed to Parent, neither the Company nor any Subsidiary has incurred any material liability with respect to a Plan that is currently due and owing and has not yet been satisfied, including without limitation under ERISA (including without limitation Title I or Title IV thereof), the Code or other applicable law, and, to the knowledge of the Company, no event has occurred and no condition or set of circumstances currently exists (other than the accrual of benefits under the normal terms of the Plans), that would reasonably be expected to result in the imposition of any material liability on the Company or any Subsidiary with respect to a Plan, including without limitation under ERISA (including without limitation Title I or Title IV of ERISA), the Code or other applicable law with respect to a Plan.

    (d) Except as required by applicable law or as set forth in Section 3.17(d) of the Disclosure Schedule, neither the Company nor any Subsidiary has committed itself, orally or in writing, (x) to provide or cause to be provided to any person any payments or provision of any "welfare" or "pension" benefits (as defined in Sections 3(1) and 3(2) of ERISA) in addition to, or in lieu of, those payments or benefits set forth under any Plan, (y) to continue the payment of, or accelerate the payment of, benefits under any Plan, except as expressly set forth thereunder or (z) to provide or cause to be provided any severance or other post-employment benefit, salary continuation, termination, disability, death, retirement, health or medical benefit to any person (including without limitation any former or current employee) except as set forth under any Plan.

    SECTION 3.18 ENVIRONMENTAL MATTERS. The Company and each Subsidiary conducts its business and operations in compliance with all applicable environmental laws, ordinances and regulations, and neither the Company nor any Subsidiary has received notice of any claim, action, suit, proceeding, hearing or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, or hazardous or toxic material or waste (collectively, an "Environmental Event") by the Company or any Subsidiary, except for such as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. To the knowledge of the Company, no notice of any Environmental Event was given to any person or entity that occupied any of the premises occupied by or used by the Company or any Subsidiary prior to the date such premises were so occupied. Without limiting the generality of the foregoing, to the knowledge of the Company, neither the Company nor any Subsidiary has disposed of or placed on or in any property or facility used in its business any waste materials, hazardous materials or hazardous substances in violation of law.

    SECTION 3.19 CUSTOMER RELATIONSHIPS. Neither the Company nor any Subsidiary has, since December 31, 1996, lost, or been notified that it will lose or suffer material diminution in, and to the knowledge of the Company no representative of any customer has notified the Company or any Subsidiary that in the event of a change of ownership of the Company such as contemplated by this Agreement the Company or any Subsidiary would, lose or suffer material diminution in, its relationship with any customer or customers that are, individually or in the aggregate, material to the Company or any Business Segment.

    SECTION 3.20 CERTAIN TRANSACTIONS. Except as disclosed in the Company SEC Filings or as set forth in Section 3.20 of the Disclosure Schedule, there are no existing or proposed material transactions or arrangements between the Company or any Subsidiary and (i) any person or entity controlling or under common control with the Company or (ii) Ceridian Corporation or any of its subsidiaries or affiliates.

    SECTION 3.21 STATE TAKEOVER STATUTE INAPPLICABLE. The Board of Directors of the Company has approved the Offer, the Merger Agreement and the Merger in accordance with paragraph (a)(1) of Section 203 of the Delaware GCL.

    SECTION 3.22 BROKERS. No person is entitled to any brokerage or finder's fee or commission in connection with the transactions contemplated by this Agreement as a result of any action taken by or on behalf of the Company. Cowen & Company, pursuant to an engagement letter dated June 20, 1997, a copy of which has been furnished to Parent, has performed services to the Company and is entitled to compensation from the Company in connection with the transactions contemplated hereby, including its fairness opinion with respect thereto.

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF PARENT

    Parent represents and warrants to the Company as follows:

    SECTION 4.01 ORGANIZATION AND QUALIFICATION. (a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own or lease and operate its properties and assets and to carry on its business as it is now being conducted. Parent is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect on Parent.

    (b) Since the date of its incorporation, Parent has not engaged in any activity other than in connection with or as contemplated by this Agreement, the Offer and the Merger or in connection with arranging financing required to consummate the transactions contemplated hereby.

    SECTION 4.02 AUTHORITY RELATIVE TO AGREEMENT. Parent has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby have been duly authorized by the Board of Directors of Parent, and no other corporate proceedings on the part of Parent (including, without limitation, any action by its stockholders) are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms.

    SECTION 4.03 NON-CONTRAVENTION. The execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby will not (i) conflict with any provision of the Certificate of Incorporation or By-Laws of Parent or (ii) result (with the giving of notice or the lapse of time or both) in any violation of or default or loss of a benefit under, or permit the acceleration of any obligation under, any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of its properties, other than any such violation, default, loss or acceleration that would not materially adversely affect the ability of Parent to consummate the transactions contemplated hereby.

    SECTION 4.04 GOVERNMENTAL APPROVALS. No consent, approval, order or authorization of, or registration, declaration or filing with, any Federal, state, local or foreign governmental or regulatory authority is required to be made or obtained by Parent in connection with the execution and delivery of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby, except for (i) compliance by Parent with the HSR Act, (ii) filings pursuant to the Exchange Act and the rules and regulations promulgated by the SEC thereunder, as contemplated by Sections 1.01 and 6.02 hereof, (iii) the filing of a certificate of merger with the Secretary of State of the State of Delaware in accordance with the Delaware GCL, and (iv) such consents, approvals, orders or authorizations which if not obtained, or registrations, declarations or filings which if not made, would not materially adversely affect the ability of Parent to consummate the transactions contemplated hereby.

    SECTION 4.05 DISCLOSURE DOCUMENTS. (a) Each of the Offer Documents, when filed with the SEC in connection with the transactions contemplated hereby, will comply as to form in all material respects with the requirements of the Exchange Act.

    (b) At the time of filing with the SEC, none of the Offer Documents will contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation is made by Parent or Acquisition with respect to information supplied by the Company specifically for inclusion in any Offer Document that relates to the Company or any Subsidiary, affiliate or associate of the Company. None of the information relating to Parent or Acquisition included in the Proxy Statement will, at the time the Proxy Statement is distributed to the Company's stockholders, at the time of the meeting of stockholders to which the Proxy Statement relates or at the Effective Time, as then amended or supplemented, be false or misleading with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

    SECTION 4.06 BROKERS. No person is entitled to any brokerage or finder's fee or commission in connection with the transactions contemplated by this Agreement as a result of any action taken by or on behalf of Parent or Acquisition, other than J.P. Morgan Securities Inc.

    SECTION 4.07 FINANCING. The Company has received a copy of the commitment letter dated July 8, 1997, from Welsh, Carson, Anderson & Stowe VII, L.P., WCAS Capital Partners III, L.P. and certain affiliates (collectively, the "Financing Entities"), pursuant to which the Financing Entities have committed, subject to the terms and conditions set forth therein, to provide Parent with up to an aggregate $300 million of financing (the "Financing") and, subject to the terms and conditions of this Agreement, to ensure Parent's performance of its obligations hereunder. Parent believes that the aggregate proceeds of the Financing will be sufficient to pay all amounts to be paid pursuant to the Offer, the Merger Consideration, to pay related fees and expenses and to provide a reasonable amount of working capital for the Surviving Corporation (collectively, the "Required Amounts"). Such commitment letter has not been withdrawn as of the date hereof.

                                   ARTICLE V
                 REPRESENTATIONS AND WARRANTIES OF ACQUISITION

    Acquisition represents and warrants to the Company as follows:

    SECTION 5.01 ORGANIZATION AND QUALIFICATION. (a) Acquisition is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own or lease and operate its properties and assets and to carry on its business as it is now being conducted.

    (b) Since the date of its incorporation, Acquisition has not engaged in any activity other than in connection with or as contemplated by this Agreement, the Offer and the Merger or in connection with arranging financing required to consummate the transactions contemplated hereby.

    SECTION 5.02 AUTHORITY RELATIVE TO AGREEMENT. Acquisition has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by Acquisition and the consummation by Acquisition of the transactions contemplated hereby have been duly authorized by the Board of Directors of Acquisition and by Parent as its sole stockholder, and no other corporate proceedings on the part of Acquisition are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Acquisition and constitutes the legal, valid and binding obligation of Acquisition, enforceable against Acquisition in accordance with its terms.

    SECTION 5.03 NON-CONTRAVENTION. The execution and delivery of this Agreement by Acquisition and the consummation by Acquisition of the transactions contemplated hereby will not (i) conflict with any provision of the Certificate of Incorporation or By-Laws of Acquisition or (ii) result (with the giving of notice or the lapse of time or both) in any violation of or default or loss of a benefit under, or permit the acceleration of any obligation under, any mortgage, indenture, lease, agreement, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Acquisition or its properties, other than any such violation, default, loss or acceleration that would not materially adversely affect the ability of Acquisition to consummate the transactions contemplated hereby.

    SECTION 5.04 GOVERNMENTAL APPROVALS. No consent, approval, order or authorization of, or registration, declaration or filing with, any Federal, state, local or foreign governmental or regulatory authority is required to be made or obtained by Acquisition in connection with the execution and delivery of this Agreement by Acquisition or the consummation by Acquisition of the transactions contemplated hereby, except for (i) compliance by Acquisition with the HSR Act, (ii) filings pursuant to Securities Act and the Exchange Act and the rules and regulations promulgated by the SEC thereunder, as contemplated by Sections 1.01 and 6.02 hereof, (iii) the filing of a certificate of merger with the Secretary of State of the State of Delaware in accordance with the Delaware GCL, and (iv) such consents, approvals, orders or authorizations which if not obtained, or registrations, declarations or filings which if not made, would not materially adversely affect the ability of Acquisition to consummate the transactions contemplated hereby.

                                   ARTICLE VI
                               CERTAIN AGREEMENTS

    SECTION 6.01 CONDUCT OF THE COMPANY'S BUSINESS. The Company covenants and agrees that, prior to the Effective Time, unless Parent shall otherwise consent in writing or as otherwise expressly contemplated by this Agreement:

        (a) the business of the Company and the Subsidiaries shall be conducted only in, and the Company and the Subsidiaries shall not take any action except in, the ordinary course of business and consistent with past practice; and

        (b) neither the Company nor any Subsidiary shall, directly or indirectly, do any of the following: (i) sell, pledge, dispose of or encumber (or permit any Subsidiary to sell, pledge, dispose of or encumber) any assets of the Company or any Subsidiary, except inventory and immaterial assets in the ordinary course of business; (ii) amend or propose to amend its Certificate of Incorporation or By-Laws; (iii) split, combine or reclassify any outstanding shares of its capital stock, or declare, set aside or pay any dividend payable in cash, stock, property or otherwise with respect to such shares (except for any dividends paid in the ordinary course to the Company or to any wholly-owned Subsidiary); (iv) redeem, purchase, acquire or offer to acquire (or permit any Subsidiary to redeem, purchase, acquire or offer to acquire) any shares of its capital stock; or (v) enter into any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this paragraph (b);

        (c) neither the Company nor any Subsidiary shall (i) issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or securities convertible or exchangeable for, or any options, warrants or rights of any kind to acquire any shares of, its capital stock of any class or other property or assets whether pursuant to the Company Stock Option Plan, the Company Stock Purchase Plan, or otherwise, PROVIDED that the Company may issue shares of Company Common Stock upon the exercise of currently outstanding options referred to in Section 3.05 hereof; (ii) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof (except an existing wholly-owned Subsidiary); (iii) incur any indebtedness for borrowed money or issue any debt securities in an amount exceeding $3,000,000 in the aggregate; (iv) enter into or modify any material contract, lease, agreement or commitment, except in the ordinary course of business and consistent with past practice; (v) terminate, modify, assign, waive, release or relinquish any material contract rights or amend any material rights or claims not in the ordinary course of business or (vi) settle or compromise any material claim, action, suit or proceeding pending or threatened against the Company, or, if the Company may be liable or obligated to provide indemnification, against the Company's directors or officers, before any court, governmental agency or arbitrator; PROVIDED that nothing herein shall require any action that might impair or otherwise affect the obligation of any insurance carrier under any insurance policy maintained by the Company;

        (d) neither the Company nor any Subsidiary shall grant any increase in the salary or other compensation of its employees except (i) pursuant to the terms of employment agreements in effect on the date hereof and previously disclosed to Parent and (ii) in the case of employees who are not executive officers of the Company, in the ordinary course of business and consistent with past practice, or grant any bonus to any employee or enter into any employment agreement or make any loan to or enter into any material transaction of any other nature with any employee of the Company or any Subsidiary;

        (e) neither the Company nor any Subsidiary shall (except in the case of employees who are not executive officers of the Company, for salary increases in the ordinary course of business and consistent with past practice) adopt or amend, in any respect, except as contemplated hereby or as may be required by applicable law or regulation, any collective bargaining, bonus, profit sharing, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund, plan or arrangement for the benefit or welfare of any directors, officers or employees (including, without limitation, any such plan or arrangement relating to severance or termination pay);

        (f) neither the Company nor any Subsidiary shall take any action that would make any representation or warranty of the Company hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Time, or omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at any such time; and

        (g) each of the Company and the Subsidiaries shall use its best efforts, to the extent not prohibited by the foregoing provisions of this Section 6.01, to maintain its relationships with its suppliers and customers, and if and as requested by Parent or Acquisition, (i) the Company shall use its best efforts to make reasonable arrangements for representatives of Parent or Acquisition to meet with customers and suppliers of the Company or any Subsidiary and (ii) the Company shall schedule, and the management of the Company shall participate in, meetings of representatives of Parent or Acquisition with employees of the Company or any Subsidiary.

    SECTION 6.02 STOCKHOLDER APPROVAL. (a) As soon as reasonably practicable following the acquisition by Acquisition of a majority of the outstanding Shares (on a fully diluted basis), the Company shall take all action necessary in accordance with the Delaware GCL and its Certificate of Incorporation and By-Laws to call, give notice of and convene a meeting (a "Meeting") of its stockholders to consider and vote upon the approval and adoption of this Agreement and the Merger and for such other purposes as may be necessary or desirable. The Board of Directors of the Company has determined that the Merger is advisable and in the best interests of the stockholders of the Company and shall, subject to fiduciary duties as advised by counsel, recommend that the stockholders of the Company vote to approve and adopt this Agreement and the Merger and any other matters to be submitted to stockholders in connection therewith.

    (b) As promptly as reasonably practicable following the acquisition by Acquisition of a majority of the outstanding Shares (on a fully diluted basis), the Company shall file a proxy or information statement pertaining to the Merger (the "Proxy Statement"). Parent and Acquisition shall cooperate fully with the Company in the preparation of the Proxy Statement and any amendments and supplements thereto. The Proxy Statement shall not be distributed, and no amendment or supplement thereto shall be made by the Company, without the prior consent of Parent and its counsel. The Company shall use its best efforts to have the Proxy Statement cleared by the SEC and shall cause a definitive Proxy Statement to be distributed to its stockholders entitled to vote upon the Merger as promptly as practicable thereafter.

    (c) The Company shall notify Parent of the receipt of the comments of the SEC and of any requests by the SEC for amendments or supplements to the Proxy Statement or for additional information, and shall promptly supply Parent with copies of all correspondence between the Company (or its representatives) and the SEC (or its staff) with respect thereto. If, at any time prior to the Meeting, any event should occur relating to or affecting the Company, Parent or Acquisition, or to their respective officers or directors, which event should be described in an amendment or supplement to the Proxy Statement, the parties shall promptly inform one another and shall cooperate in promptly preparing, filing and clearing with the SEC and, if required by applicable securities laws, distributing to the Company's stockholders such amendment or supplement.

    SECTION 6.03 ACCESS TO INFORMATION. (a) The Company shall, and shall cause the Subsidiaries and its and their respective officers, directors, employees, representatives and agents to, afford, from the date hereof to the Effective Time, the officers, employees, representatives and agents of Parent reasonable access during regular business hours to its officers, employees, agents, properties, books, records and workpapers, and shall promptly furnish Parent all financial, operating and other information and data as Parent, through its officers, employees or agents, may reasonably request.

    (b) Except as required by law, Parent shall hold, and will cause its respective officers, employees, representatives and agents to hold, any confidential information in accordance with the Confidentiality Agreement dated November 1, 1995 between the Company and Welsh, Carson, Anderson & Stowe VII, L.P. (the "Confidentiality Agreement").

    (c) No investigation pursuant to this Section 6.03 shall affect, add to or subtract from any representations or warranties of the parties hereto or the conditions to the obligations of the parties hereto to consummate the Offer or effect the Merger.

    SECTION 6.04 FURTHER ASSURANCES. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including, without limitation, using all reasonable efforts to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings (including without limitation any necessary filings under the HSR Act); provided that the foregoing shall not require Parent or the Company to make, or agree to make, or require Parent to permit the Company or any the Subsidiaries to make, any divestiture of a significant asset in order to obtain any waiver, consent or approval.

    SECTION 6.05 INQUIRIES AND NEGOTIATIONS; CERTAIN PAYMENTS. (a) From the date hereof until the termination hereof, the Company, the Subsidiaries and their respective officers, directors, employees, representatives and other agents will not, directly or indirectly, solicit or initiate any discussions, submissions of proposals or offers or negotiations with or, subject to the fiduciary duties of the Company's Board of Directors as advised by counsel, participate in any negotiations or discussions with, or provide any information or data of any nature whatsoever to, or otherwise cooperate in any other way with, or assist or participate in, facilitate or encourage any effort or attempt by, any person, corporation, entity or "group" (as defined in Section 13(d) of the Exchange Act) other than Parent and its affiliates, representatives and agents (each, a "Third Party") in connection with any merger, consolidation, sale of any Subsidiary or division that is material to the business of the Company and the Subsidiaries, sale of shares of capital stock or other equity securities, tender or exchange offer, recapitalization, debt restructuring or similar transaction involving the Company (such transactions being hereinafter referred to as "Alternative Transactions"), provided, however, that nothing contained in this Agreement shall prohibit the Company Board from taking and disclosing a position required by Rule 14e-2 under the Exchange Act. The Company shall immediately notify Parent if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company in respect of an Alternative Transaction, and shall, in any such notice to Parent, indicate the identity of the Third Party and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts, and thereafter shall keep Parent informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations. Without limiting the generality of the foregoing, the Company shall provide Parent with not less then (i) two business days' notice prior to the execution by the Company of any definitive agreement with respect to any Alternative Transaction and (ii) two days' notice (or the longest notice legally permissible in the reasonable determination of counsel for the Company, if less than two days) of any public announcement relating to any Alternative Transaction. Prior to furnishing any non-public information to, or entering into negotiations or discussions with, any Third Party, the Company will obtain an executed confidentiality agreement from such Third Party on terms substantially the same as, or no less favorable to the Company in any material respect than, those contained in the Confidentiality Agreement. The Company shall not release any Third Party from, or waive any provision of, any such confidentiality agreement or any other confidentiality or standstill agreement to which the Company is a party. As of the date hereof, the Company shall cease, and shall cause its subsidiaries and the officers, directors, employees, representatives and other agents of the Company and its subsidiaries to cease all discussions, negotiations and communications with all Third Parties and demand the immediate return of all confidential information previously provided to Third Parties.

    (b) If a Payment Event (as hereinafter defined) occurs, the Company shall pay to Parent, within two business days following such Payment Event, (i) a fee of $8,200,000 in cash, plus (ii) all reasonable and documented out-of-pocket costs and expenses of Parent and Acquisition, including without limitation fees and expenses of counsel, accountants, investment bankers and other advisors and printing expenses. In the event that this Agreement shall be terminated for any other reason and the Company shall have failed to comply with or perform, or shall have breached, in any material respect, any of its covenants or agreements contained herein, the Company shall pay to Parent, within two business days following such termination, the fees and expenses referred to in clause (ii) of the preceding sentence; PROVIDED that such fees and expenses shall not be so payable if Parent or Acquisition shall have failed to comply with or perform, or shall have breached, in any material respect, any of its covenants or agreements contained herein.

    (c) "Payment Event" means (i) the termination of this Agreement by Parent pursuant to Section 8.01(e); (ii) the termination of this Agreement by the Company pursuant to Section 8.01(d) or (iii) the occurrence of any of the following events within 6 months after the date of termination of this Agreement (other than by reason of Parent's or Acquisition's failure to comply with or perform, or breach, in any material respect, of any of its covenants or agreements contained herein) whereby stockholders of the Company receive, pursuant to such event, cash, securities or other consideration having an aggregate value, when taken together with the value of any securities of the Company or its subsidiaries otherwise held by the stockholders of the Company after such event, in excess of $20.90 per Share: (w) the Company is acquired by merger or otherwise by a Third Party; (x) a Third Party acquires more than 50% of the total assets of the Company and the Subsidiaries, taken as a whole; (y) a Third Party acquires more than 50% of the outstanding Shares or (z) the Company adopts and implements a plan of liquidation or share repurchase relating to more than 50% of the outstanding Shares or an extraordinary dividend relating to more than 50% of the assets of the Company and the Subsidiaries, taken as a whole.

    (d) The Company acknowledges that the agreements contained in this Section
6.05 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Acquisition would not enter into this Agreement; accordingly, if the Company fails to promptly pay any amount due pursuant to this Section 6.05, and, in order to obtain such payment, Parent and/or Acquisition commences a suit which results in a judgment against the Company for the fee and expenses set forth in this Section 6.05, the Company shall also pay to Parent and Acquisition their costs and expenses incurred in connection with such litigation. Notwithstanding the foregoing, each party shall bear its own costs and expenses incurred in connection with any litigation over the reasonableness and/or documentation of any expenses submitted for reimbursement hereunder.

    (e) This Section 6.05 shall survive any termination of this Agreement, however caused.

    SECTION 6.06 NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt notice to Parent and Acquisition, and Parent and Acquisition shall give prompt notice to the Company, of (i) the occurrence, or failure to occur, of any event that such party believes would be likely to cause any of its representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time and (ii) any material failure of the Company, Parent or Acquisition, as the case may be, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; PROVIDED, HOWEVER, that failure to give such notice shall not constitute a waiver of any defense that may be validly asserted.

    SECTION 6.07 INDEMNIFICATION. (a) The Certificate of Incorporation and By-Laws of the Surviving Corporation shall contain the provisions with respect to indemnification and exculpation from liability set forth in the Company's Certificate of Incorporation and By-Laws as in effect on the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, on or prior to the Effective Time, were directors, officers, employees or agents of the Company (collectively, the "Indemnified Parties"), unless such modification is required by law. Parent shall guarantee the obligations of the Surviving Corporation with respect to indemnification of the Indemnified Parties under such provisions and under the Company's indemnification agreements with its directors and officers.

    (b) For a period of two years after the expiration date of the Company's current policy, the Surviving Corporation shall maintain officers' and directors' liability insurance covering those Indemnified Parties who are currently covered by the Company's directors' and officers' liability insurance policy, a copy of which has heretofore been delivered to Parent, on terms no less favorable than the terms of such current insurance coverage, PROVIDED, HOWEVER, that in no event shall the Surviving Corporation be required to expend in any one year an amount in excess of 150% of the annual premiums currently payable by the Company for such insurance, PROVIDED, FURTHER, HOWEVER,that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

    (c) This Section 6.07 shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, Parent, the Surviving Corporation and the Indemnified Parties, and shall be binding on the successors and assigns of the Surviving Corporation.

    SECTION 6.08 VOTING OF SHARES. Each of Parent and Acquisition agrees to vote all Shares beneficially owned by it in favor of adoption of this Agreement and approval of the Merger.

                                  ARTICLE VII
                            CONDITIONS TO THE MERGER

    SECTION 7.01  CONDITIONS TO THE MERGER RELATING TO PARENT AND
ACQUISITION. The obligation of Parent and Acquisition to effect the Merger shall be subject, at their option, to the fulfillment at or prior to the Effective Time of the following conditions:

        (a) this Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of the Company;

        (b) the expiration or earlier termination of any waiting period under the HSR Act shall have occurred;

        (c) no preliminary or permanent injunction or other order, decree or ruling issued by any court of competent jurisdiction nor any statute, rule, regulation or order entered, promulgated or enacted by any governmental, regulatory or administrative agency or authority shall be in effect that would restrain the effective operation of the business of the Company and the Subsidiaries from and after the Effective Time, and no proceeding challenging this Agreement or the transactions contemplated hereby or seeking to prohibit, alter, prevent or materially delay the Merger shall be pending before any court, arbitrator or governmental agency, body or official; and

        (d) Acquisition shall have purchased Shares pursuant to the Offer (provided that this condition shall be deemed fulfilled if Acquisition shall have failed to purchase Shares in violation of the Offer).

    SECTION 7.02 CONDITIONS TO THE MERGER RELATING TO THE COMPANY. The obligation of the Company to effect the Merger shall be subject, at its option, to the fulfillment at or prior to the Effective Time of the following conditions:

        (a) this Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of the Company;

        (b) the expiration or earlier termination of any waiting period under the HSR Act shall have occurred; and

        (c) no preliminary or permanent injunction or other order, decree or ruling issued by any court of competent jurisdiction nor any statute, rule, regulation or order entered, promulgated or enacted by any governmental, regulatory or administrative agency or authority shall be in effect that would prevent the consummation of the Merger as contemplated hereby.

                                  ARTICLE VIII
                          TERMINATION AND ABANDONMENT

    SECTION 8.01 TERMINATION AND ABANDONMENT. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval by the stockholders of the Company:

        (a) by mutual action of the Boards of Directors of Parent and the Company;

        (b) by either Parent or the Company, if (i) the Offer shall not have been consummated on or prior to the close of business on October 31, 1997;
    (ii) the conditions to its obligations under Section 7.01 or Section 7.02, as the case may be, shall not have been complied with or performed in any material respect and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) by the other party on or before December 31, 1997; or (iii) the Merger shall not have been effected on or prior to the close of business on December 31, 1997; unless, in any case, such event has been caused by the breach of this Agreement by the party seeking such termination;

        (c) by Parent, if the Offer is terminated or expires without the purchase of any Shares thereunder, unless such termination or expiration has been caused by the failure of Parent or Acquisition to perform in any material respect its obligations under this Agreement and the Offer;

        (d) by the Company if, prior to the earlier of (i) the acceptance for payment of Shares by Acquisition under the Offer and (ii) stockholder approval of this Agreement and the Merger, the Company shall enter into a definitive written agreement with respect to an Alternative Transaction with a Third Party, or a Third Party has commenced a tender offer which, in either case, the Board of Directors of the Company believes in good faith is more favorable to the Company's stockholders than the transactions contemplated by this Agreement; PROVIDED, that all amounts payable under
    Section 6.05 hereof shall have been paid prior to such termination (except for any amounts due in respect of expenses for which documentation shall not have been provided prior to such termination, which amounts shall be paid as promptly as practicable after delivery to the Company of required documentation thereof); or

        (e) by Parent, if (i) the Board of Directors of the Company shall have withdrawn, modified or amended in a manner adverse to Parent and Acquisition its approval or recommendation of the Offer and the Merger or approved, recommended or endorsed any proposal for, or authorized the Company to enter into, an Alternative Transaction, or (ii) Cowen & Company shall have withdrawn its opinion at any time prior to the earlier of (A) acceptance for payment of Shares by Acquisition under the Offer and (B) the Effective Time.

Any party desiring to terminate this Agreement pursuant to this Section 8.01 shall give notice to the other party in accordance with Section 9.05.

    SECTION 8.02 EFFECT OF TERMINATION. Except as provided in Sections 6.05 and 9.02 hereof, in the event of the termination of this Agreement and the abandonment of the Merger pursuant to Section 8.01, this Agreement shall thereafter become void and have no effect, and no party hereto shall have any liability to any other party hereto or its stockholders or directors or officers in respect thereof, except that nothing herein shall relieve any party from liability for any willful breach hereof.

                                   ARTICLE IX
                                 MISCELLANEOUS

    SECTION 9.01 NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or in any instrument delivered pursuant hereto shall survive the Effective

Time, PROVIDED that this Section 9.01 shall not limit any covenant or agreement of the parties that by its terms contemplates performance after the Effective Time.

    SECTION 9.02 EXPENSES, ETC. (a) In the event that the transactions contemplated by this Agreement are not consummated, then, except as set forth in
Section 6.05(b), neither the Company, on the one hand, nor Parent and Acquisition, on the other hand, shall have any obligation to pay any of the fees and expenses of the other incident to the negotiation, preparation and execution of this Agreement, including the fees and expenses of counsel, accountants, investment bankers and other experts.

    (b) In the event that the transactions contemplated by this Agreement are consummated, Parent shall pay all of the fees and expenses of the Company incident to the negotiation, preparation and execution of this Agreement, including the fees and expenses of counsel, accountants, investment bankers and other advisors, and Parent shall pay all such fees and expenses incurred by Acquisition and Parent.

    SECTION 9.03 PUBLICITY. The Company and Parent agree that they will not issue any press release or make any other public announcement concerning this Agreement or the transactions contemplated hereby without the prior consent of the other party, except that the Company or Parent may make such public disclosure that it believes in good faith to be required by law (in which event such party shall consult with the other prior to making such disclosure).

    SECTION 9.04 EXECUTION IN COUNTERPARTS. For the convenience of the parties, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and may be delivered in person or by facsimile transmission.

    SECTION 9.05 NOTICES. All notices that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if given in writing and delivered by hand or national overnight courier service, transmitted by telecopy or mailed by registered or certified mail, postage prepaid, as follows:

    If to Parent to it:

           In care of Welsh, Carson, Anderson & Stowe
           320 Park Avenue, Suite 2500
           New York, N.Y. 10022

           Attention: Patrick J. Welsh

    with a copy to:

           Reboul, MacMurray, Hewitt, Maynard & Kristol
           45 Rockefeller Plaza
           New York, N.Y. 10111

           Attention: William J. Hewitt

    If to the Company, to:

           Control Data Systems, Inc.
           4201 Lexington Avenue North
           Arden Hills, MN 55126-6198

           Attention: Chief Executive Officer
    with a copy to:

           Fredrikson & Byron, P.A.
           1100 International Centre
           900 Second Avenue South
           Minneapolis, Minnesota 55402

           Attention: Keith A. Libbey

or such other address or addresses as any party hereto shall have designated by notice in writing to the other parties hereto.

    SECTION 9.06 WAIVERS. The Company, on the one hand, and Parent and Acquisition, on the other hand, may, by written notice to the other, (i) extend the time for the performance of any of the obligations or other actions of the other under this Agreement; (ii) waive any inaccuracies in the representations or warranties of the other contained in this Agreement or in any document delivered pursuant to this Agreement; (iii) waive compliance with any of the conditions of the other contained in this Agreement; or (iv) waive performance of any of the obligations of the other under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

    SECTION 9.07 ENTIRE AGREEMENT. This Agreement, the Disclosure Schedule, the documents executed at the Effective Time in connection herewith and the Confidentiality Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof. The Company may, in its discretion and for its convenience, include in the Disclosure Schedule items that are not material, and such inclusions shall not be deemed to be an agreement or admission by the Company that such items are material or otherwise be used to interpret the meaning of such term for purposes of this Agreement or otherwise. The parties agree that no representation, warranty, promise, inducement or statement of intention made by any party that is not embodied in this Agreement or such other documents may be relied upon for any purpose by any party, and none of the parties shall be bound by, or be liable for, any alleged representation, warranty, promise, inducement or statement of intention not embodied herein or therein. The projections and budgets furnished by the Company to Parent are arithmetically accurate, based on the assumptions set forth therein; it being understood that, while facts and circumstances resulting in a Material Adverse Effect on the Company may also result or be reflected in the Company's failure to achieve such projected or budgeted results, such failure shall not, in and of itself, be deemed to be a Material Adverse Effect on the Company.

    SECTION 9.08 APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflict of laws.

    SECTION 9.09 BINDING EFFECT, BENEFITS. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective permitted successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement; PROVIDED, HOWEVER, that the provisions of
Section 6.07 hereof shall accrue to the benefit of, and shall be enforceable by, each of the current and former directors and officers of the Company.

    SECTION 9.10 ASSIGNABILITY. Neither this Agreement nor any of the parties' rights hereunder shall be assignable by any party hereto without the prior written consent of the other parties hereto.

    SECTION 9.11 AMENDMENTS. This Agreement may be varied, amended or supplemented at any time before or after the approval and adoption of this Agreement by the stockholders of the Company by action of the respective Boards of Directors of the Company, Parent and Acquisition, without action by the stockholders thereof; PROVIDED that, after approval and adoption of this Agreement by the Company's stockholders, no such variance, amendment or supplement shall, without consent of such stockholders, reduce the amount or alter the form of the consideration that the holders of the capital stock of the Company shall be entitled to receive upon the Effective Time pursuant to Section
2.05 hereof. Without limiting the generality of the foregoing, this Agreement may only be amended, varied or supplemented by an instrument in writing, signed by the parties hereto.

    IN WITNESS WHEREOF, the parties have executed and delivered this Agreement and Plan of Merger as of the day and year first above written.

                                CDSI HOLDING CORPORATION

                                By   /s/ THOMAS E. MCINERNEY
                                     -----------------------------------------
                                     Name: Thomas E. McInerney
                                     Title: PRESIDENT

                                CDSI ACQUISITION CORP.

                                BY   /S/ THOMAS E. MCINERNEY
                                     -----------------------------------------
                                     Name: Thomas E. McInerney
                                     Title: PRESIDENT

                                CONTROL DATA SYSTEMS, INC.

                                By   /s/ JAMES E. OUSLEY
                                     -----------------------------------------
                                     Name: James E. Ousley
                                     Title: PRESIDENT AND CHIEF EXECUTIVE
                                     OFFICER

                             INDEX TO DEFINED TERMS

                THIS INDEX IS INCLUDED FOR CONVENIENCE ONLY AND
                  DOES NOT CONSTITUTE A PART OF THE AGREEMENT

TERM                                                                                                   REFERENCE
----------------------------------------------------------------------------------------------------  ------------
"Acquisition".......................................................................................  Recitals

"Alternative Transactions"..........................................................................      6.05(a)

"Business Segment"..................................................................................      3.08

"Certificate".......................................................................................      2.07(b)

"Code"..............................................................................................      3.17(a)

"Company"...........................................................................................  Recitals

"Company Common Stock"..............................................................................  Recitals

"Company Disclosure Documents"......................................................................       3.11(a)

"Company SEC Filings"...............................................................................       3.06

"Company Stock Option Plan".........................................................................       3.05

"Company Stock Purchase Plan".......................................................................       3.05

"Confidentiality Agreement".........................................................................       6.03(c)

"Constituent Corporations"..........................................................................  Recitals

"Continuing Director"...............................................................................       1.03(a)

"Delaware GCL"......................................................................................       1.02(a)

"Disclosure Schedule"...............................................................................       3.02

"Dissenting Shares".................................................................................       2.08

"Effective Time"....................................................................................       2.01

"Environmental Event"...............................................................................       3.18

"ERISA".............................................................................................       3.17(a)

"Exchange Act"......................................................................................       3.06

"Exchange Agent"....................................................................................       2.07(a)

"Exchange Fund".....................................................................................       2.07(a)

"Financing".........................................................................................       4.07

"Financing Entities"................................................................................       4.07

"HSR Act"...........................................................................................       3.09

"Indemnified Parties"...............................................................................       6.07(a)

"Material Adverse Effect"...........................................................................       3.01

"Meeting"...........................................................................................       6.02(a)

"Merger"............................................................................................       2.01

"Merger Consideration"..............................................................................       2.05(c)

"Minimum Condition".................................................................................       1.01

"Offer".............................................................................................       1.01

"Parent"............................................................................................  Recitals

                             INDEX TO DEFINED TERMS

                THIS INDEX IS INCLUDED FOR CONVENIENCE ONLY AND
                  DOES NOT CONSTITUTE A PART OF THE AGREEMENT

TERM                                                                                                   REFERENCE
----------------------------------------------------------------------------------------------------  ------------
"Payment Event".....................................................................................      6.05(c)

"Plans".............................................................................................      3.17(a)

"Preferred Stock"...................................................................................      3.05

"Proprietary Software"..............................................................................      3.13(a)

"Proxy Statement"...................................................................................      6.02(b)

"Returns"...........................................................................................      3.16(a)

"Required Amounts"..................................................................................      4.07

"SEC"...............................................................................................      1.01

"Securities Act"....................................................................................      3.06

"Schedule 14D-9"....................................................................................      1.02(b)

"Shares"............................................................................................      1.01

"Subsidiary"........................................................................................      3.02(c)

"Surviving Corporation".............................................................................  Recitals

"Third Party".......................................................................................      6.05(a)

"Third Party Software"..............................................................................      3.13(a)

"Tax"...............................................................................................      3.16(d)

                                                                         ANNEX I

                            CONDITIONS TO THE OFFER

    Capitalized terms used in this Annex I shall have the meanings assigned to them in the Agreement to which it is attached (the "Merger Agreement").

    Notwithstanding any other provision of the Offer, Acquisition shall not be required to accept for payment or pay for any Shares, and may terminate the Offer, if (1) prior to the expiration date of the Offer (A) the number of Shares validly tendered and not withdrawn, together with any Shares then owned by Acquisition, shall not satisfy the Minimum Condition, or (B) the applicable waiting period under the HSR Act shall not have expired or been terminated; or
(2) at any time on or after July 8, 1997, and prior to acceptance for payment of or payment for Shares, any of the following conditions exist:

        (a) there shall be instituted or pending any action or proceeding by any government or governmental authority or agency, before any court or governmental authority or agency, (i) challenging or seeking to make illegal, to delay or otherwise directly or indirectly to restrain or prohibit the making of the Offer, the acceptance for payment of or payment for some of or all the Shares by Acquisition or the consummation by Acquisition or Parent of the Merger, or seeking to obtain material damages relating to the transactions contemplated by the Offer or the Merger, (ii) seeking to restrain or prohibit Parent's or Acquisition's full rights of ownership or operation (or that of Parent's subsidiaries or affiliates) of a material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or of Parent and its subsidiaries, taken as a whole, or any of their respective affiliates or to compel Parent or any of its subsidiaries or affiliates to dispose of or hold separate a material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or of Parent and its subsidiaries, taken as a whole, or any of their respective affiliates, (iii) seeking to impose material limitations on the ability of Parent or any of its subsidiaries or affiliates effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by Parent or any of its subsidiaries or affiliates on all matters properly presented to the Company's stockholders, (iv) seeking to require divestiture by Parent or any of its subsidiaries or affiliates of any Shares, (v) prohibiting the financing of the Offer, or (vi) that otherwise would reasonably expected to have a Material Adverse Effect on the Company; or

        (b) there shall have been any action taken or any statute, rule, regulation, judgment, administrative interpretation, injunction, order or decree proposed, enacted, enforced, promulgated, issued or deemed applicable to the Offer, the acceptance for payment of or payment for any Shares or the Merger, by any court, government or governmental authority or agency (other than the application of the waiting period provisions of the HSR Act to the Offer, the acceptance for payment of or payment for any Shares or the Merger), that has, directly or indirectly, resulted, or is reasonably likely to, directly or indirectly, result in any of the consequences referred to in clauses (i) through (vi) of paragraph (a) above; or

        (c) any change shall have occurred or been threatened (or any development shall have occurred or been threatened involving a prospective change) in the business, assets, liabilities, financial condition, capitalization, operations or results of operations of the Company or any of its subsidiaries or affiliates that has had or would reasonably be expected to have a Material Adverse Effect, or Parent and Acquisition shall have become aware of any facts that have had or are reasonably likely to have a Material Adverse Effect; or

        (d) there shall have occurred (i) any general suspension of trading in, or limitation on prices for securities on any national securities exchange or in the over-the-counter market, (ii) any decline in either the Dow Jones Industrial Average or the Standard and Poor's Index of 500 Industrial Companies by an amount in excess of 15%, measured from July 8, 1997, (iii) the declaration of any banking moratorium or any suspension of payments in respect of banks or any material limitation (whether or not mandatory) on the extension of credit by lending institutions in the United States, (iv) the commencement of a war, material armed hostilities or other material international or national calamity directly or indirectly involving the United States or having a significant adverse effect on the functioning of the financial markets in the United States, or (v) in the case of any of the foregoing existing at the time of execution of the Merger Agreement, a material acceleration or worsening thereof; or

        (e) it shall have been publicly disclosed or Parent or Acquisition shall have otherwise learned that (i) any Third Party shall have acquired beneficial ownership of more than 10% of any class or series of capital stock of the Company (including the Shares), through the acquisition of stock, the formation of a group or otherwise, or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 10% of any class or series of capital stock of the Company (including the Shares) other than acquisitions for bona fide arbitrage purposes only and other than as disclosed in a Schedule 13D or 13G on file with the Commission prior to the date of the Merger Agreement, (ii) any Third Party that, prior to the date of the Merger Agreement, had filed such a Schedule with the Commission shall have acquired beneficial ownership of additional shares of any class or series of capital stock of the Company (including the Shares), through the acquisition of stock, the formation of a group or otherwise, constituting an additional 5% or more of any such class or series, or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of additional shares of any class or series of capital stock of the Company (including the Shares) constituting and additional 5% or more of any such class or series, or (iii) any Third Party shall have entered into a definitive agreement or an agreement in principle with respect to a merger, consolidation or other business combination with the Company; or

        (f) the Company shall have breached or failed to perform any of its covenants or agreements under the Merger Agreement, or any of the representations and warranties of the Company set forth in the Merger Agreement shall not have been true when made, or at any time prior to consummation of the Offer, as if made at and as of such time, provided that representations and warranties made as of a particular date need be true only as of such date (for the purpose of this paragraph (f), representations and warranties of the Company that are expressly qualified by a materiality qualification shall be true and correct subject to such materiality qualification, and all other representations and warranties shall be true and correct in all material respects); and in any such case, such breach, failure or untruth would reasonably be expected to materially influence the investment decision of a reasonable purchaser of all or a substantial portion of the Company's outstanding securities; or

        (g) all consents, approvals, licenses, certificates, accreditations, authorizations or orders of any governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of the Merger Agreement and for the Surviving Corporation and the Subsidiaries to conduct business in substantially the manner conducted by the Company and the Subsidiaries as of the date of the Merger Agreement, shall not have been obtained, except for any of the same, the failure to obtain which would not reasonably be expected to have a Material Adverse Effect on the Company after giving effect to the transactions contemplated by the Merger Agreement; or

        (h) the Merger Agreement shall have been terminated in accordance with its terms or amended in accordance with its terms to provide for such termination or amendment of the Offer; or

        (i) all members of the Board of Directors of the Company, other than two Continuing Directors, shall not have resigned, effective upon and subject only to the acceptance for payment by Acquisition of, and deposit by Acquisition with the depositary for the Offer of funds sufficient to make payment for, a majority of the outstanding Shares pursuant to the Offer, or the Board of Directors of the Company shall not have elected, effective upon and subject only to such acceptance and deposit, at least three individuals designated by Parent as directors of the Company, effective upon such consummation, which, in the sole judgment of Acquisition in any such case, and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment.

    The foregoing conditions are for the sole benefit of Acquisition and may be asserted or waived by Acquisition in whole or in part at any time and from time to time in its sole discretion. The failure by Acquisition at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right and may be asserted at any time and from time to time.

                                                                      APPENDIX B

                                     [LOGO]

July 8, 1997

Board of Directors
Control Data Systems, Inc.
4201 Lexington Avenue North
Arden Hills, MN 55126

Gentlemen:

    You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the holders of the outstanding shares of Common Stock, par value $0.01 per share ("Common Stock") of Control Data Systems, Inc. (the "Company"), of the terms of the Transaction (as hereinafter defined). For the purposes of this opinion, the "Transaction" means collectively the transactions described below pursuant to that certain Agreement and Plan of Merger among the Company, CDSI Holding Corporation ("Parent"), a Delaware corporation, and CDSI Acquisition Corp. ("Acquisition"), a wholly owned subsidiary of Parent to be dated July 8, 1997 (the "Agreement").

    As more specifically set forth in the Agreement, and subject to certain terms and conditions thereof, Acquisition has agreed to purchase all of the outstanding shares of Common Stock at a price of $20.25 per share. Following the closing of the Tender Offer, Acquisition will be merged with and into the Company (the "merger"), and each outstanding share of Common Stock not acquired by Acquisition pursuant to the Tender Offer portion of the Transaction will be converted into the right to receive $20.25 in cash (other than shares of Common Stock held in the treasury of the Company or any subsidiary thereof).

    In the ordinary course of its services, Cowen & Company ("Cowen") is regularly engaged in the valuation and pricing of businesses and their securities and in advising corporate securities issuers on related matters. In arriving at our opinion, Cowen has, among other things:

    (1) reviewed Control Data's financial statements for the fiscal years ended December 31, 1995 and December 31, 1996 and for the three month periods ended March 31, 1996 and March 31, 1997 and certain publicly available filings with the Securities and Exchange Commission and certain other relevant financial and operating data of the Company;

    (2) reviewed a draft of the Agreement;

    (3) held meetings and discussions with senior management of the Company to discuss the business, operations, competitive position, historical financial results and future prospects of the Company;

    (4) reviewed financial projections furnished to us by the management of the Company, including, among other things, the capital structure, sales, net income, cash flow, capital requirements and other data of the Company we deemed relevant;

    (5) reviewed Cowen research estimates and First Call EPS consensus estimates for the Company (collectively, the "Estimates");

        Board of Directors
        Control Data Systems, Inc.
       July 8, 1997
       Page 2

    (6) reviewed certain financial and stock market information regarding the Company, in comparison with similar information regarding certain other publicly traded companies which we deemed relevant;

    (7) considered the financial terms, to the extent publicly available, of selected recent business transactions which we deemed to be comparable in whole or in part to the Transaction;

    (8) analyzed the projections provided by the management of the Company for the cash flows generated by the Company and its business units to determine the present value of the discounted cash flows;

    (9) reviewed the historical prices, price/earnings ratios and trading activity of the Company Common Stock from July 31, 1992 to July 8, 1997 and compared those trading histories with those of other companies which we deemed relevant;

   (10) reviewed the premiums implied by the Agreement in comparison with premiums paid in other recent acquisitions and transactions deemed to be relevant;

   (11) conducted such other studies, analysis, inquiries and investigations as we deemed appropriate.

    Cowen was not requested to, and did not, solicit third party indications of interest in acquiring all or substantially all of the stock or assets of the Company or the assets of any of its business units.

    On July 8, 1997, the closing price of the Common Stock of the Company in the last transaction reported by NASDAQ was $15.6875 per share.

    In rendering our opinion, we relied upon the Company's management with respect to the accuracy and completeness of the financial and other information furnished to us as described above. With respect to the financial projections furnished to us by management of the Company, we have also assumed, with your consent, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgements of the Company' management. In addition, with respect to the Estimates, the management of the Company confirmed that such Estimates provide a reasonable basis for our opinion. With your consent, we have relied upon such projections and the Estimates in preparing our opinion.

    We have not assumed any responsibility for independent verification of such information, including financial information, nor have we made an independent evaluation or appraisal of any of the properties or assets of the Company.

    With respect to all legal matters relating to the Company and Transaction, we have relied on the advice of legal counsel to the Company. We have also assumed that the Transaction will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. Our opinion is based on economic, monetary, market and other conditions existing on the date hereof.

Board of Directors
Control Data Systems, Inc.
July 8, 1997
Page 3

    Cowen will receive a fee for rendering this opinion. In addition, in the ordinary course of its business, Cowen trades the debt and equity securities of the Company for its own account and for the accounts of its customers, and, accordingly, it may at any time hold a long or short position in such securities.

    On the basis of our review and analysis, as described above, it is our opinion as investment bankers that, as of the date hereof, the financial terms of the Transaction are fair, from a financial point of view, to the stockholders of the Company (other than Parent and its affiliates).

    This letter does not constitute a recommendation to any holders of common stock to tender or not to tender their shares in the Transaction or how to vote in any shareholder vote with respect to the Transaction.

                                          Very truly yours,

                                          /s/ Cowen & Company
                                          --------------------------------------
                                          Cowen & Company

                                                                      APPENDIX C

                        DELAWARE GENERAL CORPORATION LAW

    SECTION 262 APPRAISAL RIGHTS.--(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section251 (other than a merger effected pursuant to subsection (g) of Section 251), 252, 254, 257, 258, 263 or 264 of this title:

        (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsection (f) of Section251 of this title.

        (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to SectionSection251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

           a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

           b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

           c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

           d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

        (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

    (d) Appraisal rights shall be perfected as follows:

        (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

        (2) If the merger or consolidation was approved pursuant to Section228 or Section253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within twenty days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holders' shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given; provided that, if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

    (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                      APPENDIX D

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                   FORM 10-K

                                   (MARK ONE)

/X/  ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE
    ACT OF 1934 FOR THE FISCAL YEAR ENDED DECEMBER 31, 1996

                                       OR

/ /  TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES AND
    EXCHANGE ACT OF 1934 FOR THE TRANSITION PERIOD FROM __________ TO __________

                         COMMISSION FILE NUMBER 0-20252
                            ------------------------

                           CONTROL DATA SYSTEMS, INC.

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                  DELAWARE                                      41-1718075
       (State or other jurisdiction of             (I.R.S. Employer Identification No.)
               incorporation)

                          4201 LEXINGTON AVENUE NORTH

                       ARDEN HILLS, MINNESOTA 55126-6198

             (Address of principal executive offices and zip code)

      Registrant's telephone number, including area code:  (612) 415-3001

       Securities registered pursuant to Section 12(b) of the Act:  NONE

          Securities registered pursuant to Section 12(g) of the Act:

                         COMMON STOCK, $0.01 PAR VALUE

                                (Title of class)

    Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes X No _

    Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. X

    The aggregate market value of the registrant's voting stock held by non-affiliates of the registrant, based upon the closing sale price of the Common Stock on March 17, 1997 on the Nasdaq National Market as reported in The Wall Street Journal, was approximately $160,000,000. Shares of voting stock held by each executive officer and director and by each person who owns more than 5% of any class of the registrant's voting stock have been excluded in that such persons may be deemed to be affiliates. This determination of affiliate status is not necessarily a conclusive determination for other purposes.

AS OF MARCH 17, 1997, THE REGISTRANT HAD OUTSTANDING 12,919,468 SHARES OF COMMON
                                     STOCK.

                      DOCUMENTS INCORPORATED BY REFERENCE

    Portions of the registrant's definitive Proxy Statement for the registrant's 1997 Annual Meeting of Stockholders are incorporated by reference into Part III, and portions of the registrant's Annual Report to Stockholders for the fiscal year ended December 31, 1996 are incorporated by reference into Parts II and IV.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     PART I

ITEM 1. BUSINESS

    BACKGROUND. Control Data Systems, Inc. (Control Data or the Company) is a global software and services company dedicated to helping organizations develop the enterprise-wide systems required to create, transmit, access and control business information. With its Rialto brand of directory-enabled software tools and services, the Company is focused on the architecture, implementation and lifetime support of digital commerce and enterprise-wide client-server solutions for business and government.

    The Company provides Enterprise Integration software and service solutions that include network design, installation and maintenance; application re-hosting to client-server architectures; the integration of disparate electronic messaging systems; and corporate directory design and implementation. Its Technical Services offerings include hardware and software maintenance services; rapid technology deployment in distributed environments; and customer service hotline support. The Company's Product Design software provides computer-aided design (CAD) software and services, primarily to the discrete manufacturing industry.

    The Company also has a number of suppliers and partners providing a range of hardware and software platforms, complementary products and services, and sales and marketing activities.

    The Company invests in four major areas:

    - Development of software products and tools associated with digital commerce and CAD.

    - Training and development of its technical workforce.

    - Marketing and sales of its products and services.

    - Marketing and sales support for its service provider partners.

    The Company was established through Ceridian Corporation's (Ceridian) transfer of its Computer Products business to the Company and Ceridian's subsequent distribution, in July of 1992, of the Company's stock as a dividend to Ceridian's stockholders.

    The Company's principal offices are located at 4201 Lexington Avenue North, Arden Hills, Minnesota 55126-6198.

INDUSTRY BACKGROUND AND BUSINESS TRANSITION

    The excitement over the information superhighway and other manifestations of Internet activity obscure the more significant forces at work below the surface of the emerging electronic marketplace. The introduction of inexpensive, easy-to-use browser technology is helping to popularize the medium, but this technology alone is not driving this trend. Global competitive forces, combined with continued technology breakthroughs in hardware, software, and telecommunications, are stimulating entrepreneurial interest in conducting business electronically--across both private and public networks--without the traditional limitations of time and space. While the individual technologies are important, equally crucial are the skills to align processes and practices through enterprise networking and applications integration.

    Electronic messaging has become the basic transport mechanism for today's leading business and government institutions. Although there are already more than 100 million e-mail users worldwide, this electronic messaging transport mechanism means much more than just e-mail. Organizations are quickly leveraging this transport infrastructure to convert traditional paper processes to digital ones or do away with some processes altogether.

    This is the beginning of a new digital commerce era characterized by the integration of Internet technologies with existing back office applications. Critical to this integration, both inside a company (intranet) and outside (Internet), are two areas in which Control Data excels: messaging and directory services. Messaging expertise is important because many of the workflow and collaboration applications used by this new Internet technology are based on messaging protocols. Directories are important because Internet technologies don't offer the security and control that used to exist in mainframe environments. Directories bring about this security and control, while maintaining the advantages of distributed computing. By focusing on the needs of Global 1000 organizations, Control Data is extending its leadership in messaging and directory services to this emerging market.

    From its history in the pioneering computer environments of the 1950's, the Company has applied its network integration skills across heterogeneous computing environments. In the early 1990's, the Company completed its transition away from the manufacture of proprietary mainframe computers to that of an open systems integration company. In 1994, the Company recorded a restructuring charge and goodwill write-off of $95.0 million. The restructuring charge and goodwill write-off included expenses for reducing the worldwide employee population, consolidating operations in selected locations, and revaluing certain intangible assets associated with prior acquisitions. In 1995 and early 1996, Control Data took further steps to focus its business for growth in the markets for our enterprise network integration software and services with the sale of certain of its international product fulfillment operations to AmeriData Technologies, Inc. (AmeriData). In late 1996, the Company signed a definitive agreement to sell its 50-percent interest in Metaphase Technology, Inc. to its partner in the joint venture, Structural Dynamics Research Corporation. The sale was completed in January 1997, thus ending Control Data's participation in the product data management integration market and providing greater focus on the digital commerce integration business.

    For additional information regarding the divestiture to AmeriData and the restructuring charges, see notes 3 and 18 of the Notes to Consolidated Financial Statements incorporated herein by reference to the Company's Annual Report to Stockholders for the fiscal year ended December 31, 1996.

PRODUCTS AND SERVICES

    The following table sets forth revenues for the Company's major product and service offerings for the periods indicated:

                                                       YEARS ENDED
                                          -------------------------------------
                                           DECEMBER     DECEMBER     DECEMBER
                                           31, 1996     31, 1995     31, 1994
                                          -----------  -----------  -----------
                                                 (DOLLARS IN THOUSANDS)
Software and services...................   $ 170,332    $ 174,080    $ 154,275
Maintenance and support.................      56,046       75,452       92,785
Hardware products.......................      79,318      205,283      277,167
                                          -----------  -----------  -----------
  Total revenues........................   $ 305,696    $ 454,815    $ 524,227
                                          -----------  -----------  -----------
                                          -----------  -----------  -----------

    Excluding the international operations sold to AmeriData, pro forma total revenues were $313,964 and $336,402 for 1995 and 1994, respectively.

    SOFTWARE AND SERVICES

    In 1996, the Company took an aggressive step to meet the growing demand for digital commerce technologies with the launch of the Rialto suite of products. Rialto brings together four of the most fundamental building blocks of a digital commerce infrastructure: messaging, security, information access, and directories.

    Rialto includes a series of solutions designed to help large organizations build and manage enterprise-wide communications networks, or intranets. The objective is to provide three key benefits:

    - Enable desktop users to more easily locate information within their enterprise, including the ad hoc materials now being proliferated by intranet and messaging technology, as well as highly structured data that currently resides in legacy information systems.

    - Enable institutions to secure their communications infrastructures and protect their resources so they can pursue new business objectives and initiate new processes outside their organizational borders.

    - Enable institutions to cost effectively manage their infrastructure so that economies of scale can be leveraged across an entire enterprise.

    SOFTWARE

    RIALTO DIRECTORIES. This solution set includes a more powerful version of Control Data's Global Directory Server, one of the industry's leading implementations of the international X.500 standard for directory services, and a new Global Naming Administration offering. This offering enables organizations with distributed and disparate Information Technology (IT) infrastructures to have one management environment for user attributes. The major benefit is the scalability and dramatically reduced cost of administering multiple networks from a central point, as well as more timely updates of changes to user attributes.

    RIALTO SECURITY. This solution set includes a set of services and products that links security enforcement policies and technologies into an integrated program driven from an enterprise directory. Security policies are entered as rules into the directory. Designated enforcement technologies use the directory information to enforce the security policy. The primary benefit is the universal deployment, monitoring, and enforcement of an organizational security policy from a central point, which improves security effectiveness and reduces security costs.

    RIALTO INFORMATION ACCESS. This solution set includes new solutions that dramatically improve access, communication, and control of information across enterprise intranets. Any user, with appropriate access privileges obtained through the enterprise directory, can access information using an easy-to-use web browser regardless of system type or location. One solution, called I*Hub, creates an enterprise-level digital library for transitory data such as electronic mail messages and their attachments.

    RIALTO MESSAGING. This solution set includes a new client-server messaging solution, IntraStore Server, designed to support corporate intranets and the Internet. IntraStore Server allows individual users to integrate Internet messaging clients while preserving centralized administration and management. Rialto Messaging also includes Mail*Hub, Control Data's existing message integration solution for connecting complex heterogeneous messaging environments.

    As a state of the art implementation of X.500 directory technology, Mail*Hub is the Company's leading network integration software product. It is packaged with services that include network analysis, configuration, installation, training, network monitoring, maintenance, and hotline support.

    CAD/CAM/CAE APPLICATION SOFTWARE PRODUCTS. The Company offers computer-aided design, manufacturing and engineering (CAD/CAM/CAE) software applications packages that provide simultaneous engineering, or automated merging of engineering analysis, design, drafting, and manufacturing functions. This eliminates separate data entry operations, reducing the chance of errors and shortening the time to produce a product.

    The Company's most important CAD/CAM/CAE offering is its Integrated Computer-aided Engineering and Manufacturing (ICEM) series of CAD/CAM/CAE software modules for the manufacturing industry, specifically for automotive companies and their suppliers, airplane and aerospace companies and their suppliers, and machinery companies. ICEM software packages include surface modeling, computational fluid dynamics, surface milling, and solid modeling packages.

    Additionally, the Company resells software products from a wide range of third party standards-based suppliers, including Oracle, Informix, Sybase, OpenVision, 3Com, Wellfleet, Banyan, Novell, and Wingra.

    SERVICES

    The Company has a heritage of managing large programs requiring complex systems integration. Previously such projects centered on use of the Company's proprietary products. In the networked systems environment, the Company is increasingly involved in digital commerce integration activities that require a diverse set of products and services selected from the Rialto suite of solutions as well as other sources. Integral to this business are the many professional services analysts whose knowledge and skills are required to assist in systems design and implementation.

    The Company's digital commerce integration services are designed to assist customers in the selection and creation of computer systems tailored to solve business-specific information management and networking problems or to automate system activities. In creating these customized systems, the Company incorporates selected hardware and software products it has developed or obtained from its suppliers.

    CLIENT/SERVER SERVICES. For customers that are downsizing or reengineering their computing systems through the application of client-server technology, the Company offers the following specialized services:

    - Program management, design/development of user interfaces, database design, solution connectivity, system administration, and the implementation of application functionality.

    - Evaluation and implementation of operating environments required by the customer's application software. The Company offers experience in both enhanced and conventional versions of UNIX, desktop systems (MS-DOS, Microsoft Windows, and Windows NT), and high performance I/O extensions.

    - Evaluation and implementation of the most appropriate, cost effective computer hardware and software for a customer's client/server environment. The Company offers a range of open systems platforms based on its marketing relationships with leading industry platform and peripheral suppliers, including Sun Microsystems, Inc. (Sun), Hewlett-Packard Company (Hewlett-Packard), and Silicon Graphics, Inc. (SGI).

    NETWORKING SOLUTIONS. As computer users take advantage of downsized computer platforms, decentralized organizational processes, and open systems technology, their computing environment's basic networking structure must also be evaluated in terms of its capabilities, performance, and cost. When these changes take place, users often need to find new solutions for interconnecting dissimilar computer systems, finding cost-effective ways to manage complex networks on a daily basis, and improving the productivity of their business processes. The Company's networking experts provide solutions in the following areas:

    - E-Mail Integration. The Company's Mail*Hub product allows disparate E-Mail systems from mainframes, PC's and workstation/servers to communicate in a transparent manner.

    - Directory Synchronization. The Company's X.500 technology enables the consolidation of e-mail directories and other basic organizational information in a central, updatable corporate repository.

    - Security Services. The Company provides network analysis, penetration testing, security system design, and implementation.

    - EDI Solutions. Standards-based electronic data interchange (EDI) capabilities, enabling organizations to expedite their daily business processes.

    - Network Integration Services. Requirements analysis, configuration design, installation, performance assessment, and ongoing maintenance.

    - Enterprise Management Center. Remote management, monitoring, and troubleshooting support for computer networks and systems, worldwide, 24 hours a day, 7 days a week.

    - Help Desk Hotline. Provides answers to questions on operating systems, networks, applications, and general computing problems. Engineers are trained to solve problems by phone or via dispatched on-site support.

    MANAGED SERVICES. In 1995, the Company introduced a full range of services designed for customers who want to outsource the management and control of their messaging and directory network operations.

    - Enterprise Networking. Remote monitoring and management of wide-area network hardware and software solutions that integrate local-area resources into enterprise networks.

    - Intercompany Messaging. Commercial service that offers business-ready features to clients that require enterprise and intercompany messaging, global directory services, and electronic commerce capabilities. Working with a variety of regional telecommunications providers around the world, who market the service and provide the network connections required by clients, the Company provides the message and directory integration technology, integration expertise, and operations support.

    - Enterprise Information Management. Administration, daily operation, maintenance, and support of client/server solutions required to integrate locally managed data bases and other information resources into enterprise solutions.

    The Company's integration services are carried out primarily by its professional services staff, which includes approximately 750 systems analysts serving customers worldwide from regional centers in the United States, Europe, and Asia. To meet the unique needs or preferences of customers in specific geographic markets, the Company selects the most suitable and cost effective hardware platforms currently available from marketing partners and third-party networking products, industry standard applications, and other local products such as microcomputers and terminals.

    Revenues from software and services were $170.3 million in 1996, $174.1 million in 1995, and $154.3 million in 1994, representing 55.7%, 38.3%, and 29.4%, respectively, of the Company's total revenues. Excluding the international operations sold to AmeriData, total pro forma revenues from software and services were $148.0 million in 1995 and $125.4 million in 1994, representing 47.1% and 37.3%, respectively, of the Company's total pro forma revenues.

    MAINTENANCE AND SUPPORT

    The Company provides hardware and software maintenance services for both its Cyber and open systems products through engineers located throughout the United States and in many foreign countries. A central support organization provides technical planning and support, including a worldwide logistics operation for spare parts, a 24-hour hotline and an on-line diagnostic system accessible through Cyber mainframes.

    Maintenance and support revenues were $56.1 million in 1996, $75.4 million in 1995, and $92.8 million in 1994, representing 18.3%, 16.6%, and 17.7%, respectively, of the Company's total revenues. Excluding the international operations sold to AmeriData, total pro forma revenues from maintenance and support were $62.5 million in 1995 and $72.7 million in 1994, representing 19.9% and 21.6%, respectively, of the Company's total pro forma revenues.

    HARDWARE PRODUCTS

    The Company is differentiated from many other integrators because it is not captive to a particular product set or technology. This independence allows it to work in a multivendor environment without bias. Beginning in 1989 with its relationship with SGI, the Company began integrating UNIX-based open system products into its customer solutions. Systems based on UNIX and Intel/Microsoft technologies can support the industry's migration from centralized computing, which was dependent on mainframes, to a networked and distributed client-server environment, in which application processing and data are spread across many networked computing resources.

    To expand the range of platform options available to its customers, the Company signed remarketing agreements with Sun and Hewlett-Packard in 1993. As a Sun integrator, the Company remarkets Sun's complete line of workstations, servers, and software worldwide as a part of the Company's systems integration solutions for the commercial marketplace, particularly in the financial services, healthcare, telecommunications, and manufacturing markets. As a Hewlett-Packard integrator, the Company remarkets HP Apollo 9000 Series 700 workstations and HP 9000 Series 800 business server hardware and software, integrating the equipment and applications into solutions for customers in the aerospace, automotive, manufacturing, government, and commercial markets.

    Revenues from the sale and lease of hardware products were $79.3 million in 1996, $205.3 million in 1995, and $277.1 million in 1994, representing 26.0%, 45.1%, and 52.9%, respectively, of the Company's total revenues. Excluding the international operations sold to AmeriData, total pro forma revenues from hardware products were $103.5 million in 1995 and $138.3 million in 1994, representing 33.0% and 41.1%, respectively, of the Company's total pro forma revenues.

SALES

    WORLDWIDE BUSINESS

    The Company markets its products and services principally through its direct sales force located in the United States and 12 other countries. The Company's major international operations are in France, Germany, Korea, China, Taiwan, and the United Kingdom. In 1995, the Company sold seven of its international product distribution operations in Austria, Canada, Greece, Mexico, Norway, Portugal, and the United Kingdom to AmeriData. In 1996, the Company sold its product distribution operations in Denmark to AmeriData.

    The Company also markets its products and services through subsidiaries and distributors located in countries representing smaller markets. The Company believes that one of its strengths is its long-standing presence and name recognition in various foreign countries.

    Revenues from the Company's non-U.S. operations were approximately 52.3%, 69.2%, and 71.5%, of the Company's total revenues in 1996, 1995, and 1994, respectively. For further information regarding the Company's U.S. and international operations, see note 17 of the Notes to Consolidated Financial Statements incorporated herein by reference to the Company's Annual Report to Stockholders for the fiscal year ended December 31, 1996.

    The Company's sales and support operations are organized into three regions (Americas, Europe, and Asia), each with its own marketing, sales and sales support professionals providing consulting and engineering services. Centralized technology support services are provided to the sales regions from the Company's headquarters in Arden Hills, Minnesota. These resources are available to assist field organizations in understanding technology trends, formulate technology strategies, and provide pre-sales consulting and post-sales implementation expertise. The Company also provides essential system integration services including customer hot-line support, program/project management, customized training systems, engineering analysis, and custom software development.

    CUSTOMERS

    The Company's products and services are used in a wide variety of applications for customers in government, financial services, telecommunications, and manufacturing. The Company believes that its worldwide sales and support organization enables it to better understand the markets in which it competes, to focus its sales efforts effectively, and to develop long-term relationships with its customers.

    The U.S. Government was the only customer of the Company accounting for more than 10% of total revenues in fiscal years 1996, 1995, or 1994. Contracts with the U.S. government represented approximately 19.5%, 13.6%, and 12.0% of the Company's total revenue in fiscal years 1996, 1995, and 1994, respectively. Generally, the Company's contracts with the U.S. Government contain provisions to the effect that they may be terminated at the convenience of the customer, and that in the event of such termination, the Company would be entitled to receive payment based on the cost incurred and the anticipated profit on the work completed prior to termination.

RESEARCH AND DEVELOPMENT

    The Company's research and development efforts are primarily oriented toward digital commerce, CAD/CAM/CAE products, and client/server solutions. In 1994, the Company formed a new business unit dedicated to the development of products and services related to messaging and information infrastructures. Research and development efforts directed toward enhancing the Company's ICEM application software product line occur through the Company's ICEM Technologies division.

    Company-sponsored research and development expenses related to new products or services and the improvement of existing products totaled $12.5 million, $9.7 million, and $10.1 million, for 1996, 1995, and 1994, respectively. The increase in research and development expenses primarily relates to the Company's continuing investment in digital commerce products and services.

COMPETITION

    The market for the Company's products and services is highly competitive and is characterized by rapid technological advances in both hardware and software development. These advances result in shorter product life cycles and enhanced product capabilities, typically at significantly better price and performance levels. At the same time, these advances have also created increased demand for the skills of knowledgeable systems integrators who can help customers make the best use of the available technology.

    Competition in the digital commerce integration market is intense and is based on a variety of factors including customer satisfaction, reputation, price, performance, product quality, software availability, connectivity, networking, compatibility with industry standards, marketing and distribution capability, customer support, name recognition, and financial strength. The Company competes throughout the world with numerous local, regional, national, and international systems integrators. Several of the Company's competitors have significantly greater financial and operational resources than the Company.

BACKLOG

    The backlog of the Company's orders believed to be firm is estimated to have been approximately $19 million as of December 31, 1996, most of which is expected to be reflected in revenues during 1997. At December 31, 1995, the backlog was approximately $23 million. The decrease in the 1996 backlog from 1995 is primarily due to the operations sold to AmeriData.

    No backlog amount is determinable for a large portion of the Company's revenues. In addition, customers may elect to accelerate or delay the delivery of products, and delivery of large orders may be spread over a period of time and may be subject to modification from time to time. Consequently, the Company believes that backlog information does not necessarily provide a meaningful indication of its future business volume.

ENVIRONMENTAL MATTERS

    In connection with the Company's spin-off from Ceridian, Ceridian agreed to retain responsibility for and indemnify the Company against environmental liabilities relating to: 1) facilities formerly operated by the Computer Products business, 2) third-party disposal or treatment sites as to which Ceridian has been or is in the future identified as a potentially responsible party because of past operations of the Computer Products business at its former facilities, and 3) certain other known environmental matters related to past operations of the Computer Products business. These facilities and sites constitute all matters which, at the present time, are known to present potential environmental liabilities related to the operation of the Computer Products business. The Company has generally agreed to indemnify Ceridian against future environmental claims that relate to current and future facilities and operations of the Company.

    Compliance by the Company with federal, state, and local environmental protection laws during 1996 had no material effect upon capital expenditures, earnings or competitive position, and is expected to have none in the foreseeable future.

PATENTS

    The Company owns or is licensed under a number of patents which relate to some of its products. The Company believes that its business as a whole is not materially dependent upon any particular patent or license, or any particular group of patents or licenses. Instead, the Company believes that its success and growth are more dependent, among other things, on the quality of its services and products and its reputation with its customers.

EMPLOYEES

    As of December 31, 1996, the Company had approximately 1,750 full-time employees.

ITEM 2. PROPERTIES

    The Company's corporate headquarters and U.S. field operations headquarters are located in Arden Hills, Minnesota. Facilities located elsewhere are primarily sales and service locations, and include significant office facilities in Atlanta, Georgia; Sunnyvale and Anaheim, California; Rockville, Maryland; Frankfurt, Germany; Paris, France; Delft, Netherlands; and Taipei, Taiwan. The Company owns a significant office facility in Mexico, which is leased to AmeriData.

    The following table summarizes the usage and location of the Company's facilities as of January 1, 1997.

                                   FACILITIES

TYPE OF PROPERTY INTEREST                                             U.S.      NON-U.S.     WORLDWIDE
------------------------------------------------------------------  ---------  -----------  -----------
                                                                       (IN THOUSANDS OF SQUARE FEET)
Owned.............................................................      325.5       179.2        504.7
Leased............................................................      588.6       231.9        820.5
                                                                    ---------       -----   -----------
  Total square feet...............................................      914.1       411.1      1,325.2
                                                                    ---------       -----   -----------
                                                                    ---------       -----   -----------

UTILIZATION
-------------------------------------------------------------------------------------------------------

Warehousing.......................................................       74.7        35.6        110.3
Office, computer center and other.................................      551.9       196.5        748.4
Vacant............................................................       21.1        69.5         90.6
Leased or subleased to others.....................................      266.4       109.5        375.9
                                                                    ---------       -----   -----------
  Total square feet...............................................      914.1       411.1      1,325.2
                                                                    ---------       -----   -----------
                                                                    ---------       -----   -----------

    No facilities owned by the Company are subject to any major encumbrances. The Company believes that all of the facilities currently utilized in its ongoing business operations meet their intended purposes and are adequately maintained. As a result of the Company's continuing business transition, leased property decreased during fiscal 1996 by approximately 200,000 square feet, a reduction of 19.8%. The number of facilities also decreased from 90 at the end of 1995 to 78 at year end 1996, a net decrease of 12 locations. This substantial reduction was primarily attributable to the consolidation of locations in the U.S. field operations and the sale of certain international operations to AmeriData. Restructuring charges recorded in fiscal year ended December 31, 1994, included provisions of approximately $9.7 million for lease and other obligations related to excess facilities.

ITEM 3. LEGAL PROCEEDINGS

    There are no legal proceedings pending against or involving the Company which, in the opinion of management, will have a material adverse effect upon its consolidated financial position or results of operations.

    In connection with the Company's spin-off from Ceridian, the Company has agreed to assume responsibility for, and indemnify Ceridian Corporation against, liability in connection with judicial and administrative claims and proceedings relating to the Computer Products business prior to August 1, 1992. Pending age discrimination actions against Ceridian and the Company were settled in March 1997. The Company's aggregate liability for such actions was approximately $4.5 million. The Company has adequate reserves to cover this amount. Although occasional adverse decisions (or settlements) may occur, management believes that the final disposition of such matters will not have a material adverse effect on the Company's financial position.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

    No matters were submitted to a vote of the Company's stockholders during the quarter ended December 31, 1996.

EXECUTIVE OFFICERS OF THE REGISTRANT

    The executive officers of the Company are as follows:

NAME                                         AGE                                   POSITION
---------------------------------------      ---      -------------------------------------------------------------------
James E. Ousley........................          51   President and Chief Executive Officer
Joseph F. Killoran.....................          56   Vice President and Chief Financial Officer
Ruth A. Rich...........................          53   Vice President, Human Resources/Administration and Secretary
Dieter Porzel..........................          60   Vice President, Europe/Middle East/Africa Region
Michael G. Eleftheriou.................          51   Vice President, Technical Services
David B. Folsom........................          49   Vice President, Electronic Commerce Solutions and Chief Technology
                                                      Officer
Arnold (Nol) Rutgers...................          55   Vice President, Sales and Operations, U.S. and Asia

    Executive officers of the Company are elected by the Board of Directors and serve at the Board's discretion. There are no family relationships among any directors or executive officers of the Company.

    James E. Ousley has been President and Chief Executive Officer of Control Data since August 1992. Mr. Ousley was President of Ceridian's Computer Products business from April 1989 to July 1992; and Executive Vice President of Ceridian from February 1990 to July 1992.

    Joseph F. Killoran has been Vice President and Chief Financial Officer of Control Data since February 1994. Mr. Killoran was Vice President and Controller of Control Data from August 1992 to

January 1994; and Vice President and Controller for Ceridian's Computer Products business from 1989 to July 1992.

    Ruth A. Rich has been Vice President, Human Resources/Administration of Control Data since August 1992 and Secretary since March 1997. Ms. Rich was Vice President, Human Resources/Administration for Ceridian's Computer Products business from November 1990 to July 1992; and Vice President, Human Resources/Administration for Ceridian's Information Services Group from May 1986 to November 1990.

    Dieter Porzel has been Vice President, Europe/Middle East/Africa Region of Control Data since February 1993. Mr. Porzel was Vice President, Central Europe Region for Control Data from August 1992 to January 1993; and Vice President, Central Europe Region of Ceridian's Computer Products business from 1987 to 1992.

    Michael G. Eleftheriou has been Vice President, Technical Services of Control Data since January 1996. Mr. Eleftheriou was Vice President of Assessment and Planning for Control Data from October 1994 to December 1995; General Manager of United States Systems Integration Operations from May 1994 to September 1994; General Manager of Control Data Mexico from October 1992 to April 1994; General Manager of Worldwide Sales and Services from August 1992 to September 1992; General Manager, Worldwide Sales and Services of Ceridian's Computer Products business from December 1991 to July 1992; and General Manager of Ceridian's Cyber Marketing business from April 1990 to November 1991.

    David B. Folsom has been Vice President, Electronic Commerce Solutions of Control Data since October 1994. In addition, in March 1997, Mr. Folsom assumed the role of Chief Technology Officer. Mr. Folsom was General Manager of Networking Competency Centers of Control Data from August 1992 to September 1994; and Director of Software Development for Ceridian's Computer Products business from 1990 to July 1992.

    Arnold (Nol) Rutgers has been Vice President, Sales and Operations, U.S. and Asia of Control Data since October 1996. Mr. Rutgers was Vice President, Asia/Pacific Region from June 1995 to September 1996; Vice President, Marketing from October 1994 to May 1995; General Manager of Strategic Planning for Control Data from August 1992 to September 1994; and General Manager of Strategic Planning for Ceridian's Computer Products business from September 1989 to July 1992.

                                    PART II

ITEM 5.  MARKET FOR THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER
         MATTERS

    "Price Range of Common Stock," appearing on page 31 of the Company's 1996 Annual Report to Stockholders, is incorporated herein by reference.

ITEM 6.  SELECTED FINANCIAL DATA

    "Selected Consolidated Financial Data," appearing on inside cover page of the Company's 1996 Annual Report to Stockholders, is incorporated herein by reference.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

    "Management's Discussion and Analysis of Financial Condition and Results of Operations," appearing on pages 8 through 12 of the Company's 1996 Annual Report to Stockholders, is incorporated herein by reference.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

    The consolidated balance sheets of the Company and its subsidiaries as of December 31, 1996 and 1995, the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996, and the notes to consolidated financial statements, together with report therein of KPMG Peat Marwick LLP dated January 22, 1997, appearing on pages 13 through 30 of the Company's 1996 Annual Report to Stockholders, are incorporated herein by reference.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

    None.

                                    PART III

ITEM 10.  DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

    IDENTIFICATION OF DIRECTORS

    "Election of Directors" in the Company's Proxy Statement for the 1997 Annual Meeting of Stockholders to be held on May 14, 1997 (hereinafter the "Proxy Statement") is incorporated herein by reference.

    IDENTIFICATION OF EXECUTIVE OFFICERS

    Information regarding executive officers of the Company is contained in Part I of this Report on page 12 and is incorporated herein by reference.

ITEM 11.  EXECUTIVE COMPENSATION

    "Executive Compensation" in the Proxy Statement is incorporated herein by reference.

ITEM 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    "Stockholdings of Certain Owners and Management" in the Proxy Statement is incorporated herein by reference.

ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    "Election of Directors--Certain Business Relationships" in the Proxy Statement is incorporated herein by reference.

                                    PART IV

ITEM 14.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K

FINANCIAL STATEMENTS

    Incorporated by reference into Part II, Item 8 of this report.

                                                                                                        PAGE IN
                                                                                                      1996 ANNUAL
                                                                                                       REPORT TO
                                                                                                      STOCKHOLDERS
                                                                                                      ------------
Independent Auditors' Report........................................................................       13

Consolidated Statements of Operations--Years Ended December 31, 1996, December 31, 1995, and
 December 31, 1994..................................................................................       14

Consolidated Balance Sheets--December 31, 1996 and December 31, 1995................................       15

Consolidated Statements of Stockholders' Equity--Years Ended December 31, 1996, December 31, 1995,
 and and December 31, 1994..........................................................................       16

Consolidated Statements of Cash Flows--Years Ended December 31, 1996, December 31, 1995, and
 December 31, 1994..................................................................................       17

Notes to Consolidated Financial Statements..........................................................       18

FINANCIAL STATEMENT SCHEDULES

                                                                                                        PAGE IN THIS
                                                                                                          FORM 10-K
                                                                                                       ---------------
Independent Auditors' Report on Financial Statement Schedule.........................................            18

Schedule II--Valuation and Qualifying Accounts.......................................................            19

    All other schedules are omitted because they are not applicable, or not required, or because the required information is included in the consolidated financial statements or notes thereto.

REPORTS ON FORM 8-K

    None

EXHIBITS

EXHIBIT
 NO.   DESCRIPTION
------ --------------------------------------------------------------------------
  2.1* Amended and Restated Purchase Agreement, dated August 31, 1995, between the Registrant and AmeriData Technologies, Inc.--incorporated by reference to Exhibit 2.1 to the Registrant's Current Report on Form 8-K
        dated September 13, 1995.
  3.1* Restated Certificate of Incorporation of the Registrant--incorporated by reference to Exhibit 3.1, filed under cover of Form SE dated July 9,
        1992, to the Form 8. (1)
  3.2* Restated Bylaws of the Registrant, as amended--incorporated by reference to Exhibit 99 to the Registrant's Quarterly Report on Form 10-Q for the
        fiscal quarter ended July 3, 1993.
 10.1* Transfer Agreement between Ceridian and the Registrant--incorporated by reference to Exhibit 10.1, filed under cover of Form SE dated July 9,
        1992, to the Form 8.
 10.2* Intercompany Services Agreement between Ceridian and the
        Registrant--incorporated by reference to Exhibit 10.3, filed under cover of Form SE dated July 9, 1992, to the Form 8.
 10.3* Environmental Matters Agreement between Ceridian and the Registrant--
        incorporated by reference to Exhibit 10.5, filed under cover of Form SE dated July 9, 1992, to the Form 8.
 10.4* Intellectual Property Agreement between Ceridian and the
        Registrant--incorporated by reference to Exhibit 10.6, filed under cover of Form SE dated July 9, 1992, to the Form 8.
 10.5* Tax Matters Agreement between Ceridian and the Registrant--incorporated by reference to Exhibit 10.7, filed under cover of Form SE dated July 9,
        1992, to the Form 8.
 10.6* Value-Added Remarketing Agreement between Ceridian and the Registrant regarding Ceridian's Government Systems division--incorporated by reference to Exhibit 10.9, filed under cover of Form SE dated July 9,
        1992, to the Form 8.
 10.7* Master Purchase Option Agreement between Ceridian and the Registrant--
        incorporated by reference to Exhibit 10.12, filed under cover of Form SE dated July 9, 1992, to the Form 8.
 10.8*(2) Form of Indemnification Agreement between the Registrant and its directors and executive officers--incorporated by reference to Exhibit 10.14, filed under cover of Form SE dated July 9, 1992, to the Form 8.
 10.9*(2) The Registrant's 1992 Equity Incentive Plan--incorporated by reference to
        Exhibit 10.15, filed under cover of Form SE dated July 9, 1992, to the
        Form 8.
 10.10*(2) February 1994 Amendments to 1992 Equity Incentive Plan--incorporated by reference to Exhibit 10.16 to the Registrant's Annual Report on Form 10-K
        for the fiscal year ended January 1, 1994.
 10.11*(2) February 1995 Amendments to 1992 Equity Incentive Plan--incorporated by reference to Exhibit 10.17 to the Registrant's Annual Report on Form 10-K
        for the fiscal year ended December 31, 1994.
 10.12*(2) May 1996 Amendments to 1992 Equity Incentive Plan--incorporated by reference to Exhibit 10.1 to the Registrant's Quarterly Report on Form
        10-Q for the fiscal quarter ended June 30, 1996.
 10.13*(2) The Registrant's Executive Incentive Plan--incorporated by reference to the description of such plan under "Executive Compensation" in the
        Registrant's definitive Proxy Statement for its 1997 Annual Meeting of
        Stockholders.

EXHIBIT
 NO.   DESCRIPTION
------ --------------------------------------------------------------------------
 10.14*(2) The Registrant's 1993 Employee Stock Purchase Plan--incorporated by reference to Exhibit 10.17 to the Registrant's Annual Report on Form 10-K
        for the fiscal year ended January 2, 1993.
 10.15* Software Distribution License Agreement between Intergraph and the
        Registrant-- incorporated by reference to Exhibit 10.21 to the
        Registrant's Annual Report on Form 10-K for the fiscal year ended January
        2, 1993.
 10.16*(2) Contract for the "Vorsitzender der Geschaeftsfuehrung" of Control Data
        GmbH-- incorporated by reference to Exhibit 10.23 to the Registrant's
        Annual Report on Form 10-K for the fiscal year ended January 1, 1994.
 10.17*(2) Severance Agreement, dated January 4, 1995, between the Registrant and
        James E. Ousley--incorporated by reference to Exhibit 10.26 to the
        Registrant's Annual Report on Form 10-K for the fiscal year ended
        December 31, 1994.
 10.18*(2) Severance Agreement, dated January 4, 1995, between the Registrant and
        Joseph F. Killoran--incorporated by reference to Exhibit 10.27 to the
        Registrant's Annual Report on Form 10-K for the fiscal year ended
        December 31, 1994.
 10.19*(2) Compensation arrangement between the Registrant and its
        Chairman--incorporated by reference to the description of such arrangement under "Director Compensation" in the Registrant's definitive
        Proxy Statement for its 1997 Annual Meeting of Stockholders.
 11.0  Computation of Earnings (Loss) per Common Share.
 13.0  The portions of the Registrant's 1996 Annual Report to Stockholders that are incorporated in this Form 10-K by reference.
 21.0  Subsidiaries of the Registrant.
 23.0  Consent of Independent Auditors.
 24.0  Power of Attorney--included on Signatures page hereto.
 27.0  Financial Data Schedule.

------------------------

(Schedules to the foregoing exhibits have not been included but will be submitted supplementary to the Commission upon request)

 * -- Incorporated by reference to other filing.

(1)-- Form 8 and Form 10 refer, respectively, to the Registrant's Form 8 Amendment No. 1 dated July 10, 1992 (the "Form 8") to its Registration Statement on Form 10 dated May 27, 1992 and declared effective July 16, 1992 (the "Form 10").

(2)-- Indicates a management contract or compensatory plan or arrangement required to be filed as an exhibit to Form 10-K.

          INDEPENDENT AUDITORS' REPORT ON FINANCIAL STATEMENT SCHEDULE

The Board of Directors and Stockholders

of Control Data Systems, Inc.:

    Under date of January 22, 1997, we reported on the consolidated balance sheets of Control Data Systems, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996, as contained in the 1996 annual report to stockholders. These consolidated financial statements and our report thereon are incorporated by reference in the annual report on Form 10-K for the year 1996. In connection with our audits of the aforementioned consolidated financial statements, we also have audited the related financial statement schedule as listed in the accompanying index. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statement schedule based on our audits.

    In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.


                                          /s/ KPMG Peat Marwick LLP


Minneapolis, Minnesota
January 22, 1997

                                                                     SCHEDULE II

                           CONTROL DATA SYSTEMS, INC.

                       VALUATION AND QUALIFYING ACCOUNTS

                                                                                      YEARS ENDED
                                                                        ----------------------------------------
                                                                        DECEMBER 31,  DECEMBER 31,  DECEMBER 31,
                                                                            1996          1995          1994
                                                                        ------------  ------------  ------------
                                                                                 (DOLLARS IN THOUSANDS)
Allowance for Doubtful Accounts Receivable:

Balance at beginning of year..........................................   $    4,794    $    6,844    $   10,063
  Additions charged to costs and expenses.............................        1,127         1,384         1,906
  Write-offs and other adjustments....................................       (2,182)       (3,434)       (5,125)
                                                                        ------------  ------------  ------------
Balance at end of year................................................   $    3,739    $    4,794    $    6,844
                                                                        ------------  ------------  ------------
                                                                        ------------  ------------  ------------

                                   SIGNATURES

    Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                CONTROL DATA SYSTEMS, INC.

                                By:             /s/ JAMES E. OUSLEY
                                     -----------------------------------------
                                                  James E. Ousley
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER

                                Dated: March 24, 1997

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears above or below constitutes and appoints James E. Ousley and Joseph F. Killoran, or either of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Report, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

                                President and Chief
     /s/ JAMES E. OUSLEY          Executive Officer
------------------------------    (principal executive        March 24, 1997
       James E. Ousley            officer)

                                Vice President and Chief
    /s/ JOSEPH F. KILLORAN        Financial Officer
------------------------------    (principal financial and    March 24, 1997
      Joseph F. Killoran          accounting officer)

      /s/ W. DONALD BELL
------------------------------  Director                      March 24, 1997
        W. Donald Bell

      /s/ GRANT A. DOVE
------------------------------  Director                      March 24, 1997
        Grant A. Dove

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

    /s/ MARCELO A. GUMUCIO
------------------------------  Director                      March 24, 1997
      Marcelo A. Gumucio

    /s/ W. DOUGLAS HAJJAR
------------------------------  Director                      March 24, 1997
      W. Douglas Hajjar

     /s/ KEITH A. LIBBEY
------------------------------  Director                      March 24, 1997
       Keith A. Libbey

                                                                      APPENDIX E

                              FINANCIAL INFORMATION OF
                      CONTROL DATA FOR YEAR ENDED 12/31/96

                           CONTROL DATA SYSTEMS, INC.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS
                             (DOLLARS IN MILLIONS)

OVERVIEW

    Control Data Systems, Inc. (Control Data or the Company) is a global software and services company dedicated to helping organizations develop the enterprise-wide systems required to create, transmit, access and control business information. With its Rialto brand of directory-enabled software tools and services, the Company is focused on the architecture, implementation and lifetime support of digital commerce and enterprise-wide client-server solutions for business and government.

    The Company provides Enterprise Integration software and service solutions that include network design, installation and maintenance; application re-hosting to client-server architectures; the integration of disparate electronic messaging systems; and corporate directory design and implementation. Its Technical Services offerings include hardware and software maintenance services; rapid technology deployment in distributed environments; and customer service hotline support. The Company's Product Design software provides computer-aided design (CAD) software and services, primarily to the discrete manufacturing industry.

    The Company also has a number of suppliers and partners providing a range of hardware and software platforms, complementary products and services, and sales and marketing activities.

    The Company invests in four major areas:

    - Development of software products and tools associated with digital commerce and CAD.

    - Training and development of its technical workforce.

    - Marketing and sales of its products and services.

    - Marketing and sales support for its service provider partners.

    The Company was established through Ceridian Corporation's (Ceridian) transfer of its Computer Products business to the Company and Ceridian's subsequent distribution, in July 1992, of the Company's stock as a dividend to Ceridian's stockholders.

                                    REVENUES

REVENUES BY CATEGORY

                                                                    1996      CHANGE      1995      CHANGE      1994
                                                                  ---------  ---------  ---------  ---------  ---------
Software and services...........................................  $   170.3      (2.2%) $   174.1      12.8%  $   154.3
Maintenance and support.........................................       56.1     (25.6%)      75.4     (18.8%)      92.8
Hardware products...............................................       79.3     (61.4%)     205.3     (25.9%)     277.1
                                                                  ---------  ---------  ---------  ---------  ---------
    Total revenues..............................................  $   305.7     (32.8%) $   454.8     (13.2%) $   524.2
                                                                  ---------  ---------  ---------  ---------  ---------
                                                                  ---------  ---------  ---------  ---------  ---------

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS
                             (DOLLARS IN MILLIONS)

REVENUES BY GEOGRAPHY

                                                                    1996      CHANGE      1995      CHANGE      1994
                                                                  ---------  ---------  ---------  ---------  ---------
Americas........................................................  $   146.3     (15.6%) $   173.4     (26.2%) $   235.1
Europe..........................................................      113.1     (50.3%)     227.5      (1.1%)     230.1
Asia............................................................       46.3     (14.1%)      53.9      (8.6%)      59.0
                                                                  ---------  ---------  ---------  ---------  ---------
    Total revenues..............................................  $   305.7     (32.8%) $   454.8     (13.2%) $   524.2
                                                                  ---------  ---------  ---------  ---------  ---------
                                                                  ---------  ---------  ---------  ---------  ---------

    The Company entered into a transaction with AmeriData Technologies, Inc. (AmeriData) during 1995 to divest seven of its international subsidiary operations. The effect of this transaction on the Company's reported results of operations is reflected in the exclusion of the last four months of results for the five international operations sold to AmeriData on August 31, 1995 and the exclusion of the last two months of results for the two international operations sold on October 31, 1995. In addition, on March 25, 1996, the Company completed the sale to AmeriData of the Control Data operations in Denmark. See note 3 of the Notes to Consolidated Financial Statements for additional information regarding the AmeriData divestitures. The pro forma results discussed below reflect the exclusion of the operating results of the divested operations for fiscal years 1995 and 1994.

    Revenues for 1996 of $305.7 million decreased 32.8% from 1995 revenues of $454.8 million. The revenue decline was due to a 61.4% decrease in hardware products sales and a 25.6% decrease in maintenance and support. The majority of the decrease in hardware products sales and maintenance and support was attributable to the AmeriData divestitures. The maintenance and support revenues decline was also due to the decrease in the number of proprietary systems under maintenance contracts.

    Revenues for 1995 of $454.8 million decreased 13.2% from 1994 revenues of $524.2 million. The revenue decline was due to a 25.9% decrease in hardware products sales and an 18.8% decrease in maintenance and support, offset by a 12.8% increase in software and services revenues. The majority of the decrease in hardware products sales and hardware maintenance and support was attributable to lower revenues in the Americas and Asia. In addition, a portion of the revenue decline for 1995 can be attributed to the AmeriData divestitures. The maintenance and support revenues decline was also due to the decrease in the number of proprietary systems under maintenance contracts. The growth in software and services sales was primarily associated with the Company's digital commerce and product data management/computer-aided design (PDM/CAD) projects.

    On a pro forma basis, excluding the results of operations of the AmeriData divestitures for the years 1995 and 1994, 1996 revenues of $305.7 million decreased 2.6% from 1995 revenues of $314.0 million. The revenue decline was due to a decrease in hardware products sales of 23.4% and a 10.2% decline in maintenance and support, offset by a 15.1% increase in software and services revenues. 1995 revenues of $314.0 million decreased 6.7% from 1994 revenues of $336.4 million. The revenue decline was due to a decrease in hardware products sales of 25.2% and a 14.2% decline in maintenance and support, offset by an 18.0% increase in software and services revenues. The increase in software and services and the decrease in hardware products sales reflects the Company's continuing emphasis on the digital commerce market.

    Revenues from the Americas operations represented 48% of the Company's total revenues in 1996; European operations represented 37%, and Asia operations represented 15%. A slight increase in software and services revenue in the Americas of 4.6% was offset by a decrease in software and services revenues in Europe and Asia of 10.1% and 1.4%, respectively. Maintenance and support revenues

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS
                             (DOLLARS IN MILLIONS)

decreased in the Americas, Europe, and Asia by 17.8%, 40.8%, and 2.7%, respectively. Similarly, hardware products sales decreased in the Americas, Europe, and Asia by 44.6%, 75.6%, and 27.7%, respectively. The majority of the decrease in revenues, in the Americas and Europe, was attributable to the AmeriData divestitures.

    Revenues from European operations represented 50% of the Company's total revenues in 1995; the Americas operations represented 38%, and Asia operations represented 12%. The increase in software and services revenues in Asia, the Americas, and Europe of 37.5%, 11.3%, and 8.8%, respectively, was offset in part by a decrease in hardware products sales of 28.9%, 51.5%, and 2.7%, respectively. The decrease in hardware products sales in the Americas was due primarily to lower sales in Canada and Mexico in addition to the AmeriData divestitures. On a pro forma basis, European operations represented 38% of the Company's total revenues in 1995; the Americas operations represented 45%, and Asia operations represented 17%.

    Certain revenues have been reclassified in selected categories to conform with the Company's standard presentation.

COST OF REVENUES AND GROSS PROFIT

                                                                    1996      CHANGE      1995      CHANGE      1994
                                                                  ---------  ---------  ---------  ---------  ---------
Cost of revenues................................................  $   201.4     (39.0%) $   330.4     (13.6%) $   382.5
Percentage of revenues..........................................       65.9%                 72.6%                 73.0%
Gross profit....................................................  $   104.3     (16.2%) $   124.4     (12.2%) $   141.7
Percentage of revenues..........................................       34.1%                 27.4%                 27.0%

    Cost of revenues decreased by 39.0% and gross profit decreased by 16.2% in 1996. The primary factor contributing to the cost of revenues and gross profit decreases was the decline in total revenues, primarily in hardware products sales. Gross profit margins increased to 34.1% in 1996 from 27.4% in 1995, as the result of increased margins on software and services sales and the exclusion of lower profit margin hardware product sales associated with the AmeriData divestitures. On a pro forma basis, gross profit margins increased to 34.1% in 1996 from 32.5% in 1995 as the result of increased margins on software and services sales.

    Cost of revenues decreased by 13.6% and gross profit decreased by 12.2% in 1995. The primary factor contributing to the cost of revenues and gross profit decreases was the decline in total revenues, primarily in hardware products sales, offset in part by an increase in software and services sales. Gross profit margins increased slightly to 27.4% in 1995 from 27.0% in 1994, primarily reflecting the exclusion of lower profit margin hardware products sales associated with the AmeriData divestitures. On a pro forma basis, gross margins increased to 32.5% in 1995 from 30.9% in 1994, primarily as the result of increased margins on maintenance and support sales.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS
                             (DOLLARS IN MILLIONS)

OPERATING EXPENSES

                                                                    1996      CHANGE      1995      CHANGE      1994
                                                                  ---------  ---------  ---------  ---------  ---------
Selling, general and administrative.............................  $    86.9     (23.1%) $   113.0     (12.7%) $   129.5
Percentage of revenues..........................................       28.4%                 24.8%                 24.7%
Technical.......................................................  $    12.5      28.9%  $     9.7     (31.7%) $    14.2
Percentage of revenues..........................................        4.1%                  2.1%                  2.7%
Restructuring...................................................     --         --         --        (100.0%) $    70.1
Percentage of revenues..........................................     --                    --                      13.4%
Goodwill write-off..............................................     --         --         --        (100.0%) $    24.9
Percentage of revenues..........................................     --                    --                       4.8%

    SELLING, GENERAL AND ADMINISTRATIVE (SG&A). The decrease in SG&A expense was a result of downsizing actions taken by the Company over the past several years and the exclusion of operating expenses associated with the operations sold in the AmeriData divestitures. As a percentage of revenue, SG&A expenses increased in 1996 as a result of investments made in support of service provider partners. On a pro forma basis, the divested operations had lower SG&A expense to revenue levels and the exclusion of these operations would raise the Company's SG&A expense to revenue percentage.

    TECHNICAL. The increase in technical expense was the result of higher spending on digital commerce products and services. The AmeriData divestitures had no effect on technical expenses.

    RESTRUCTURING CHARGES. During the fourth quarter of 1994, the Company completed a thorough review of its worldwide business operations and market opportunities. The results of this review indicated that certain actions were needed to further reduce the geographic scope of operations, downsize employment levels worldwide, and revalue selected assets in order to remain competitive in the future. Based on this review, the Company adopted a formal restructuring plan resulting in a pre-tax restructuring charge of $70.1 million.

    Under the 1994 restructuring plan, the Company planned to reduce its pre-restructure workforce by approximately 600 individuals, thereby reducing annualized payroll, labor, and benefit costs by approximately $38 million per year and reduce annual rent expense by approximately $3 million, offset in part by workforce additions and other expenditures associated with expansion of its core business.

    In 1995, the Company entered into an agreement with AmeriData to sell certain of its international operations to AmeriData. The restructuring effect of the AmeriData divestitures has been to replace certain employee severance and lease related cash charges with noncash asset revaluations and write-downs. As a result of this transaction, the reduction in workforce related to the Company's restructuring charge will total approximately 475 individuals versus the original estimate of 600 individuals.

    See note 18 of the Notes to Consolidated Financial Statements which sets forth the Company's restructuring activities and the reserve balances as of December 31, 1996, December 31, 1995, and December 31, 1994.

    Future cash outlays under the restructuring plan are anticipated to be $8.9 million and $3.3 million in 1997 and 1998, respectively.

    GOODWILL WRITE-OFF. During the fourth quarter of 1994, the Company concluded that the carrying values of the Evernet Systems, Inc. and Dataselskapet A/S goodwill balances were fully impaired and the remaining unamortized balances of $24.9 million were charged to earnings. The primary reasons for these

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS
                             (DOLLARS IN MILLIONS)

write-offs included significant reductions in the employee and customer bases and a refocusing of the Company's overall systems integration strategy. For additional information regarding this charge, see note 19 of Notes to Consolidated Financial Statements.

NONOPERATING INCOME (EXPENSES)

                                                                       1996      CHANGE      1995      CHANGE      1994
                                                                     ---------  ---------  ---------  ---------  ---------
Interest expense...................................................  $    (0.2)            $    (1.0)            $    (1.3)
Interest income....................................................        5.1                   5.7                   4.8
Other income.......................................................        7.2                   3.7                   0.1
Nonoperating income, net...........................................  $    12.1      44.0%  $     8.4     133.3%  $     3.6
Percentage of revenues.............................................        4.0%                  1.8%                  0.7%

    INTEREST EXPENSE. Interest expense decreased in 1996 primarily due to lower average daily short-term borrowings.

    INTEREST INCOME. Interest income decreased in 1996 due to lower average interest rate yields.

    OTHER INCOME. Other income increased in 1996 primarily due to a gain of $2.0 million versus a gain of $0.4 million in 1995 from the sale of land, an exchange gain of $2.6 million in 1996 versus a gain of $0.2 million in 1995, rental income of $0.7 million in 1996 versus $0.2 million in 1995, offset in part by a loss in affiliates, primarily related to the Company's 50% interest in Metaphase Technology, Inc. of $0.3 million in 1996 versus a gain of $0.9 million in 1995.

    The increase in nonoperating income, net, in 1995 was primarily due to a gain of $0.8 million for the increase in market value of certain short-term marketable securities versus a $1.2 million loss in 1994, a gain in affiliates of $0.9 million primarily related to the Company's 50% interest in Metaphase Technology, Inc. versus a $0.4 million loss in 1994, and a gain of $0.4 million from the sale of land.

PROVISION FOR INCOME TAXES

                                                                             1996       CHANGE       1995      CHANGE      1994
                                                                           ---------  -----------  ---------  ---------  ---------
Provision for income taxes...............................................  $     1.1       (8.3%)  $     1.2      20.0%  $     1.0
Percentage of revenues...................................................        0.4%                    0.3%                  0.2%

    The provisions for income taxes in 1996, 1995, and 1994 relate primarily to foreign income taxes on the earnings of the Company's foreign subsidiaries and foreign withholding taxes on certain United States income. See note 9 of Notes to Consolidated Financial Statements which describes the differences between the U.S. statutory and effective income tax rates.

NET EARNINGS (LOSS) AND EARNINGS (LOSS) PER SHARE

                                                                     1996      CHANGE      1995      CHANGE      1994
                                                                   ---------  ---------  ---------  ---------  ---------
Net earnings (loss)..............................................  $    16.0      79.8%  $     8.9     109.4%  $   (94.4)
Percentage of revenues...........................................        5.2%                  2.0%                (18.0)%
Earnings (loss) per share
  Primary........................................................  $    1.09             $    0.67             $   (6.87)
  Fully diluted..................................................  $    1.09             $    0.62             $   (6.87)

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS
                             (DOLLARS IN MILLIONS)

    NET EARNINGS (LOSS). The net earnings for 1996 were $16.0 million compared to net earnings for 1995 of $8.9 million and net loss for 1994 of $94.4 million.

    The 1996 net earnings were primarily attributable to lower operating expenses and higher nonoperating income. The 1995 net earnings were similarly attributable to lower operating expenses and higher nonoperating income. Also contributing to higher earnings in 1995 was the exclusion of operating expenses and interest expense associated with the operations sold in the AmeriData divestitures. The 1994 net loss was primarily attributable to the $70.1 million restructuring charge and $24.9 million goodwill write-off recorded in the fourth quarter of 1994 and lower gross profit margins on hardware products sales.

OUTLOOK

    The following factors, among others, should be considered in evaluating the Company's outlook.

    GENERAL. The Company participates in the global market for enterprise network communications and has begun to focus its expertise in messaging and directory services on the emerging market for digital commerce. Specialized software vendors, large consulting firms, and systems integrators also compete in these market segments. There are many smaller firms also active in these market segments with no one firm having a dominant position.

    Certain of the firms in these markets offer outsourcing and other types of long-term agreements with their customer base. The result of these activities is to develop a backlog of business that provides a more predictable future revenue base. Because the majority of the Company's core business activities will continue to be project-based, revenue predictability is difficult and quarterly volatility of earnings can be expected.

    The Company entered into a transaction with Structural Dynamics Research Corporation (SDRC) in December 1996 to sell its 50-percent interest in Metaphase Technology, Inc. and certain assets of the Company's product data management
(PDM) business. The transaction, valued at $31 million, consists of cash and a warrant to purchase SDRC stock. The sale will produce a gain, in the first quarter of 1997, for the Company of approximately $1.00 per share. The Company has used a portion of the cash received from the sale to repurchase 766,833 shares of common stock in 1997.

    REVENUES. The Company expects total revenues to decline from 1996 to 1997 due to the sale of the PDM business, the continuing erosion of the Company's installed base of proprietary hardware and software maintenance revenues, and continuing de-emphasis on hardware reselling. Software and services growth in Enterprise Integration Services is expected to nearly offset these decreases.

    COST OF REVENUES. The Company's cost of revenues as a percentage of revenues is expected to decrease and gross margins as a percentage of revenues are expected to increase in 1997. Primary factors contributing to these changes include the de-emphasis of low margin hardware sales and expected cost improvements associated with software and services revenue. Due to varying gross profit margins of different types of product sales and varying gross profit margins of specific large projects quarter to quarter, total gross profit margins in 1997 could be volatile.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. SG&A expenses are expected to decrease in 1997 from 1996, primarily due to the divestiture of the PDM business. This decrease will be somewhat offset by increases in SG&A expenses associated with planned marketing activities and the support of service provider partners in the digital commerce market.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS
                             (DOLLARS IN MILLIONS)

    TECHNICAL EXPENSES. Technical spending is expected to increase slightly in 1997, as the Company continues its investment in digital commerce products.

    INCOME TAX RATE. In total, the Company has $100.5 million of gross deferred tax assets at December 31, 1996, which can be used to offset taxes on future earnings. While the Company maintains significant operations outside the United States, a number of these operations also have deferred tax assets as of December 31, 1996 resulting from lower than expected 1994 earnings, caused in part by the worldwide restructuring activity. In the long term this will significantly reduce the Company's tax expense. However, given the wide geographical dispersion of the Company's operations, the overall effective tax rate will be volatile. The AmeriData divestitures did not have a material impact on deferred tax assets.

    FOREIGN EXCHANGE. A large percentage of the Company's business is transacted in currencies other than the U.S. dollar. As a result, the Company's financial results are subject to foreign exchange rate fluctuations.

    OTHER. See Notes to Consolidated Financial Statements regarding other factors concerning the Company.

FINANCIAL CONDITION

    The Company's cash and short-term investments totaled $84.6 million at December 31, 1996 representing 38.4% of total assets. The Company has no long-term debt. Total cash and short-term investment balances increased by $0.6 million in 1996. The primary factors in the increase were net earnings of $16.0 million which includes depreciation and amortization of $7.9 million, foreign currency transaction gain of $2.6 million, proceeds from the sale of land of $2.3 million, and the issuance of Common Stock of $6.7 million. Partially offsetting the increase was $3.1 million from working capital items, the purchase of treasury stock of $1.8 million, restructuring payments of $11.0 million, capital expenditures of $9.1 million, and net pension activity of $3.1 million. The AmeriData divestitures, through the elimination of certain hardware distribution activities, significantly reduced the Company's investment in inventory and the associated risk of obsolescence associated with that inventory.

    Stockholders' equity increased by $25.5 million in 1996. The increase was primarily due to net earnings of $16.0 million, the issuance of Common Stock of $6.7 million, the issuance of treasury stock of $1.4 million, and a minimum pension liability adjustment of $5.2 million, offset in part by the purchase of treasury stock of $1.8 million and a foreign currency translation adjustment of $2.1 million.

    As of December 31, 1996, the Company had available up to $15.5 million in credit facilities, primarily short-term notes and overdraft facilities under bank lines of credit in certain international subsidiaries, as well as a domestic credit arrangement which provides up to $10.0 million in unsecured short-term credit.

    The Company had $12.2 million of restructure obligations as of December 31, 1996, $8.9 million of which are expected to be cash outlays in 1997, primarily for severance costs, lease and other obligations related to excess facilities, and litigation costs. Restructuring payments will extend into 1998 to satisfy various long-term real estate obligations and severance issues. The Company believes that it can finance this cash requirement through a combination of existing cash reserves, cash flow from operations, and its borrowing capacity.

    Except for the historical information contained within the Management's Discussion and Analysis of Financial Condition and Results of Operations, the accompanying consolidated financial statements, and the Notes to Consolidated Financial Statements, the matters discussed within this annual report are

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS
                             (DOLLARS IN MILLIONS)

forward looking statements that involve risks and uncertainties including: business conditions and growth in the general economy and electronic messaging; volatility in gross margins as the Company's revenues and product mix change; additional restructuring actions or charges as the Company continues to evolve in its rapidly changing industry; competitive factors, such as alternative messaging and directory solutions, products and price pressures; availability of skilled personnel in various geographic areas; acceptance of the outsourcing of corporate messaging infrastructures; the success of the Company's business partners in sales and marketing activities; and other factors discussed herein.

                              MANAGEMENT'S REPORT


    The accompanying consolidated financial statements, including the notes thereto, and other financial information presented in this report were prepared by management, which is responsible for their integrity and objectivity. The financial statements have been prepared in accordance with generally accepted accounting principles and include amounts that are based upon our best estimates and judgments.

    Control Data Systems, Inc. maintains an effective system of internal accounting control. We believe this system provides reasonable assurance that transactions are executed in accordance with management authorization and are appropriately recorded in order to permit preparation of financial statements in conformity with generally accepted accounting principles and to adequately safeguard, verify, and maintain accountability of assets. The concept of reasonable assurance is based on the recognition that the cost of a system of internal control should not exceed the benefits derived.

    KPMG Peat Marwick LLP, independent certified public accountants, are retained to audit the Company's financial statements. Their accompanying report is based on an audit conducted in accordance with generally accepted auditing standards. The audit includes a review of the internal accounting control structure to gain a basic understanding of the accounting system in order to design an effective and efficient audit approach and not for the purpose of providing assurance on the system of internal control.

    The Audit Committee of the Board of Directors is composed of two outside directors and is responsible for recommending the independent accounting firm to be retained for the coming year, subject to stockholder approval. The Audit Committee meets periodically and privately with the independent accountants, as well as with management, to review accounting, auditing, internal accounting controls, and financial reporting matters.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Control Data Systems, Inc.:

    We have audited the accompanying consolidated balance sheets of Control Data Systems, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Control Data Systems, Inc. and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996 in conformity with generally accepted accounting principles.


                                          /s/ KPMG Peat Marwick LLP


Minneapolis, Minnesota
January 22, 1997

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                      YEARS ENDED
                                                                        ----------------------------------------
                                                                        DECEMBER 31,  DECEMBER 31,  DECEMBER 31,
                                                                            1996          1995          1994
                                                                        ------------  ------------  ------------
REVENUES:
  Net sales and rentals...............................................   $  130,585    $  253,921    $  319,302
  Services............................................................      175,111       200,894       204,925
    Total revenues....................................................      305,696       454,815       524,227

COST OF REVENUES:
  Net sales and rentals...............................................       70,619       175,471       232,650
  Services............................................................      130,750       154,909       149,878
    Total cost of revenues............................................      201,369       330,380       382,528
    Gross profit......................................................      104,327       124,435       141,699

OPERATING EXPENSES:
  Selling, general and administrative.................................       86,860       113,047       129,491
  Technical...........................................................       12,483         9,673        14,241
  Restructuring.......................................................       --            --            70,100
  Goodwill write-off..................................................       --            --            24,900
    Total operating expenses..........................................       99,343       122,720       238,732
    Earnings (loss) from operations...................................        4,984         1,715       (97,033)

NONOPERATING INCOME (EXPENSES):
  Interest expense....................................................         (205)       (1,033)       (1,282)
  Interest income.....................................................        5,112         5,719         4,786
  Other income, net...................................................        7,187         3,667           126
    Total nonoperating income, net....................................       12,094         8,353         3,630
    Earnings (loss) before income taxes...............................       17,078        10,068       (93,403)

PROVISION FOR INCOME TAXES............................................        1,100         1,200         1,000
  Net earnings (loss).................................................   $   15,978    $    8,868    $  (94,403)
Primary earnings (loss) per common share and common share equivalents    $     1.09    $     0.67    $    (6.87)
Fully diluted earnings (loss) per common share and common share
 equivalents                                                             $     1.09    $     0.62    $    (6.87)
Weighted average common shares outstanding (in thousands):
  Primary.............................................................       14,623        13,294        13,740
  Fully diluted.......................................................       14,623        14,298        13,740

  The accompanying notes are an integral part of these consolidated financial statements.

                          CONSOLIDATED BALANCE SHEETS

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                       DECEMBER 31,  DECEMBER 31,
                                       ASSETS                                              1996          1995
-------------------------------------------------------------------------------------  ------------  ------------
Current assets:
  Cash and short-term investments....................................................   $   84,610    $   84,034
  Trade and other receivables........................................................       84,198        85,235
  Inventories........................................................................       14,511        19,381
  Prepaid expenses and other current assets..........................................        3,809         5,893
    Total current assets.............................................................      187,128       194,543

  Investments and advances...........................................................          601           138
  Property and equipment, net........................................................       17,107        16,788
  Leased and data center equipment, net..............................................          390           693
  Noncurrent trade receivables.......................................................        4,820         5,187
  Other noncurrent assets............................................................       10,251        10,136
    Total assets.....................................................................   $  220,297    $  227,485

  The accompanying notes are an integral part of these consolidated financial statements.

                          CONSOLIDATED BALANCE SHEETS

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                       DECEMBER 31,  DECEMBER 31,
                        LIABILITIES AND STOCKHOLDERS' EQUITY                               1996          1995
-------------------------------------------------------------------------------------  ------------  ------------
Current liabilities:
  Notes payable......................................................................   $      289    $      686
  Accounts payable...................................................................       15,773        19,934
  Customer advances and deferred income..............................................        6,649         7,707
  Accrued taxes......................................................................        6,610         5,883
  Accrued salaries and wages.........................................................       11,579        12,700
  Restructure reserves, current portion..............................................        8,932        16,704
  Other accrued expenses.............................................................       26,505        32,214
    Total current liabilities........................................................       76,337        95,828
  Deferred income taxes..............................................................          469           452
  Restructure reserves, less current portion.........................................        3,290         6,412
  Pension liabilities................................................................       28,582        38,944
  Other noncurrent liabilities.......................................................        2,599         2,351
    Total liabilities................................................................      111,277       143,987

Stockholders' equity:
  Preferred stock, par value $.01 per share, authorized 5,000,000 shares; none issued
    and outstanding..................................................................       --            --
  Common stock, par value $.01 per share, authorized 50,000,000 shares; issued
    14,883,500 and 14,249,986 shares as of December 31, 1996 and December 31, 1995,
    respectively.....................................................................          149           143
  Additional paid-in capital.........................................................      171,845       164,247
  Accumulated deficit................................................................      (46,395)      (62,373)
  Minimum pension liability adjustment...............................................       (6,631)      (11,854)
  Foreign currency translation adjustment............................................       (1,438)          659
  Unearned compensation-restricted stock.............................................         (106)         (213)
  Unrealized gains on investments....................................................           36        --
  Treasury stock, at cost (1,203,390 and 1,185,224 shares as of December 31, 1996 and
    December 31, 1995, respectively).................................................       (8,440)       (7,111)
    Total stockholders' equity.......................................................      109,020        83,498
    Total liabilities and stockholders' equity.......................................   $  220,297    $  227,485

  The accompanying notes are an integral part of these consolidated financial statements.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                       (DOLLARS AND SHARES IN THOUSANDS)

                                                                                                    RETAINED
                                                SHARES                               ADDITIONAL     EARNINGS
                                               TREASURY                   COMMON       PAID-IN    (ACCUMULATED
                                OUTSTANDING      STOCK       ISSUED        STOCK       CAPITAL      DEFICIT)      OTHER*
                               -------------  -----------  -----------  -----------  -----------  -------------  ---------
Balance at January 1, 1994          13,599        --           13,599    $     136    $ 159,683     $  23,162    $  (7,805)
  Issuance of common stock
    under the Employee Stock
    Purchase Plan                       84        --               84       --              595        --           --
  Exercises of stock options           120        --              120            2          827        --           --
  Minimum pension liability
    adjustment                      --            --           --           --           --            --           (2,235)
  Foreign currency
    translation adjustment          --            --           --           --           --            --            2,344
  Net loss                          --            --           --           --           --           (94,403)      --
Balance at December 31, 1994        13,803        --           13,803          138      161,105       (71,241)      (7,696)
  Issuance of common stock
    under the Employee Stock
    Purchase Plan                       57        --               57       --              344        --           --
  Exercises of stock options           340        --              340            4        2,480        --           --
  Minimum pension liability
    adjustment                      --            --           --           --           --            --           (4,897)
  Foreign currency
    translation adjustment          --            --           --           --           --            --            1,398
  Restricted stock award                50        --               50            1          318        --             (213)
  Purchase of treasury stock,
    at cost                         (1,185)        1,185       --           --           --            --           (7,111)
  Net earnings                      --            --           --           --           --             8,868       --
Balance at December 31, 1995        13,065         1,185       14,250          143      164,247       (62,373)     (18,519)
  Issuance of common stock
    under the Employee Stock
    Purchase Plan                       28        --               28       --              442        --           --
  Exercises of stock options           305        --              305            3        2,411        --           --
  Exercises of stock warrants          300        --              300            3        3,856        --           --
  Minimum pension liability
    adjustment                      --            --           --           --           --            --            5,223
  Foreign currency
    translation adjustment          --            --           --           --           --            --           (2,097)
  Restricted stock award            --            --           --           --           --            --              107
  Change in unrealized gains
    on investments                  --            --           --           --           --            --               36
  Issuance of treasury stock
    for Personal Investment
    Plan                                77           (77)      --           --              889        --              461
  Purchase of treasury stock,
    at cost                            (95)           95       --           --           --            --           (1,790)
  Net earnings                      --            --           --           --           --            15,978       --
Balance at December 31, 1996        13,680         1,203       14,883    $     149    $ 171,845     $ (46,395)   $ (16,579)


                                 TOTAL
                               ---------
Balance at January 1, 1994     $ 175,176
  Issuance of common stock
    under the Employee Stock
    Purchase Plan                    595
  Exercises of stock options         829
  Minimum pension liability
    adjustment                    (2,235)
  Foreign currency
    translation adjustment         2,344
  Net loss                       (94,403)
Balance at December 31, 1994      82,306
  Issuance of common stock
    under the Employee Stock
    Purchase Plan                    344
  Exercises of stock options       2,484
  Minimum pension liability
    adjustment                    (4,897)
  Foreign currency
    translation adjustment         1,398
  Restricted stock award             106
  Purchase of treasury stock,
    at cost                       (7,111)
  Net earnings                     8,868
Balance at December 31, 1995      83,498
  Issuance of common stock
    under the Employee Stock
    Purchase Plan                    442
  Exercises of stock options       2,414
  Exercises of stock warrants      3,859
  Minimum pension liability
    adjustment                     5,223
  Foreign currency
    translation adjustment        (2,097)
  Restricted stock award             107
  Change in unrealized gains
    on investments                    36
  Issuance of treasury stock
    for Personal Investment
    Plan                           1,350
  Purchase of treasury stock,
    at cost                       (1,790)
  Net earnings                    15,978
Balance at December 31, 1996   $ 109,020

          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (CONTINUED)
                       (DOLLARS AND SHARES IN THOUSANDS)

                                                 MINIMUM      FOREIGN       UNEARNED
                                                 PENSION     CURRENCY     COMPENSATION      UNREALIZED
                                                LIABILITY   TRANSLATION    RESTRICTED        GAINS ON       TREASURY
      *OTHER STOCKHOLDERS' EQUITY ITEMS        ADJUSTMENT   ADJUSTMENT        STOCK         INVESTMENTS       STOCK       TOTAL
---------------------------------------------  -----------  -----------  ---------------  ---------------  -----------  ---------
Balance at January 1, 1994                      $  (4,722)   $  (3,083)     $  --            $  --          $  --       $  (7,805)
  Minimum pension liability adjustment             (2,235)      --             --               --             --          (2,235)
  Foreign currency translation adjustment          --            2,344         --               --             --           2,344
Balance at December 31, 1994                       (6,957)        (739)        --               --             --          (7,696)
  Minimum pension liability adjustment             (4,897)      --             --               --             --          (4,897)
  Foreign currency translation adjustment          --            1,398         --               --             --           1,398
  Restricted stock award                           --           --               (213)          --             --            (213)
  Purchase of treasury stock, at cost              --           --             --               --             (7,111)     (7,111)
Balance at December 31, 1995                      (11,854)         659           (213)          --             (7,111)    (18,519)
  Minimum pension liability adjustment              5,223       --             --               --             --           5,223
  Foreign currency translation adjustment          --           (2,097)        --               --             --          (2,097)
  Restricted stock award                           --           --                107           --             --             107
  Change in unrealized gains on investments        --           --             --                   36         --              36
  Issuance of treasury stock for Personal
    Investment Plan                                --           --             --               --                461         461
  Purchase of treasury stock, at cost              --           --             --               --             (1,790)     (1,790)
Balance at December 31, 1996                    $  (6,631)   $  (1,438)     $    (106)       $      36      $  (8,440)  $ (16,579)

  The accompanying notes are an integral part of these consolidated financial statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                                      YEARS ENDED
                                                                        ----------------------------------------
                                                                        DECEMBER 31,  DECEMBER 31,  DECEMBER 31,
                                                                            1996          1995          1994
                                                                        ------------  ------------  ------------
Cash Flows from Operating Activities:
  Net earnings (loss).................................................   $   15,978    $    8,868    $  (94,403)
    Adjustments to reconcile net earnings (loss) to net cash
      provided by operating activities:
      Depreciation....................................................        7,605        10,955        14,349
      Amortization....................................................          308         1,090         3,624
      Foreign currency transaction gain...............................       (2,571)         (190)         (563)
      Equity in losses (gains) of affiliates..........................          299          (922)          429
      Restructuring...................................................       --            --            70,100
      Goodwill write-off..............................................       --            --            24,900
      Restructure reserves utilized...................................      (10,968)      (22,833)      (22,854)
      (Gain) loss on sale of marketable securities and
        other assets..................................................       (1,706)          431        (1,140)
    Net change in working capital items...............................       (3,064)        9,191        21,983
      Net change in noncurrent trade receivables......................          161         2,297         3,787
      Net change in other noncurrent assets...........................         (611)       (2,681)       (2,343)
      Other...........................................................       (1,705)       (4,379)       (2,419)
      Net cash provided by operating activities.......................        3,726         1,827        15,450
Cash Flows from Investing Activities:
  Expended for property and equipment.................................       (8,600)      (10,353)       (7,679)
  Expended for leased and data center equipment.......................         (516)       (1,618)       (1,368)
  Investment in affiliates............................................         (469)       --                (8)
  Proceeds from sale of property and equipment........................        2,306           706         1,919
  Acquisitions of businesses, net of cash provided....................       --              (546)       (3,844)
  Dispositions of businesses, net of cash given.......................            9         9,036        --
  Change in short-term investments....................................       (8,115)         (708)       (5,667)
    Net cash used in investing activities.............................      (15,385)       (3,483)      (16,647)
Cash Flows from Financing Activities:
  (Repayments) borrowings under short-term financing arrangements,
    net...............................................................         (362)        3,221        (1,604)
  Proceeds from issuance of common stock, net of issuance costs.......        6,715         2,828         1,424
  Purchase of treasury stock..........................................       (1,790)       (7,111)       --
    Net cash provided by (used in) financing activities...............        4,563        (1,062)         (180)
Effect of Exchange Rate Changes on Cash...............................         (443)          629          (510)
  Net change in cash and equivalents..................................       (7,539)       (2,089)       (1,887)
  Cash and cash equivalents, beginning of year........................       15,188        17,277        19,164
  Cash and cash equivalents, end of year..............................        7,649        15,188        17,277
  Short-term investments..............................................       76,961        68,846        68,138
Cash and short-term investments, end of year..........................   $   84,610    $   84,034    $   85,415

  The accompanying notes are an integral part of these consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(A) PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of all majority-owned subsidiaries of the Company. All significant intercompany investments, accounts, and transactions have been eliminated.

    The investments in and the operating results of companies in which the Company has an ownership of 50% or less are included in the financial statements on the basis of the equity method of accounting.

    On August 31, 1995, the Company completed the sale of five international product distribution operations to AmeriData. The Company sold to AmeriData all of the issued and outstanding capital stock of Control Data operations in Austria, Norway, and United Kingdom (Plc). Additionally, the Company sold to AmeriData certain assets and AmeriData assumed certain liabilities of Control Data operations in Canada, Mexico, and United Kingdom (Ltd). Effective October 31, 1995, the Company completed the sale to AmeriData of all the issued and outstanding capital stock of the Control Data operations in Greece and Portugal. On March 25, 1996, the Company completed the sale to AmeriData of all the issued and outstanding capital stock of the Control Data operations in Denmark. Results of operations, assets, and liabilities for the operations sold are included in the Company's consolidated financial statements through the effective date of divestitures.

(B) REVENUE RECOGNITION

    Revenues from sales of hardware and software products are recognized upon shipment, installation, or acceptance, based on the particular product and contract terms. Revenues from rental and maintenance contracts are recognized over the period of the agreement. Services revenues consist of consulting and maintenance services and are recognized when the services are performed.

(C) STOCK-BASED COMPENSATION

    Compensation expense for stock option grants is recognized in accordance with Accounting Principles Board (APB) Opinion 25, "Accounting for Stock Issued to Employees." Pro forma effects on net income and earnings per share are provided as if the fair value based method defined in Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," had been applied.

(D) CASH AND SHORT-TERM INVESTMENTS

    Highly liquid investments with a maturity of three months or less when purchased are classified in the balance sheet as cash equivalents. Marketable equity and debt securities are classified in the balance sheet as short-term investments. In accordance with the provisions of SFAS No. 115, "Accounting for Certain Instruments in Debt and Equity Securities," marketable equity and debt securities have been categorized as available-for-sale and are stated at fair value. Prior to December 1995, marketable equity and debt securities were classified as trading securities. The aggregate fair value of the Company's marketable equity and debt securities at December 31, 1996 and 1995 totaled $37.5 million and $41.6 million, respectively.

(E) INVENTORIES

    Inventories are stated at cost not in excess of realizable values. Costs are based on actual or average methods. Inventories include maintenance service parts, purchased hardware and software products, and costs incurred for projects in process.

(F) PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation on property and equipment is calculated using straight-line and accelerated methods at rates based on the estimated lives of the assets, which are generally as follows:

Buildings and improvements.....................................................    10-40 years
Machinery and equipment........................................................      3-8 years
Leased and data center equipment...............................................      3-6 years

    Leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or estimated useful life of the asset. Repairs and maintenance are expensed as incurred. Gains or losses on dispositions are included in results of operations.

(G) OTHER NONCURRENT ASSETS

    Other noncurrent assets consist principally of prepaid pension costs.

(H) FOREIGN CURRENCY TRANSLATION

    The assets and liabilities for the Company's international subsidiaries are translated into U.S. dollars using current exchange rates. The resulting translation adjustments are recorded in the foreign currency translation adjustment account in equity. Statement of operations items are translated at average exchange rates prevailing during the period. Foreign currency transaction gains or losses are included in net earnings (loss).

(I) RESEARCH AND DEVELOPMENT

    Under the criteria set forth in SFAS No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," capitalization of software development costs begins upon the establishment of technological feasibility of the product. The establishment of technological feasibility and the ongoing assessment of the recoverability of these costs require considerable judgment by management with respect to certain external factors, including, but not limited to, anticipated future gross product revenues, estimated economic life, and changes in software and hardware technology. Amounts that could have been capitalized under this statement after consideration of the above factors were immaterial, and therefore, no software development costs have been capitalized by the Company to date. Research and development costs are expensed as incurred.

(J) INCOME TAXES

    The Company accounts for income taxes under SFAS No. 109, "Accounting for Income Taxes." Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates which are expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

    Except for selective dividends, the Company intends to reinvest the unremitted earnings of its non-U.S. subsidiaries and postpone their remittance indefinitely. Accordingly, no provision for U.S. income taxes or foreign withholding taxes was required on such earnings during the three years ended December 31, 1996.

(K) NET EARNINGS (LOSS) PER SHARE

    The net earnings (loss) per common share and common share equivalents is computed by dividing net earnings (loss) by the weighted average number of shares and dilutive common share equivalents outstanding during each period. Common stock equivalents result from dilutive stock options and warrants computed using the treasury stock method.

(L) PRESENTATIONS

    Beginning in the first quarter of 1994, certain cash flow activities were reclassified to conform to the current year's presentation. All financial information has been restated to conform to this method of presentation.

(M) USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

(N) FISCAL YEAR END

    In 1995, the Company changed its fiscal year end to a calendar year end. Prior to this change the Company had adopted a 52/53 week fiscal year, which ended on the Saturday closest to December 31. Fiscal year 1994 comprised 52 weeks and ended on December 31, 1994.

(O) FAIR VALUE OF FINANCIAL INSTRUMENTS

    The following methods and assumptions were used in accordance with SFAS No. 107, "Disclosure About Fair Value of Financial Instruments," to estimate the fair value of financial instruments:

    CASH AND CASH EQUIVALENTS. The carrying amount approximates fair value because of the short maturity of those instruments.

    MARKETABLE SECURITIES. The fair values of marketable securities are based on quoted market prices.

2. ACQUISITIONS

    On January 4, 1994, the Company acquired all of the outstanding capital stock of MICHAEL Business Systems Plc which was engaged in providing microcomputer-based products and network integration services. The acquisition was accounted for as a purchase and the net assets and results of operations have been included in the Company's consolidated financial statements from the acquisition date through the date of divestiture. The total consideration paid for this acquisition was $5.0 million in cash. Net identifiable liabilities acquired of $4.9 million consisted of $12.3 million of assets acquired and $17.2 million of liabilities assumed. Goodwill from this acquisition of $9.9 million was amortized on a straight-line basis over a period of ten years. In the third quarter of 1995, this operation was sold as part of the AmeriData divestitures (see note 3) and the unamortized goodwill balance was charged to earnings (see note 19).

3. DIVESTITURES

    On August 31, 1995, the Company completed the sale of five international product distribution operations to AmeriData. The Company sold to AmeriData all of the issued and outstanding capital stock of Control Data operations in Austria, Norway, and United Kingdom (Plc). Additionally, the Company sold to AmeriData certain assets, and AmeriData assumed certain liabilities, of Control Data operations in Canada, Mexico, and United Kingdom (Ltd). Effective October 31, 1995, the Company completed the sale to AmeriData of all of the issued and outstanding capital stock of the Control Data operations in Greece and Portugal. On March 25, 1996, the Company completed the sale to AmeriData of all the issued and outstanding capital stock of the Control Data operations in Denmark. AmeriData assumed all assets and liabilities of the operations in Denmark as of, and in the normal course of business since, February 29, 1996. The total consideration received for these divestitures was $13.7 million in cash. Net identifiable assets and liabilities transferred to AmeriData were $59.4 million and $48.5 million, respectively. Results of operations, assets, and liabilities for the operations sold are included in the Company's consolidated financial statements through the effective date of the divestitures.

    The following pro forma information represents the results of operations assuming that the divestitures described above occurred as of the beginning of the period. The pro forma financial statement is for informational purposes only to illustrate the estimated effects of the divestitures of these eight operations on Control Data on a stand-alone basis and may not be indicative of the results of operations that would have occurred had these divestitures taken place at the beginning of the period presented or of future results of operations.

              PRO FORMA CONDENSED STATEMENT OF INCOME (UNAUDITED)

                                                                       YEAR ENDED
                                                                   DECEMBER 31, 1995
                 (DOLLARS IN THOUSANDS,                   ------------------------------------
                 EXCEPT PER SHARE DATA)                   HISTORICAL  ADJUSTMENTS   PRO FORMA
--------------------------------------------------------  ----------  -----------  -----------
Revenues................................................  $  454,815   $(140,851)   $ 313,964
Earnings from operations................................       1,715       1,083        2,798
Net earnings............................................       8,868       1,535       10,403
Primary earnings per common
  share and common share equivalents....................        0.67                     0.78
Fully diluted earnings per common
  share and common share equivalents....................        0.62                     0.73

          PRO FORMA REVENUES BY CATEGORY AND GROSS PROFIT (UNAUDITED)

                                                                       YEAR ENDED
                                                                   DECEMBER 31, 1995
                 (DOLLARS IN THOUSANDS,                   ------------------------------------
                 EXCEPT PER SHARE DATA)                   HISTORICAL  ADJUSTMENTS   PRO FORMA
--------------------------------------------------------  ----------  -----------  -----------
Software and services...................................  $  174,080   $ (26,056)   $ 148,024
Maintenance and support.................................      75,452     (13,019)      62,433
Hardware products.......................................     205,283    (101,776)     103,507
  Total revenues........................................  $  454,815   $(140,851)   $ 313,964
Gross profit............................................  $  124,435   $ (22,478)   $ 101,957
Gross profit %..........................................        27.4%                    32.5%

                  PRO FORMA REVENUES BY GEOGRAPHY (UNAUDITED)

                                                                       YEAR ENDED
                                                                   DECEMBER 31, 1995
                 (DOLLARS IN THOUSANDS,                   ------------------------------------
                 EXCEPT PER SHARE DATA)                   HISTORICAL  ADJUSTMENTS   PRO FORMA
--------------------------------------------------------  ----------  -----------  -----------
Americas................................................  $  173,401   $ (33,410)   $ 139,991
Europe..................................................     227,538    (107,441)     120,097
Asia....................................................      53,876      --           53,876
  Total revenues........................................  $  454,815   $(140,851)   $ 313,964

4. TRADE AND OTHER RECEIVABLES

                                                                   DECEMBER 31,  DECEMBER 31,
                     (DOLLARS IN THOUSANDS)                            1996          1995
-----------------------------------------------------------------  ------------  ------------
Trade receivables................................................   $   81,433    $   80,675
Other............................................................        6,504         9,354
Allowance for doubtful accounts..................................       (3,739)       (4,794)
Total............................................................   $   84,198    $   85,235

5. OTHER ACCRUED EXPENSES

                                                                   DECEMBER 31,  DECEMBER 31,
                     (DOLLARS IN THOUSANDS)                            1996          1995
-----------------------------------------------------------------  ------------  ------------
Accrued warranty, support
  and maintenance costs..........................................   $   10,135    $   10,130
Bonuses and commissions..........................................        1,927         1,866
Royalties........................................................          961         1,051
Insurance........................................................        1,364         1,360
Other............................................................       12,118        17,807
  Total..........................................................   $   26,505    $   32,214

6.  STOCKHOLDERS' EQUITY

STOCK OPTIONS

    Under the 1992 Equity Incentive Plan (the "Plan"), the Compensation Committee may award stock options, restricted stock, and performance units ("Units") to those officers and employees of the Company whose performance, in the judgment of the Compensation Committee, can have a significant effect on the success of the Company. In addition, provisions of the Plan provide for the award of stock options, as specified in such provisions, to the directors of the Company who are not employees.

    As of December 31, 1996, the Company has reserved 3.2 million shares of the Company's Common Stock for issuance pursuant to awards under the Plan. This includes shares of replacement options provided to optionees pursuant to the provisions of the spin-off of the Company from Ceridian to replace and preserve the value of Ceridian stock options held by such optionees at the time of the spin-off. If an award under the Plan expires or terminates without being exercised in full or is forfeited, the shares subject thereto are generally available for new awards.

    The exercise price for stock options granted under the Plan (other than the replacement options) may not be less than the fair market value of a share of the underlying Common Stock on the date the option is granted and must be paid in cash unless the Compensation Committee permits payment in shares of the Company's stock. An option will generally expire ten years after the date it is granted and will ordinarily become exercisable as to one third of the shares subject to the option on each of the three succeeding anniversaries of the grant. The Compensation Committee may modify the exercisability of an option at its discretion.

    The Plan also provides for shares of the Company's Common Stock to be issued to employees in the form of restricted stock grants. Plan participants are entitled to cash dividends and to vote their respective shares from the date of grant. The value of such stock is established by the market price on the date of the grant. In 1995, 50,000 shares of restricted stock were issued under the Plan. Prior to 1995 no restricted stock had been granted. Unearned compensation is charged for the market value of the restricted shares as these shares are issued in accordance with the Plan. The unearned compensation is amortized ratably over the restricted period. The unamortized unearned compensation value is shown as a reduction of stockholders' equity in the accompanying consolidated balance sheets.

    Following a "change of control termination," all options granted under the Plan will become immediately exercisable, and all restrictions on restricted stock awarded under the Plan will immediately lapse.

    The Plan also provides recipients with the opportunity to receive cash or stock awards if the Company's financial goals or other business objectives are achieved over a longer-term performance period. The cost of these awards is charged to expense. The Compensation Committee will determine the performance goals, the performance period, the vesting of Units, and how Units will be valued. No Units had been issued as of December 31, 1996.

                                                                         SHARES OF COMMON STOCK   WEIGHTED AVERAGE
                                                                         -----------------------  OF EXERCISE PRICE
                                                                         AVAILABLE                 OF SHARES UNDER
                             STOCK OPTIONS                               FOR GRANT   UNDER PLAN         PLAN
-----------------------------------------------------------------------  ----------  -----------  -----------------
BALANCE AT JANUARY 1, 1994.............................................      59,443   2,063,799       $    8.38

  Authorized for issuance..............................................     500,000      --              --
  Granted..............................................................    (754,899)    754,899       $    7.69
  Exercised............................................................      --        (121,050)      $    6.84
  Canceled.............................................................     506,499    (506,499)      $    9.77

BALANCE AT DECEMBER 31, 1994...........................................     311,043   2,191,149       $    7.89

  Granted..............................................................    (480,500)    480,500       $   10.99
  Exercised............................................................      --        (389,861)      $    7.30
  Canceled.............................................................     326,257    (326,257)      $    8.54

BALANCE AT DECEMBER 31, 1995...........................................     156,800   1,955,531       $    8.57
  Authorized for issuance..............................................     300,000      --              --
  Granted..............................................................    (245,500)    245,500       $   19.98
  Exercised............................................................      --        (304,816)      $    7.92
  Canceled.............................................................      94,003     (94,003)      $   13.20

BALANCE AT DECEMBER 31, 1996...........................................     305,303   1,802,212       $   10.05

    The following table summarizes information concerning outstanding and exercisable options as of December 31, 1996:

                                        WEIGHTED
                                         AVERAGE       WEIGHTED
                                        REMAINING       AVERAGE
  RANGE OF EXERCISE       NUMBER       CONTRACTUAL     EXERCISE      NUMBER    WEIGHTED AVERAGE
        PRICES          OUTSTANDING       LIFE           PRICE     EXERCISABLE  EXERCISE PRICE
----------------------  -----------  ---------------  -----------  ----------  -----------------
     $4.73-$7.63           434,598           6.99      $    6.61      290,408      $    6.29
     $8.25-$8.25           582,273           5.66      $    8.25      578,939      $    8.25
     $9.00-$10.00          399,174           7.31      $    9.72      209,150      $    9.81
    $10.25-$22.50          371,167           8.81      $   16.62       91,318      $   12.01
    $25.69-$25.69           15,000           9.81      $   25.69       --             --
                         1,802,212                                  1,169,815

    The Company applies APB No. 25, and related interpretations, which require compensation expense for options to be recognized only if the market price of the underlying stock exceeds the exercise price on the date of grant. Accordingly, no compensation expense has been recognized, except for restricted stock awards, for options granted in 1995 and 1996. The Company will continue to apply the existing accounting rules under APB No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied.

    Had compensation expense for stock options granted in 1996 and 1995 been recorded, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below. The pro forma impact on net income and earnings per share assumes no options will be forfeited. The per-share weighted average fair value of stock options granted in 1996 and 1995 was $8.02 and $4.28, respectively. The fair value of the options granted is estimated on the grant date using the Black-Scholes option pricing model with the following assumptions: dividend yield of 0.0%, volatility of 45.0%, risk-free interest rate of 6.5%, and expected life of 4 years.

                                                                             1996       1995
                                                                           ---------  ---------
                                                                               (DOLLARS IN
                                                                            THOUSANDS, EXCEPT
                                                                             PER SHARE DATA)
Net income                           As reported                           $  15,978  $   8,868

                                     Pro forma                                15,110      8,584

Primary earnings per share           As reported                           $    1.09  $    0.67

                                     Pro forma                                  1.03       0.65

Fully diluted earnings per share     As reported                           $    1.09  $    0.62

                                     Pro forma                                  1.03       0.60

    Pro forma net income reflects only options granted in 1996 and 1995. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma net income amounts presented because compensation cost is reflected over the option's vesting period and compensation cost for options granted prior to January 1, 1995 is not considered.

STOCK WARRANTS

    In connection with the acquisition of Evernet Systems, Inc., the Company issued warrants granting the holders the right and option to purchase 300,000 shares of the Company's Common Stock at an exercise price of $12.86 per share, which were exercised in 1996.

EMPLOYEE STOCK PURCHASE PLAN

    Under the 1993 Employee Stock Purchase Plan (the "Purchase Plan") the Company has reserved 400,000 shares of Common Stock for issuance pursuant to the Purchase Plan. The primary purpose of the Purchase Plan is to provide an opportunity for eligible employees to become stockholders of the Company. Eligible employees may contribute up to 10% of their compensation toward the purchase of the Company's Common Stock. The Purchase Plan operates in phases of three months each, generally beginning on January 1, April 1, July 1, and October 1 of each year. At the end of each phase, an employee who elects to participate in the Purchase Plan can purchase up to 500 shares of Common Stock with his or her accumulated payroll deductions. The purchase price for those shares of Common Stock will be either 85% of the market price at the beginning of the phase or 85% of the market price at the end of the phase, whichever is less. As of December 31, 1996, shares purchased under the Purchase Plan totaled 198,692.

PERSONAL INVESTMENT PLAN

    The Personal Investment Plan (the "Investment Plan") is a defined contribution plan with funding coming from participant contributions and Company profit sharing contributions. All United States employees with nine hundred hours or more of service are eligible to participate. Eligible employees may elect to contribute on a pretax basis, through payroll deductions, from one to seventeen percent of their annual compensation. Participant contributions are fully vested. Contributions are invested by the trustee in accordance with participant elections, in one or more of nine investment options. Participant contributions are subject to an Internal Revenue Service maximum annual limit. Participants may borrow up to fifty percent of their accumulated participant contributions and while employed by the Company and prior to age 59 1/2, withdrawals may be made only for "financial hardships."

    Company contributions to the Investment Plan amounted to $1,386,475 and $1,349,896 in 1996 and 1995, respectively. The 1995 contribution was made through the issuance of 76,834 shares of the Company's Treasury Stock. No contribution was made in 1994.

7.  INVESTMENT IN METAPHASE TECHNOLOGY, INC.

    In 1992, the Company and Structural Dynamics Research Corporation (SDRC) established a joint venture company, Metaphase, to develop and market PDM software worldwide. As of December 31, 1996, the Company owned 50% of Metaphase.

    During the second half of 1996, the Company was in discussions with SDRC about the Metaphase joint venture. As a result of these discussions, the Company did not anticipate funding Metaphase losses. Accordingly, the Company did not accrue its share of the Metaphase losses during the second half of 1996.

    On December 16, 1996, the Company signed a definitive agreement to sell its 50-percent interest in Metaphase and certain assets of the Company's PDM business to SDRC. The transaction closed on January 22, 1997, effective as of January 1, 1997.

8.  FINANCING ARRANGEMENTS

    As of December 31, 1996, the Company's international subsidiaries have arranged with local banks up to $15.5 million for financing, primarily short-term notes and foreign overdraft facilities. Debt outstanding under these arrangements amounted to $0.3 million and $0.7 million at December 31, 1996 and December 31, 1995, respectively. There were no outstanding letters of credit at December 31, 1996. The average amount of short-term debt outstanding for 1996 was $1.0 million.

    The Company has a U.S. bank line of credit which provides for borrowings of up to $10.0 million, none of which was outstanding at December 31, 1996. The line of credit bears interest at prime plus two percent and expires on April 12, 1997.

9.  INCOME TAXES

    As discussed in note 1(j), the Company adopted SFAS No. 109, as of January 3, 1993. This change in accounting for income taxes had no significant impact on the consolidated financial statements of the Company.

    The components of earnings (loss) before income taxes and the provision (benefit) for income taxes are included in the following table:

                                                                                      YEARS ENDED
                                                                        DECEMBER 31,  DECEMBER 31,  DECEMBER 31,
                   COMPONENTS OF EARNINGS AND TAXES                         1996          1995          1994
----------------------------------------------------------------------  ------------  ------------  ------------
                                                                                 (DOLLARS IN THOUSANDS)
Earnings (loss) before income taxes:
  Domestic............................................................   $   13,362    $    8,280    $  (75,093)
  Foreign.............................................................        3,716         1,788       (18,310)
    Total.............................................................   $   17,078    $   10,068    $  (93,403)

Income tax provision (benefit):
  Current:
    Domestic..........................................................   $      159    $      134    $      325
    Foreign...........................................................          924         1,231         1,059
  Deferred:
    Domestic..........................................................       --            --            --
    Foreign...........................................................           17          (165)         (384)
      Total...........................................................   $    1,100    $    1,200    $    1,000

    Reconciliation of estimated income taxes at United States statutory tax rate to the income taxes provision is reported as follows:

                                                                                      YEARS ENDED
                                                                        DECEMBER 31,  DECEMBER 31,  DECEMBER 31,
                    EFFECTIVE RATE RECONCILIATION                           1996          1995          1994
----------------------------------------------------------------------  ------------  ------------  ------------
                                                                                 (DOLLARS IN THOUSANDS)
U.S. federal statutory rate...........................................          35%           35%           35%
Income tax provision (benefit) at U.S. statutory rate.................   $    5,977    $    3,524    $  (32,691)
International rate differences, credits, translation, dividends, and
 other offsets........................................................        3,776        10,840         1,650
Non-deductible goodwill...............................................       --             1,562        10,121
Change in valuation reserve...........................................       (6,168)      (24,821)       20,717
Valuation reserve attributable to sold subsidiaries...................         (695)        5,417        --
Losses for which no tax benefit was provided..........................       --            --               903
U.S. state income and franchise taxes.................................       --            --               300
Other.................................................................       (1,790)        4,678        --
Provision for income taxes............................................   $    1,100    $    1,200    $    1,000

    The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1996 and December 31, 1995 are presented below:

                                                                                       DECEMBER 31,  DECEMBER 31,
                                                                                           1996          1995
                                                                                       ------------  ------------
                                                                                         (DOLLARS IN THOUSANDS)
Deferred Tax Assets
Depreciation and amortization........................................................   $    4,808    $    5,878
Inventory valuation..................................................................       11,575        16,372
Pension plans........................................................................          374           936
Deferred revenues....................................................................          599         1,455
Allowance for doubtful accounts......................................................        2,946         2,898
Restructuring and other accruals.....................................................       10,998        13,688
Net operating loss carryforwards.....................................................       56,961        55,508
Tax credit carryforwards.............................................................        7,845         4,000
Other................................................................................        4,401         5,527
  Total gross deferred tax assets....................................................      100,507       106,262
  Less valuation allowance...........................................................      (94,720)     (100,888)
                                                                                       ------------  ------------
  Net deferred tax assets............................................................        5,787         5,374
                                                                                       ------------  ------------
Deferred Tax Liabilities
Depreciation and amortization........................................................         (225)         (323)
Inventory valuation..................................................................         (310)         (220)
Pension plans........................................................................       (5,176)       (5,165)
Other................................................................................         (545)         (118)
  Total deferred tax liabilities.....................................................       (6,256)       (5,826)
                                                                                       ------------  ------------
    Net deferred income taxes........................................................   $     (469)   $     (452)
                                                                                       ------------  ------------
                                                                                       ------------  ------------

    Although the Company has available gross deferred tax assets in the amount of $100.5 million which can be used to offset taxes on future earnings, the Company currently maintains sizable operations in several foreign countries whose tax on future earnings cannot be offset by these deferred tax assets.

    Included in the gross deferred tax assets and the valuation reserve is $6.2 million for U.S. net operating losses subject to limitation under Section 382 of the Internal Revenue Code. Additionally, the remainder of the Company's U.S. deferred tax assets may become subject to limitation or permanent loss if certain changes in ownership, as defined by U.S. tax rules, occur in the future.

    U.S. and Foreign Income Tax Carryforwards at December 31, 1996

                                                                                                       EXPIRATION
                                                                                             AMOUNT       DATES
                                                                                            ---------  -----------
                                                                                            (DOLLARS IN THOUSANDS)
U.S. Federal net operating loss carryforwards:............................................  $  77,401    2000-2010
U.S. Federal capital loss carryforward:...................................................     22,907         2001
Foreign net operating loss carryforwards:.................................................     12,436    1997-2006
                                                                                               41,887         None
Tax credit carryforwards of foreign operations:...........................................      1,784    2000-2006
                                                                                                5,922         None

    Earnings of foreign subsidiaries considered to be reinvested for an indefinite period at December 31, 1996 total approximately $25.0 million. If those earnings were remitted, estimated withholding taxes of $3.2 million would be currently payable.

    It is impracticable to compute the deferred tax asset or liability on the Company's investments in its foreign subsidiaries.

10. COMMITMENTS AND CONTINGENCIES

    Largely as a result of divestitures and other downsizing actions and the formation of certain cooperative ventures in recent years, the Company has agreed to incur or retain a variety of contingent liabilities. Generally, these liabilities include requirements for performance of various obligations assumed in some manner by the acquirer, such as customer contracts and leases of facilities and equipment; commitments to purchase products or services; commitments to invest or advance funds; and potential liabilities relating to the downsizing actions, such as litigation arising from workforce reductions, purchase price adjustments, or representation and warranty obligations.

    The Company monitors such contingent liabilities and has established reserves for those which it believes are probable of payment. Management believes that in the aggregate the contingent liabilities will not have a materially adverse impact on the financial position of the Company.

11. RELATED PARTY TRANSACTIONS

SILICON GRAPHICS, INC.

    In August 1992, an agreement was signed between Silicon Graphics, Inc. (SGI) and the Company to purchase 1,185,224 shares of the Company's Common Stock for an aggregate amount of $14.4 million. On February 14, 1995, the Company repurchased 1,185,224 shares of its Common Stock from SGI for an aggregate purchase price of $7.1 million.

    The Company purchased a total of approximately $17.7 million of SGI products in 1996, $33.0 million in 1995, and $39.7 million in 1994.

CERIDIAN

    Computing Devices International (CDI), a subsidiary of Ceridian, has been contracted to manufacture certain proprietary products for the Company. The Company purchased a total of approximately $3.5 million of CDI products in 1996, $2.3 million in 1995, and $6.5 million in 1994.

12. LEASES

    As Lessor: The Company leases equipment to others through operating leases with lease terms of one to five years. The Company pays taxes, licenses, and insurance associated with the equipment under lease. The Company's net investment in equipment needed to support leasing operations, included in lease and data center equipment, was as follows:

                                                                   DECEMBER 31,  DECEMBER 31,
                                                                       1996          1995
                                                                   ------------  ------------
                                                                     (DOLLARS IN THOUSANDS)
Equipment........................................................   $   18,663    $   29,160
Less accumulated amortization....................................       18,274        28,481
                                                                   ------------  ------------
    Net investment...............................................   $      389    $      679
                                                                   ------------  ------------
                                                                   ------------  ------------

    The minimum future rentals on noncancelable leases with lease terms of one to five years existing as of December 31, 1996 are $0.9 million in 1997, $0.5 million in 1998, $0.4 million in 1999, $0.3 million in 2000, and $0.2 million in 2001.

    As Lessee: The Company leases certain property and equipment under operating leases. Most of these operating leases contain renewal options and require payments for taxes, insurance, and maintenance. Although, in most cases management expects that leases will be renewed or replaced by other leases in the normal course of business, downsizing activities in recent years have diminished the need for such renewals and replacements and increased subletting of leased facilities.

    The rental payments under these leases are charged to operations as incurred. The amounts of rental expense and sublease income for each of the years in the three year period ended December 31, 1996 appear in the following table.

                                                                  YEARS ENDED
                                                    DECEMBER 31,  DECEMBER 31,  DECEMBER 31,
                                                        1996          1995          1994
                                                    ------------  ------------  ------------
                                                             (DOLLARS IN THOUSANDS)
Rental expense....................................   $   10,901    $   16,785    $   23,693
Sublease rental income............................       (2,840)       (3,072)       (4,296)
                                                    ------------  ------------  ------------
    Net rental expense............................   $    8,061    $   13,713    $   19,397
                                                    ------------  ------------  ------------
                                                    ------------  ------------  ------------

    Future minimum payments under noncancelable operating leases and related sublease income, on operating leases with initial or remaining lease terms in excess of one year as of December 31, 1996 are described in the table below. These amounts do not include obligations which have been recorded as restructure liabilities, or amounts relating to leasing activity of the Company-owned headquarters facility, which have been recorded in nonoperating income.

                                                                               SUBLEASE
                                                                    LEASE       RENTAL
                                                                  PAYMENTS      INCOME        NET
                                                                 -----------  -----------  ---------
                                                                       (DOLLARS IN THOUSANDS)
1997...........................................................   $   7,227    $   1,557   $   5,670
1998...........................................................       5,878          588       5,290
1999...........................................................       3,917          403       3,514
2000...........................................................       2,931          150       2,781
2001...........................................................       2,417           79       2,338
Thereafter.....................................................       2,567           47       2,520

13. SUPPLEMENTARY DATA TO CONSOLIDATED STATEMENTS OF OPERATIONS

NONOPERATING INCOME (EXPENSE)

                                                                                       YEARS ENDED
                                                                        -----------------------------------------
                                                                        DECEMBER 31,  DECEMBER 31,   DECEMBER 31,
                                                                            1996          1995           1994
                                                                        ------------  -------------  ------------
                                                                                 (DOLLARS IN THOUSANDS)
Foreign currency transaction gain.....................................   $    2,571     $     190     $      351
Asset sales...........................................................        2,843         1,197            345
Equity in (losses) earnings of affiliates.............................         (299)          922           (429)
Other income (expense)................................................        2,072         1,358           (141)
                                                                        ------------       ------    ------------
    Total.............................................................   $    7,187     $   3,667     $      126
                                                                        ------------       ------    ------------
                                                                        ------------       ------    ------------
Other Data
  Provisions for doubtful accounts....................................   $    1,127     $   1,384     $    1,906
  Research and development*...........................................       12,483         9,657         10,127
  Maintenance and repairs.............................................        6,703         6,473          7,245
  Royalties...........................................................        2,795         5,293          2,245
  Advertising.........................................................        1,817         1,937          2,656

------------------------

* Included in technical expenses in the consolidated financial statements.

14. RETIREMENT BENEFITS AND OTHER POST RETIREMENT BENEFITS

    Prior to January 1, 1992, substantially all the U.S. employees of the Company were eligible to participate in the Retirement Plan, a defined-benefit, salary-reduction plan available to most Ceridian and Company U.S. employees.

    Effective January 1, 1992, Ceridian established a separate pension plan for the Company's U.S. employees (the "Retirement Plan"). Effective December 20, 1992, the Company froze the benefits under the Retirement Plan, meaning such benefits are computed only on the basis of compensation and service up to that date.

    Certain major international subsidiaries of the Company also offer defined benefit pension plans to their employees. Benefits under these plans are calculated on maximum or career-average earnings and years of participation in the plans. Funding amounts are based on determinations by independent consulting actuaries of requirements of the Employee Retirement Income Security Act of 1974 ("ERISA") in the U.S. and local statutory requirements in other countries.

    The net periodic pension cost (credit) and related assumptions for all defined benefit plans appear in an accompanying table, as does a description of the funded status of those plans.

NET PERIODIC PENSION COST (CREDIT)

                                                                                      YEARS ENDED
                                                                        ----------------------------------------
                                                                        DECEMBER 31,  DECEMBER 31,  DECEMBER 31,
                                                                            1996          1995          1994
                                                                        ------------  ------------  ------------
                                                                                 (DOLLARS IN THOUSANDS)
Service cost..........................................................   $      725    $      882    $      967
Interest cost on projected benefit obligation.........................        8,177         8,942         9,079
Actual return on plan assets..........................................       (9,582)      (12,841)       (5,197)
Net amortization and deferral.........................................        3,108         5,270        (4,341)
                                                                        ------------  ------------  ------------
    Total.............................................................   $    2,428    $    2,253    $      508
                                                                        ------------  ------------  ------------
                                                                        ------------  ------------  ------------
Rate Assumptions
Discount rate.........................................................         7.3%          7.3%          8.3%
Rate of salary progression............................................         4.3%          4.4%          5.1%
Long-term rate of return on assets....................................         7.8%          7.7%          8.1%

    1995 pension expense was reduced by a curtailment/settlement gain of $0.3 million related to a non-U.S. plan. Retirement expense for all other plans amounted to $0.4 million in 1996, $0.3 million in 1995, and $0.5 million in 1994.

FUNDED STATUS OF DEFINED BENEFIT RETIREMENT PLANS AT MEASUREMENT DATE

PLANS IN WHICH ASSET VALUE EXCEEDS
  ACCUMULATED BENEFIT OBLIGATION

                                                                                       DECEMBER 31,  DECEMBER 31,
                                                                                           1996          1995
                                                                                       ------------  ------------
                                                                                         (DOLLARS IN THOUSANDS)
Actuarial present value of obligation:
  Vested benefit obligation..........................................................   $   22,189    $   23,933
  Accumulated benefit obligation.....................................................   $   22,729    $   24,546
  Projected benefit obligation.......................................................   $   23,685    $   25,570
Plan assets at fair value............................................................       49,106        46,857
Plan assets in excess of projected benefit obligation................................       25,421        21,287
Unrecognized net gain................................................................       (6,745)       (4,332)
Unrecognized net asset...............................................................       (8,859)       (7,804)
                                                                                       ------------  ------------
Net pension asset recognized in the consolidated balance sheet.......................   $    9,817    $    9,151
                                                                                       ------------  ------------
                                                                                       ------------  ------------

PLANS IN WHICH ACCUMULATED BENEFIT
  OBLIGATION EXCEEDS ASSET VALUE

                                                                                       DECEMBER 31,  DECEMBER 31,
                                                                                           1996          1995
                                                                                       ------------  ------------
                                                                                         (DOLLARS IN THOUSANDS)
Actuarial present value of obligation:
  Vested benefit obligation..........................................................   $  103,116    $  104,382
  Accumulated benefit obligation.....................................................   $  103,541    $  104,768
  Projected benefit obligation.......................................................   $  104,571    $  105,869
Plan assets at fair value............................................................       72,634        65,522
Projected benefit obligation in excess of plan assets................................       31,937        40,347
Unrecognized net gain................................................................      (11,215)      (15,053)
Unrecognized prior service cost......................................................       (1,529)       (1,498)
Unrecognized liability for defined benefit plans.....................................          282            66
Fiscal 1997 settlement reserve.......................................................          987         1,639
Adjustment to recognize minimum pension liability....................................        6,631        11,854
Net pension liability for defined benefit plans......................................       27,093        37,355
Other non-defined benefit plans' obligations.........................................        1,489         1,589
                                                                                       ------------  ------------
Net pension liability recognized in the consolidated balance sheet...................   $   28,582    $   38,944
                                                                                       ------------  ------------
                                                                                       ------------  ------------

OTHER POST-RETIREMENT BENEFITS

    Substantially all retired U.S. employees of the Company prior to July 31, 1992, participate in post-retirement health insurance benefits provided by Ceridian. Non-U.S. plans are not significant. Ceridian assumed all future obligations related to all of the Company's retired employees as of July 31, 1992. The Company has no post-retirement benefits committed to retirees since July 31, 1992.

15. CAPITAL ASSETS

CAPITAL ASSETS

                                                                                       DECEMBER 31,  DECEMBER 31,
                                                                                           1996          1995
                                                                                       ------------  ------------
                                                                                         (DOLLARS IN THOUSANDS)
Property and equipment, at cost
  Land...............................................................................   $    1,216    $    1,254
  Buildings and improvements.........................................................       31,914        32,996
  Machinery and equipment............................................................       47,493        52,999
                                                                                       ------------  ------------
    Total............................................................................       80,623        87,249
                                                                                       ------------  ------------
Accumulated depreciation.............................................................       63,516        70,461
                                                                                       ------------  ------------
  Property and equipment, net........................................................   $   17,107    $   16,788
                                                                                       ------------  ------------
                                                                                       ------------  ------------
Leased and data center equipment, at cost                                               $   18,918    $   30,809
Accumulated depreciation.............................................................       18,528        30,116
                                                                                       ------------  ------------
Leased and data center equipment, net................................................   $      390    $      693
                                                                                       ------------  ------------
                                                                                       ------------  ------------

16. STATEMENTS OF CASH FLOW

NET CHANGE IN WORKING CAPITAL ITEMS

                                                                                      YEARS ENDED
                                                                        ----------------------------------------
                                                                        DECEMBER 31,  DECEMBER 31,  DECEMBER 31
                                                                            1996          1995          1994
                                                                        ------------  ------------  ------------
                                                                                 (DOLLARS IN THOUSANDS)
Trade and other receivables...........................................   $   (2,921)   $    7,599    $   13,917
Inventories...........................................................        3,905         5,323        12,721
Prepaid expenses and other current assets.............................        1,696           (28)        1,130
Accounts payable......................................................       (2,839)        6,645        (3,743)
Customer advances and deferred income.................................         (515)      (11,883)        3,164
Accrued taxes.........................................................        1,220         3,919         1,016
Accrued salaries and wages............................................         (179)       (1,207)       (2,700)
Other accrued expenses................................................       (3,431)       (1,177)       (3,522)
                                                                        ------------  ------------  ------------
    Net change in working capital items...............................   $   (3,064)   $    9,191    $   21,983
                                                                        ------------  ------------  ------------
                                                                        ------------  ------------  ------------

NONCASH OPERATING, INVESTING, AND FINANCING ACTIVITIES

                                                                                      YEARS ENDED
                                                                        ----------------------------------------
                                                                        DECEMBER 31,  DECEMBER 31,  DECEMBER 31,
                                                                            1996          1995          1994
                                                                        ------------  ------------  ------------
                                                                                 (DOLLARS IN THOUSANDS)
Noncash utilization of restructure reserves...........................   $   (1,398)   $  (22,390)   $  (24,584)
Goodwill write-off....................................................       --            --           (24,900)

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

                                                                                      YEARS ENDED
                                                                        ----------------------------------------
                                                                        DECEMBER 31,  DECEMBER 31,  DECEMBER 31,
                                                                            1996          1995          1994
                                                                        ------------  ------------  ------------
                                                                                 (DOLLARS IN THOUSANDS)
Cash paid (received) during year for:
  Interest paid.......................................................   $      208    $    1,038    $    1,426
  Income taxes paid...................................................        3,638         1,856         6,325
  Income taxes refunded...............................................       (1,590)       (8,063)       (6,866)

17. GEOGRAPHIC SEGMENT AND MAJOR CUSTOMER DATA

    Information concerning United States and International operations appears in the accompanying Geographic Segment Data table. Information is presented on the same basis as utilized by the Company to manage the business. Export sales and certain income and expense items are reported in the geographic segment where the final sale is made rather than where the transaction originates. All inter-company profit has been eliminated. The amounts of the parent company's equity in net assets of and advances to international subsidiaries and branches were $383.3 million and $382.9 million at December 31, 1996 and December 31, 1995, respectively.

    In 1995 and early 1996, the Company completed the sale of eight international product distribution operations to AmeriData. Results of operations, assets, and liabilities for the operations sold are included through the effective date of divestitures (see note 1(a)).

GEOGRAPHIC SEGMENT DATA

                                                                      INTERNATIONAL (2)
                                           ------------------------------------------------------------------------
                                           UNITED(1)       PAN
                                             STATES     AMERICAN      EUROPE      ASIA       TOTAL     CONSOLIDATED
                                           ----------  -----------  ----------  ---------  ----------  ------------
                                                                         (DOLLARS IN
                                                                         THOUSANDS)
1996 Revenues............................  $  145,954   $     357   $  113,129  $  46,256  $  159,742   $  305,696
Earnings (loss) from operations..........       2,654        (311)         843      1,798       2,330        4,984
Identifiable assets......................     129,665       8,389       48,352     33,891      90,632      220,297

1995 Revenues............................     139,863      33,538      227,538     53,876     314,952      454,815
Earnings (loss) from operations..........       1,125       1,415         (925)       100         590        1,715
Identifiable assets......................     116,615       9,165       62,686     39,019     110,870      227,485

1994 Revenues............................     149,517      85,615      230,131     58,964     374,710      524,227
Earnings (loss) from operations..........     (78,020)      5,658      (25,081)       410     (19,013)     (97,033)
Identifiable assets......................     112,939      32,507      115,847     39,275     187,629      300,568

------------------------

(1) United States earnings (loss) from operations include substantially all technical expenses, marketing expenses, and other corporate support and administrative costs.

(2) Pan American includes primarily the operations in Canada and Mexico. Europe includes primarily the operations in Denmark, France, Germany, and United Kingdom. Asia includes primarily the operations in Korea and Taiwan.

MAJOR CUSTOMERS

    The Company's customers are located throughout the world. No single customer accounted for more than ten percent of the Company's revenues in 1996, 1995, or 1994, except for revenue from sales to various U.S. government agencies which amounted to approximately 19.5% in 1996, 13.6% in 1995, and 12.0% in 1994.

18. RESTRUCTURING RESERVES, CURRENT AND NONCURRENT

    During the fourth quarter of 1994, the Company completed a thorough review of its worldwide business operations and market opportunities. The Company concluded it was necessary to further reduce the geographic scope of operations, downsize employment levels worldwide, and revalue selected assets. As a result, the Company adopted a formal restructuring plan resulting in a pre-tax restructuring charge of $70.1 million.

    Under the 1994 restructuring plan, the Company took a $34.0 million charge to reduce the worldwide workforce. During 1995, severance cost activity included cash payments of $11.5 million related to the reduction of the worldwide workforce by approximately 230 individuals and a reclassification of $7.6 million of severance accrual which was no longer required primarily as a direct result of the divestiture activities discussed in note 3. This accrual was reclassified to other restructuring accruals to offset the cash and noncash activity associated with the AmeriData divestitures. As a result of these divestitures, the reduction in workforce related to the Company's restructuring charge will total approximately 475 individuals versus the original estimate of 600 individuals. Cash outlays for 1995 were below Company expectations due in part to lower than planned severance activity in its international operations because of delays in legally required procedures for such activities. During 1996, severance cost activity included cash payments of $6.8 million related to the reduction of the worldwide workforce by approximately 115 individuals.

    Asset revaluations and write-offs accounted for $14.3 million of the 1994 restructuring charge. This charge reduced certain assets to their net realizable value and was a direct result of the Company refocusing its business strategy including discontinuance of marketing efforts related to proprietary systems. Both 1995 and 1996 activity included the write down of assets directly related to the AmeriData divestitures discussed in note 3.

    Lease and other facility obligations accounted for $9.7 million of the 1994 restructuring charge. This charge was comprised of lease buyouts for facilities and other commitments under leases resulting from the Company's plan to reduce its geographic dispersion by consolidating sales and services offices into more central operations. During 1995, lease and other facility obligations activity included cash payments of $8.5 million related to commitments under leases throughout the United States, Canada, and Europe and a reclassification of a $2.5 million lease and other facility obligations accrual which was no longer required primarily as a direct result of the divestiture activity discussed in note 3. This accrual was classified to other restructuring accruals to offset the cash and noncash activity associated with the AmeriData divestitures. During 1996, lease and other facility obligations activity included cash payments of $2.5 million related to commitments under leases throughout the United States and Europe and reclassification that increased the accrual by $1.0 million for a change in estimate relating to facility issues in Europe. This increase was funded in part by the cash proceeds from the favorable settlement of a restructure-related pension asset and other miscellaneous reclassifications. The majority of the remaining lease obligations of $1.6 million relates to lease commitments in Europe.

    Other charges accounted for $6.5 million of the 1994 restructuring charge and consisted of $3.5 million for pension accruals resulting from lump sum payments, $1.1 million for litigation matters, and several less significant items. During 1995, other activity included cash payments of $2.8 million for litigation and other less significant items and noncash activity primarily associated with the AmeriData divestitures including the write-off of goodwill of $9.3 million and net book value of operations sold of $10.1 million. During 1996, other activity included cash payments of $1.7 million for litigation matters associated with Europe and the AmeriData divestitures and several less significant items. The majority of the remaining accrual of $2.8 million relates to litigation matters.

    Future cash outlays for the remaining restructuring reserve of $12.2 million at December 31, 1996 are anticipated to be $8.9 million and $3.3 million in 1997 and 1998, respectively.

    The following represents the Company's restructuring activities for the periods indicated:

                                                       ASSET
                                                   REVALUATIONS    AND OTHER    CURRENCY
                                       SEVERANCE        AND        FACILITY    TRANSLATION
       (DOLLARS IN THOUSANDS)            COSTS      WRITE-OFFS    OBLIGATIONS  ADJUSTMENT     OTHER       TOTAL
-------------------------------------  ----------  -------------  -----------  -----------  ----------  ----------
Balance at January 1, 1994...........  $   17,229   $   --         $  10,880    $  --       $    4,167  $   32,276
  Restructuring charge...............      33,963        14,330        9,686        5,630        6,491      70,100
  Noncash items......................      --           (14,330)        (337)      (5,630)      (4,287)    (24,584)
  Cash payments/refunds, net.........     (17,863)      --            (6,389)      --            1,398     (22,854)
                                       ----------  -------------  -----------  -----------  ----------  ----------
Balance at December 31, 1994.........      33,329       --            13,840       --            7,769      54,938
  Noncash items......................      --              (836)      --           (1,515)     (20,039)    (22,390)
  Reclassifications and transfers,
    net..............................      (7,619)          812       (2,534)       3,208       19,534      13,401
  Translation........................       1,186            24          340       (1,693)         143      --
  Cash payments......................     (11,496)      --            (8,515)      --           (2,822)    (22,833)
                                       ----------  -------------  -----------  -----------  ----------  ----------
Balance at December 31, 1995.........      15,400       --             3,131       --            4,585      23,116
  Noncash items......................      --              (889)      --             (480)         (29)     (1,398)
  Reclassifications and transfers,
    net..............................        (422)          869        1,024       --                1       1,472
  Translation........................        (396)           20          (71)         480          (33)     --
Cash payments........................      (6,768)      --            (2,511)      --           (1,689)    (10,968)
                                       ----------  -------------  -----------  -----------  ----------  ----------
Balance at December 31, 1996.........  $    7,814   $   --         $   1,573    $  --       $    2,835  $   12,222
                                       ----------  -------------  -----------  -----------  ----------  ----------
                                       ----------  -------------  -----------  -----------  ----------  ----------

19. GOODWILL

    Prior to 1995, the Company acquired several companies which were engaged in the computer systems and network integration business. The Company classified the excess of the purchase price over the fair value of net assets acquired as goodwill.

    In the third quarter of 1995, unamortized goodwill, related to MICHAEL Business Systems Plc and Antares Electronics, Inc., was written off as part of the AmeriData divestitures (see note 3).

    During the fourth quarter of 1994, the Company concluded that the carrying values of the Evernet Systems, Inc. and Dataselskapet A/S goodwill balances were fully impaired and the remaining unamortized balances of $24.9 million were charged to earnings. The primary reasons for these write-offs included significant reduction in the employee and customer bases and a refocusing of the Company's overall business strategy. At the time the write-off was taken, there were no other noncurrent assets remaining from these acquisitions.

    Changes in the goodwill balances are summarized as follows:

                                                                                             FOREIGN
                                                                                            CURRENCY
                                                                             ACCUMULATED   TRANSLATION
                                                                   GROSS     AMORTIZATION  ADJUSTMENT      NET
                                                                 ----------  ------------  -----------  ----------
                                                                              (DOLLARS IN THOUSANDS)
Balance at January 1, 1994.....................................  $   29,589   $   (1,742)   $      (5)  $   27,842
  Acquisition of businesses....................................       9,911       --           --            9,911
  Foreign currency translation adjustment......................      --           --              511          511
  Amortization of goodwill.....................................      --           (3,177)      --           (3,177)
  Goodwill write-off...........................................     (28,683)       3,783       --          (24,900)
                                                                 ----------  ------------  -----------  ----------
Balance at December 31, 1994...................................      10,817       (1,136)         506       10,187
  Foreign currency translation adjustment......................      --           --             (129)        (129)
  Amortization of goodwill.....................................      --             (770)      --             (770)
  Goodwill write-off...........................................     (10,817)       1,906         (377)      (9,288)
                                                                 ----------  ------------  -----------  ----------
Balance at December 31, 1995...................................  $   --       $   --        $  --       $   --
                                                                 ----------  ------------  -----------  ----------
                                                                 ----------  ------------  -----------  ----------

    The Company did not make any significant business acquisitions during 1996 or 1995.

SUPPLEMENTARY QUARTERLY DATA (UNAUDITED)

(DOLLARS IN THOUSANDS)

                                                        1996                                        1995
                                     ------------------------------------------  ------------------------------------------
                                      FOURTH      THIRD     SECOND      FIRST     FOURTH      THIRD     SECOND      FIRST
                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
REVENUES...........................  $  79,852  $  72,060  $  75,531  $  78,254  $  90,423  $ 105,240  $ 129,088  $ 130,064
COST OF REVENUES...................     53,676     45,938     49,168     52,588     61,352     76,078     96,483     96,467
Gross profit.......................     26,176     26,122     26,363     25,666     29,071     29,162     32,605     33,597
OPERATING EXPENSES:
  Selling, general and
    administrative.................     21,791     21,986     21,675     21,409     24,228     28,261     30,386     30,172
  Technical........................      2,801      3,247      3,174      3,260      2,753      2,445      2,137      2,338
    Total operating expenses.......     24,592     25,233     24,849     24,669     26,981     30,706     32,523     32,510
  Earnings (loss) from
    operations.....................      1,584        889      1,514        997      2,090     (1,544)        82      1,087
NONOPERATING INCOME (EXPENSES):
  Interest expense.................        (26)       (26)       (40)      (112)       (70)      (236)      (453)      (274)
  Interest income..................      1,375      1,300      1,231      1,207      1,478      1,263      1,592      1,386
  Other income, net................      3,590      1,061      1,349      1,186        278      1,449      1,240        700
    Total nonoperating income,
      net..........................      4,939      2,335      2,540      2,281      1,686      2,476      2,379      1,812
    Earnings before income taxes...      6,523      3,224      4,054      3,278      3,776        932      2,461      2,899
PROVISION FOR INCOME TAXES.........     --            300        400        400     --            300        200        700
  Net earnings.....................  $   6,523  $   2,924  $   3,654  $   2,878  $   3,776  $     632  $   2,261  $   2,199

                                                                      APPENDIX F

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 10-Q

                                ---------------

                                   (Mark one)

/X/ QUARTERLY REPORT UNDER SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934 FOR THE QUARTERLY PERIOD ENDED JUNE 30, 1997

                                       OR

/ /  TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES AND
     EXCHANGE ACT OF 1934 FOR THE TRANSITION PERIOD FROM        TO

                          COMMISSION FILE NUMBER 0-20252

                            CONTROL DATA SYSTEMS, INC.

                (Exact name of Registrant as Specified in Charter)

         DELAWARE                 41-1718075
      (State or other          (I.R.S. Employer
       jurisdiction           Identification No.)
     of incorporation)

                            ------------------------

                          4201 LEXINGTON AVENUE NORTH
                       ARDEN HILLS, MINNESOTA 55126-6198
              (Address of principal executive offices) (Zip Code)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (612) 415-3001

    Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes _X_ No ____

         APPLICABLE ONLY TO ISSUERS INVOLVED IN BANKRUPTCY PROCEEDINGS
                        DURING THE PRECEDING FIVE YEARS:

    Indicate by check mark whether the registrant has filed all documents and reports required to be filed by Sections 12, 13 or 15(d) of the Securities Exchange Act of 1934 subsequent to the distribution of securities under a plan confirmed by a court. Yes ____ No ____

                     APPLICABLE ONLY TO CORPORATE ISSUERS:

    Indicate the number of shares outstanding of each of the issuer's classes of common stock as of the latest practicable date: 12,646,521 shares of Common Stock, $0.01 par value per share, as of July 31, 1997.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                           CONTROL DATA SYSTEMS, INC.
                                   FORM 10-Q
                                 JUNE 30, 1997
                                     INDEX

                                                                                                               PAGE
                                                                                                             ---------
PART I--FINANCIAL INFORMATION:

Consolidated Statements of Operations--
 Three and six months ended June 30, 1997 and June 30, 1996................................................        F-2

Consolidated Balance Sheets--
 June 30, 1997 and December 31, 1996.......................................................................        F-3

Consolidated Statements of Cash Flows--
 Six months ended June 30, 1997 and June 30, 1996..........................................................        F-4

Notes to Consolidated Financial Statements.................................................................        F-5

Management's Discussion and Analysis of Financial Condition and Results of Operations......................       F-10

PART II--OTHER INFORMATION.................................................................................       F-20

SIGNATURE..................................................................................................       F-21

EXHIBIT INDEX..............................................................................................       F-22

                                     PART 1
                             FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

                           CONTROL DATA SYSTEMS, INC.
               CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                      THREE MONTHS ENDED      SIX MONTHS ENDED
                                                                     --------------------  ----------------------
                                                                     JUNE 30,   JUNE 30,    JUNE 30,    JUNE 30,
                                                                       1997       1996        1997        1996
                                                                     ---------  ---------  ----------  ----------
REVENUES:
  Software and services............................................  $  35,172  $  42,908  $   70,982  $   82,771
  Maintenance and repair...........................................     12,568     14,208      24,853      29,072
  Hardware products................................................     12,538     18,415      25,396      41,942
                                                                     ---------  ---------  ----------  ----------
    Total revenues.................................................     60,278     75,531     121,231     153,785

COST OF REVENUES:
  Software and services............................................     21,610     27,379      43,992      53,729
  Maintenance and repair...........................................      7,457      7,955      15,424      17,150
  Hardware products................................................      9,731     13,834      19,182      30,877
                                                                     ---------  ---------  ----------  ----------
    Total cost of revenues.........................................     38,798     49,168      78,598     101,756

    Gross profit...................................................     21,480     26,363      42,633      52,029

OPERATING EXPENSES:
  Selling, general and administrative..............................     16,421     21,675      34,315      43,084
  Technical........................................................      2,812      3,174       6,543       6,434
                                                                     ---------  ---------  ----------  ----------
    Total operating expenses.......................................     19,233     24,849      40,858      49,518
                                                                     ---------  ---------  ----------  ----------
    Earnings from operations.......................................      2,247      1,514       1,775       2,511
                                                                     ---------  ---------  ----------  ----------

NONOPERATING INCOME (EXPENSES):
  Interest expense.................................................        (48)       (40)        (75)       (152)
  Interest income..................................................      1,474      1,231       2,754       2,438
  Gain on sale of business.........................................     --         --          15,000      --
  Other income.....................................................      1,271      1,349       2,390       2,535
                                                                     ---------  ---------  ----------  ----------
    Total nonoperating income, net.................................      2,697      2,540      20,069       4,821
                                                                     ---------  ---------  ----------  ----------
    Earnings before income taxes...................................      4,944      4,054      21,844       7,332

PROVISION FOR INCOME TAXES.........................................      2,250        400       2,550         800
                                                                     ---------  ---------  ----------  ----------
  Net earnings.....................................................  $   2,694  $   3,654  $   19,294  $    6,532
                                                                     ---------  ---------  ----------  ----------
                                                                     ---------  ---------  ----------  ----------
Primary earnings per common share and common share equivalents.....  $    0.20  $    0.25  $     1.42  $     0.45
                                                                     ---------  ---------  ----------  ----------
                                                                     ---------  ---------  ----------  ----------
Fully diluted earnings per common share and common share
 equivalents.......................................................  $    0.20  $    0.25  $     1.42  $     0.45
                                                                     ---------  ---------  ----------  ----------
                                                                     ---------  ---------  ----------  ----------
Weighted average common shares outstanding (in thousands):
  Primary..........................................................     13,162     14,644      13,546      14,438
                                                                     ---------  ---------  ----------  ----------
                                                                     ---------  ---------  ----------  ----------
  Fully diluted....................................................     13,178     14,644      13,546      14,452
                                                                     ---------  ---------  ----------  ----------
                                                                     ---------  ---------  ----------  ----------

  The accompanying notes are an integral part of these consolidated financial statements.

                           CONTROL DATA SYSTEMS, INC.

                          CONSOLIDATED BALANCE SHEETS
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                     ASSETS

                                                                                                     DECEMBER 31,
                                                                                                         1996
                                                                                         JUNE 30,    ------------
                                                                                           1997
                                                                                        -----------
                                                                                        (UNAUDITED)
Current assets:
  Cash and short-term investments.....................................................   $ 101,134    $   84,610
  Trade and other receivables.........................................................      63,694        84,198
  Inventories.........................................................................      13,765        14,511
  Prepaid expenses and other current assets...........................................       3,363         3,809
                                                                                        -----------  ------------
    Total current assets..............................................................     181,956       187,128
Investments and advances..............................................................         895           601
Property, plant and equipment, net....................................................      16,059        17,497
Noncurrent trade and other receivables................................................       6,298         4,820
Other noncurrent assets...............................................................       3,594        10,251
                                                                                        -----------  ------------
    Total assets......................................................................   $ 208,802    $  220,297
                                                                                        -----------  ------------
                                                                                        -----------  ------------

                                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable.......................................................................   $   3,832    $      289
  Accounts payable....................................................................      11,702        15,773
  Customer advances and deferred income...............................................       4,612         6,649
  Accrued taxes.......................................................................       6,989         6,610
  Accrued salaries and wages..........................................................      11,190        11,579
  Other accrued expenses..............................................................      31,459        35,437
                                                                                        -----------  ------------
    Total current liabilities.........................................................      69,784        76,337
Deferred income taxes.................................................................         439           469
Restructure reserves, less current portion............................................      --             3,290
Pension liabilities...................................................................      26,164        28,582
Other noncurrent liabilities..........................................................       2,493         2,599
                                                                                        -----------  ------------
    Total liabilities.................................................................      98,880       111,277
                                                                                        -----------  ------------
Stockholders' equity:
  Preferred stock, par value $.01 per share, authorized 5,000,000 shares; none issued
    and outstanding...................................................................      --            --
  Common stock, par value $.01 per share, authorized 50,000,000 shares; issued
    14,963,064 and 14,883,500 shares as of June 30, 1997 and December 31, 1996,
    respectively......................................................................         150           149
  Additional paid-in capital..........................................................     172,586       171,845
  Accumulated deficit.................................................................     (27,101)      (46,395)
  Minimum pension liability adjustment................................................      (6,631)       (6,631)
  Foreign currency translation adjustment.............................................      (1,954)       (1,438)
  Unearned compensation--restricted stock.............................................         (53)         (106)
  Unrealized gains (losses) on investments............................................         (61)           36
  Treasury stock, at cost (2,348,123 and 1,203,390 shares as of June 30, 1997 and
    December 31, 1996, respectively)..................................................     (27,014)       (8,440)
                                                                                        -----------  ------------
    Total stockholders' equity........................................................     109,922       109,020
                                                                                        -----------  ------------
    Total liabilities and stockholders' equity........................................   $ 208,802    $  220,297
                                                                                        -----------  ------------
                                                                                        -----------  ------------

  The accompanying notes are an integral part of these consolidated financial statements.

                           CONTROL DATA SYSTEMS, INC.

               CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                                                                 SIX MONTHS ENDED
                                                                                               --------------------
                                                                                               JUNE 30,   JUNE 30,
                                                                                                 1997       1996
                                                                                               ---------  ---------
Cash Flows from Operating Activities:
  Net earnings...............................................................................  $  19,294  $   6,532
  Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
    Gain on sale of business.................................................................    (15,000)    --
    Gain on pension settlement...............................................................     (3,914)    --
    Depreciation.............................................................................      3,563      3,534
    Amortization.............................................................................        143        184
    Foreign currency transaction gain........................................................     (1,426)    (1,181)
    Equity in losses of affiliates...........................................................         46        251
    Restructure reserves utilized............................................................     (7,890)    (6,987)
    Loss on sale of marketable securities and other assets...................................         32        227
    Net change in working capital items......................................................      6,099        148
    Net change in noncurrent trade receivables...............................................     (1,605)       299
    Net change in other noncurrent assets....................................................     (1,121)      (691)
    Other....................................................................................        795        329
                                                                                               ---------  ---------
      Net cash provided by (used in) operating activities....................................       (984)     2,645
                                                                                               ---------  ---------
Cash Flows from Investing Activities:
  Expended for property, plant and equipment.................................................     (3,055)    (4,540)
  Investment in affiliates...................................................................       (893)    --
  Proceeds from sales of property and equipment..............................................        216         54
  Proceeds from divestitures of businesses, net of cash given................................     21,150          9
  Proceeds from pension settlement...........................................................     11,074     --
  Proceeds from notes receivable.............................................................      3,600     --
  Change in short-term investments...........................................................    (12,037)    (9,806)
                                                                                               ---------  ---------
      Net cash provided by (used in) investing activities....................................     20,055    (14,283)
                                                                                               ---------  ---------
Cash Flows from Financing Activities:
  Borrowings under short-term financing arrangements, net....................................      3,702      1,643
  Proceeds from issuance of common stock, net of issuance costs..............................        741      5,987
  Purchase of treasury stock.................................................................    (18,573)    --
                                                                                               ---------  ---------
      Net cash provided by (used in) financing activities....................................    (14,130)     7,630
                                                                                               ---------  ---------
Effect of Exchange Rate Changes on Cash......................................................       (454)      (344)
                                                                                               ---------  ---------
    Net change in cash and cash equivalents..................................................      4,487     (4,352)
    Cash and cash equivalents, beginning of period...........................................      7,649     15,188
                                                                                               ---------  ---------
    Cash and cash equivalents, end of period.................................................     12,136     10,836
    Short-term investments...................................................................     88,998     78,652
                                                                                               ---------  ---------
Cash and short-term investments, end of period...............................................  $ 101,134  $  89,488
                                                                                               ---------  ---------
                                                                                               ---------  ---------
Net Change in Working Capital Items:
  Trade and other receivables................................................................  $  14,032  $   4,128
  Inventories................................................................................         76         17
  Prepaid expenses and other current assets..................................................       (317)     1,246
  Accounts payable...........................................................................     (3,430)    (4,622)
  Customer advances and deferred income......................................................     (1,271)      (684)
  Accrued taxes..............................................................................        842     (1,611)
  Accrued salaries and wages.................................................................        412       (300)
  Other accrued expenses.....................................................................     (4,245)     1,974
                                                                                               ---------  ---------
      Net change in working capital items....................................................  $   6,099  $     148
                                                                                               ---------  ---------
                                                                                               ---------  ---------
Supplemental Disclosures of Cash Flow Information:
  Cash paid (received) during the period for:
    Interest paid............................................................................  $      75  $     153
    Income taxes paid........................................................................        491      1,741
    Income taxes refunded....................................................................       (288)      (883)

  The accompanying notes are an integral part of these consolidated financial statements.

                           CONTROL DATA SYSTEMS, INC.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

                                 JUNE 30, 1997

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    CONSOLIDATED FINANCIAL STATEMENTS

    The financial statements of Control Data Systems, Inc. ("Control Data" or the "Company") include the accounts of all majority-owned subsidiaries. All significant intercompany transactions have been eliminated.

    In the opinion of the Company, the consolidated financial statements reflect all adjustments (consisting only of normal recurring adjustments, except as set forth in the Notes to Consolidated Financial Statements) necessary to present fairly the financial position for the interim periods presented.

    PRESENTATIONS

    Certain prior period amounts have been reclassified to conform to the current year's presentation.

    NET EARNINGS PER SHARE

    The net earnings per common share and common share equivalents is computed by dividing net earnings by the weighted average number of shares and dilutive common share equivalents outstanding during each period. Common stock equivalents result from dilutive stock options and warrants computed using the treasury stock method.

                           CONTROL DATA SYSTEMS, INC.

                                 JUNE 30, 1997

2.  STOCKHOLDERS' EQUITY

Common Stock, Additional Paid-In Capital, Retained Earnings, and Other

                                                     SHARES                                             RETAINED
                                       -----------------------------------               ADDITIONAL     EARNINGS
                                        OUTSTAND-    TREASURY                 COMMON       PAID-IN    (ACCUMULATED
  (DOLLARS AND SHARES IN THOUSANDS)        ING         STOCK      ISSUED       STOCK       CAPITAL      DEFICIT)     OTHER*
-------------------------------------  -----------  -----------  ---------  -----------  -----------  ------------  ---------
Balance at December 31, 1996.........      13,680        1,203      14,883   $     149    $ 171,845    $  (46,395)  $ (16,579)
Issuance of common stock under the
 Employee Stock Purchase Plan........           7       --               7      --              125        --          --
Exercises of stock options...........          16       --              16      --              137        --          --
Foreign currency translation
 adjustment..........................      --           --          --          --           --            --            (276)
Restricted stock award...............      --           --          --          --           --            --              26
Change in unrealized gains (losses)
 on investments......................      --           --          --          --           --            --              (5)
Purchase of treasury stock...........        (904)         904      --          --           --            --         (14,862)
Net earnings.........................      --           --          --          --           --            16,600      --
                                       -----------       -----   ---------       -----   -----------  ------------  ---------
Balance at March 31, 1997............      12,799        2,107      14,906   $     149    $ 172,107    $  (29,795)  $ (31,696)
Issuance of common stock under the
 Employee Stock Purchase Plan........          11       --              11      --              137        --          --
Exercises of stock options...........          46       --              46           1          342        --          --
Foreign currency translation
 adjustment..........................      --           --          --          --           --            --            (240)
Restricted stock award...............      --           --          --          --           --            --              27
Change in unrealized gains (losses)
 on investments......................      --           --          --          --           --            --             (92)
Purchase of treasury stock...........        (241)         241      --          --           --            --          (3,712)
Net earnings.........................      --           --          --          --           --             2,694      --
                                       -----------       -----   ---------       -----   -----------  ------------  ---------
Balance at June 30, 1997.............      12,615        2,348      14,963   $     150    $ 172,586    $  (27,101)  $ (35,713)
                                       -----------       -----   ---------       -----   -----------  ------------  ---------
                                       -----------       -----   ---------       -----   -----------  ------------  ---------


  (DOLLARS AND SHARES IN THOUSANDS)      TOTAL
-------------------------------------  ---------
Balance at December 31, 1996.........  $ 109,020
Issuance of common stock under the
 Employee Stock Purchase Plan........        125
Exercises of stock options...........        137
Foreign currency translation
 adjustment..........................       (276)
Restricted stock award...............         26
Change in unrealized gains (losses)
 on investments......................         (5)
Purchase of treasury stock...........    (14,862)
Net earnings.........................     16,600
                                       ---------
Balance at March 31, 1997............  $ 110,765
Issuance of common stock under the
 Employee Stock Purchase Plan........        137
Exercises of stock options...........        343
Foreign currency translation
 adjustment..........................       (240)
Restricted stock award...............         27
Change in unrealized gains (losses)
 on investments......................        (92)
Purchase of treasury stock...........     (3,712)
Net earnings.........................      2,694
                                       ---------
Balance at June 30, 1997.............  $ 109,922
                                       ---------
                                       ---------

--------------------------

 * Other Stockholders' Equity Items

                           CONTROL DATA SYSTEMS, INC.

                                 JUNE 30, 1997

2.  STOCKHOLDERS' EQUITY (CONTINUED)

                                              MINIMUM      FOREIGN                        UNREALIZED
                                              PENSION     CURRENCY        UNEARNED           GAINS
                                             LIABILITY   TRANSLATION    COMPENSATION-     (LOSSES) ON    TREASURY
          (DOLLARS IN THOUSANDS)            ADJUSTMENT   ADJUSTMENT   RESTRICTED STOCK    INVESTMENTS     STOCK       TOTAL
------------------------------------------  -----------  -----------  -----------------  -------------  ----------  ----------
Balance at December 31, 1996..............   $  (6,631)   $  (1,438)      $    (106)       $      36    $   (8,440) $  (16,579)
Foreign currency translation adjustment...      --             (276)         --               --            --            (276)
Restricted stock award....................      --           --                  26           --            --              26
Change in unrealized gains (losses) on
 investments..............................      --           --              --                   (5)       --              (5)
Purchase of treasury stock................      --           --              --               --           (14,862)    (14,862)
                                            -----------  -----------          -----              ---    ----------  ----------
Balance at March 31, 1997.................   $  (6,631)   $  (1,714)      $     (80)       $      31    $  (23,302) $  (31,696)
Foreign currency translation adjustment...      --             (240)         --               --            --            (240)
Restricted stock award....................      --           --                  27           --            --              27
Change in unrealized gains (losses) on
 investments..............................      --           --              --                  (92)       --             (92)
Purchase of treasury stock................      --           --              --               --            (3,712)     (3,712)
                                            -----------  -----------          -----              ---    ----------  ----------
Balance at June 30, 1997..................   $  (6,631)   $  (1,954)      $     (53)       $     (61)   $  (27,014) $  (35,713)
                                            -----------  -----------          -----              ---    ----------  ----------
                                            -----------  -----------          -----              ---    ----------  ----------

                           CONTROL DATA SYSTEMS, INC.

                                 JUNE 30, 1997

3.  DIVESTITURES

    The Company entered into a transaction with Structural Dynamics Research Corporation ("SDRC") in December 1996 to sell its 50% interest in Metaphase Technology, Inc. and certain assets of the Company's Product Data Management ("PDM") business. The transaction, effective January 1, 1997, produced a gain in the first quarter of $15.0 million or $1.08 per share. The following table represents the Company's 1996 pro forma results, excluding the divested PDM segment:

                                                                        ENTERPRISE
                                                                        INTEGRATION   TECHNICAL     PRODUCT
                                                                         SERVICES     SERVICES      DESIGN       TOTAL
                                                                        -----------  -----------  -----------  ---------
                                                                                     (DOLLARS IN THOUSANDS)
1st Quarter:

Software and Services.................................................   $  20,988    $   3,885    $   6,788   $  31,661
Maintenance and Repair................................................      --           14,864       --          14,864
Hardware Products.....................................................      16,541        1,403        4,629      22,573
                                                                        -----------  -----------  -----------  ---------
  Total Revenues......................................................   $  37,529    $  20,152    $  11,417   $  69,098

Gross Profit %........................................................       23.6%        36.8%        53.4%       32.4%

2nd Quarter:

Software and Services.................................................   $  28,742    $   3,705    $   6,544   $  38,991
Maintenance and Repair................................................      --           14,208       --          14,208
Hardware Products.....................................................      12,325          260        3,336      15,921
                                                                        -----------  -----------  -----------  ---------
  Total Revenues......................................................   $  41,067    $  18,173    $   9,880   $  69,120

Gross Profit %........................................................       29.3%        39.3%        58.3%       36.0%

3rd Quarter:

Software and Services.................................................   $  22,114    $   5,250    $   7,229   $  34,593
Maintenance and Repair................................................      --           13,615       --          13,615
Hardware Products.....................................................      12,558          483        2,814      15,855
                                                                        -----------  -----------  -----------  ---------
  Total Revenues......................................................   $  34,672    $  19,348    $  10,043   $  64,063

Gross Profit %........................................................       27.0%        36.3%        56.8%       34.5%

4th Quarter:

Software and Services.................................................   $  24,944    $   6,734    $   9,023   $  40,701
Maintenance and Repair................................................      --           13,359       --          13,359
Hardware Products.....................................................      16,144          363        3,802      20,309
                                                                        -----------  -----------  -----------  ---------
  Total Revenues......................................................   $  41,088    $  20,456    $  12,825   $  74,369

Gross Profit %........................................................       26.5%        30.5%        53.2%       32.6%

Total Year:

Software and Services.................................................   $  96,788    $  19,574    $  29,584   $ 145,946
Maintenance and Repair................................................      --           56,046       --          56,046
Hardware Products.....................................................      57,568        2,509       14,581      74,658
                                                                        -----------  -----------  -----------  ---------
  Total Revenues......................................................   $ 154,356    $  78,129    $  44,165   $ 276,650
                                                                        -----------  -----------  -----------  ---------

Gross Profit %........................................................       26.8%        35.6%        55.2%       33.8%

                           CONTROL DATA SYSTEMS, INC.

                                 JUNE 30, 1997

4.  RESTRUCTURING RESERVES, CURRENT AND NONCURRENT

    During the fourth quarter of 1994, the Company adopted a formal restructuring plan resulting in a pre-tax restructuring charge of $70.1 million. At the end of fiscal year 1996, the remaining restructure reserve associated with this plan totaled $12.2 million. During the first quarter of 1997, uses totaling $2.4 million reduced this balance to $9.8 million. First quarter 1997 uses were mainly attributable to severance of 28 employees, in addition to continuing lease and facility obligations. During the second quarter, uses totaled $5.8 million and consisted of $4.5 million for the settlement of age discrimination actions and $1.3 million related to severance of 36 employees, in addition to continuing lease and facility obligations. The remaining reserve balance of $4.0 million is included in other accruals at June 30, 1997 and primarily represents severance and facility and lease obligations expected to be satisfied within the next year.

5.  REPURCHASE OF STOCK

    Under a program approved by the Board of Directors and announced in July 1996, the Company repurchased 903,733 shares of common stock during the first quarter of 1997 and 241,000 shares of common stock during the second quarter of 1997 for $14.9 million and $3.7 million, respectively. A total of 1,239,733 shares have been acquired for $20.4 million since the repurchase program was authorized.

6.  SUBSEQUENT EVENTS

    In July 1997, the Company announced the signing of a merger agreement with CDSI Holding Corporation, a company formed at the direction of Welsh, Carson, Anderson & Stowe, for CDSI Holding Corporation to acquire all of the outstanding common shares of the Company at a price of $20.25 per share. CDSI Holding Corporation announced the commencement of its cash tender offer for the outstanding shares of the Company on July 15, 1997. Approximately 89% of the presently outstanding common stock had been tendered pursuant to the offer, which expired on August 11, 1997.

                           CONTROL DATA SYSTEMS, INC.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                     AND RESULTS OF OPERATIONS (UNAUDITED)

    The following discussion presents management's analysis of the results of operations for the first three and six months of 1997 compared to the first three and six months of 1996 and changes in financial condition from December 31, 1996 to June 30, 1997.

RESULTS OF OPERATIONS

    The Company provides Enterprise Integration software and service solutions that include network design, installation and maintenance; application re-hosting to client-server architectures; the integration of disparate electronic messaging systems; and corporate directory design and implementation. Its Technical Services offerings include hardware and software maintenance services; rapid technology deployment in distributed environments; complex circuit board repair; and customer service hotline support. The Company's Product Design software provides computer-aided design ("CAD") software and services, primarily to the discrete manufacturing industry.

    The Company has a number of suppliers and partners providing a range of hardware and software platforms, complementary products and services, and sales and marketing activities.

REVENUES BY CATEGORY

                                                       THREE MONTHS ENDED
                                                                                                SIX MONTHS ENDED
                                                    ------------------------                ------------------------
                                                     JUNE 30,     JUNE 30,                   JUNE 30,     JUNE 30,
                                                       1997         1996         CHANGE        1997         1996         CHANGE
                                                    -----------  -----------  ------------  -----------  -----------  ------------
Software and services.............................   $    35.2    $    42.9       (17.9)%    $    71.0    $    82.8       (14.3)%
Maintenance and repair............................        12.6         14.2       (11.3)%         24.8         29.1       (14.8)%
Hardware products.................................        12.5         18.4       (32.1)%         25.4         41.9       (39.4)%
                                                         -----        -----       -----     -----------  -----------      -----
  Total revenues..................................   $    60.3    $    75.5       (20.1)%    $   121.2    $   153.8       (21.2)%
                                                         -----        -----       -----     -----------  -----------      -----
                                                         -----        -----       -----     -----------  -----------      -----

REVENUES BY GEOGRAPHY

                                                       THREE MONTHS ENDED
                                                                                                SIX MONTHS ENDED
                                                    ------------------------                ------------------------
                                                     JUNE 30,     JUNE 30,                   JUNE 30,     JUNE 30,
                                                       1997         1996         CHANGE        1997         1996         CHANGE
                                                    -----------  -----------  ------------  -----------  -----------  ------------
Americas..........................................   $    30.2    $    33.3        (9.3)%    $    60.3    $    69.6       (13.4)%
Europe............................................        23.9         26.3        (9.1)%         45.7         56.8       (19.5)%
Asia..............................................         6.2         15.9       (61.0)%         15.2         27.4       (44.5)%
                                                         -----        -----       -----     -----------  -----------      -----
  Total revenues..................................   $    60.3    $    75.5       (20.1)%    $   121.2    $   153.8       (21.2)%
                                                         -----        -----       -----     -----------  -----------      -----
                                                         -----        -----       -----     -----------  -----------      -----

    As a result of the divested PDM business (see note 3 of the Notes to Consolidated Financial Statements), the Company expects total revenues to decline from 1996 to 1997 on an as reported basis. Revenues decreased in the second quarter and the first six months of 1997 from the comparable periods of 1996 in all revenue categories. The largest percentage decrease was in hardware products revenues. This decrease reflects the continuing erosion of the Company's installed base of proprietary hardware and the Company's continuing de-emphasis on low-margin hardware activity.

                           CONTROL DATA SYSTEMS, INC.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
               AND RESULTS OF OPERATIONS (UNAUDITED) (CONTINUED)

    Software and services revenues decreased on an as reported basis and on a pro forma basis in the second quarter of 1997 compared to the second quarter of 1996. In the six months ended June 30, 1997, software and services revenues decreased on an as reported basis, but increased slightly on a pro forma basis compared to the first six months of 1996. Software and services revenues were affected in the second quarter of 1997 by project slippage into future quarters.

    Software and services revenues were 58.3% of the Company's total revenues in the second quarter of 1997, which is an increase from the 1996 as reported and pro forma percentages of total revenues of 56.8% and 56.4%, respectively. In addition, software and services revenues for the first six months of 1997 were 58.6% of the Company's total revenues, an increase from the as reported and pro forma percentages of 53.8% and 51.1%, respectively.

    The Americas operations represented 50%, Europe operations represented 40%, and Asia operations represented 10% of the Company's total second quarter 1997 revenues. Percentages by geography, as a percentage of the Company's total revenues, for the first six months of 1997 were similar to the second quarter results. Comparing to the same periods in 1996, the Americas share of total Company revenues has increased, the Asia share of the total has decreased and Europe remains fairly consistent.

COST OF REVENUES AND GROSS PROFIT

                                                   THREE MONTHS ENDED                       SIX MONTHS ENDED
                                                ------------------------                ------------------------
                                                 JUNE 30,     JUNE 30,                   JUNE 30,     JUNE 30,
                                                   1997         1996         CHANGE        1997         1996         CHANGE
                                                -----------  -----------  ------------  -----------  -----------  ------------
Software and services.........................  $    21.6    $    27.4        (21.2)%   $    44.0    $    53.7        (18.1)%
Maintenance and repair........................        7.5          8.0         (6.3)%        15.4         17.2        (10.5)%
Hardware products.............................        9.7         13.8        (29.7)%        19.2         30.9        (37.9)%
                                                    -----        -----        -----         -----    -----------      -----
  Total cost of revenues......................  $    38.8    $    49.2        (21.1)%   $    78.6    $   101.8        (22.8)%
                                                    -----        -----        -----         -----    -----------      -----
                                                    -----        -----        -----         -----    -----------      -----
  Percentage of revenues......................       64.4%        65.1%                      64.8%        66.2%
  Total gross profit..........................  $    21.5    $    26.3        (18.3)%   $    42.6    $    52.0        (18.1)%
                                                    -----        -----        -----         -----    -----------      -----
                                                    -----        -----        -----         -----    -----------      -----
  Percentage of revenues......................       35.6%        34.9%                      35.2%        33.8%

    The primary factor contributing to cost of revenues and gross profit decreases in the second quarter and first six months of 1997 from 1996, was the decline in total revenues. Gross profits decreased in all categories in the second quarter of 1997 versus both the as reported and the pro forma gross profits of the comparable period in 1996. While all categories decreased for the first six months of 1997 versus the same period in 1996 on an as reported basis, software and services gross profits increased 8% from the pro forma year-to-date gross profits of $25.0 million.

    While total gross profits decreased, total gross margin percentages increased in the second quarter and first six months of 1997 on an as reported basis. On a pro forma basis, total margin percentages increased for the first six month of 1997, however, decreased slightly in the second quarter compared to the same period in 1996. Despite the slight decrease in total gross margin percentages in the second quarter of 1997, software and services margin did increase in the second quarter versus both the as reported and pro forma basis. Margins continue to decrease in maintenance and repair and hardware products. On a year-to-date basis, the majority of the gross margin improvement is within the Electronic Commerce business of the Company's Enterprise Integration Services business segment and in the Product Design business segment.

                           CONTROL DATA SYSTEMS, INC.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
               AND RESULTS OF OPERATIONS (UNAUDITED) (CONTINUED)

    On a geography basis, the Americas operations had gross margin percentage improvement, while both the Europe and Asia operations had little change in the second quarter of 1997 from the second quarter of 1996. On a year-to-date basis, Europe has gross margin percentage improvement in 1997 versus the comparable period in 1996, while the Americas and Asia are relatively unchanged.

OPERATING EXPENSES

                                                    THREE MONTHS ENDED                       SIX MONTHS ENDED
                                                 ------------------------                ------------------------
                                                  JUNE 30,     JUNE 30,                   JUNE 30,     JUNE 30,
                                                    1997         1996         CHANGE        1997         1996         CHANGE
                                                 -----------  -----------  ------------  -----------  -----------  ------------
Selling, general and administrative............  $    16.4    $    21.7        (24.4)%   $    34.3    $    43.1        (20.4)%
Percentage of revenues.........................       27.2%        28.7%                      28.3%        28.0%
Technical......................................  $     2.8    $     3.1         (9.7)%   $     6.5    $     6.4          1.6 %
Percentage of revenues.........................        4.6%         4.2%                       5.4%         4.2%

    SELLING, GENERAL AND ADMINISTRATIVE (SG&A). SG&A expenses have decreased in the second quarter and the first six months of 1997 versus both the as reported basis and the pro forma basis of the comparable periods in 1996 and included a $3.9 million gain for a pension settlement, a $1.1 million charge for bad debt associated with an Asia contract, and a $1.3 million charge for write off of a prepaid software license. The second quarter 1996 pro forma SG&A was $18.7 million or 27.1% of revenues. The first half 1996 pro forma SG&A was $36.9 million or 26.7% of revenues. This expense decrease in 1997 is the result of downsizing actions taken by the Company and the divestiture of the PDM business. As a percentage of revenues, SG&A expenses increased in 1997 as a result of investments made in support of service provider partners.

    TECHNICAL. The second quarter 1997 technical expense has decreased from the comparable period in 1996 on an as reported basis, however, is unchanged on a pro forma basis. Technical expense for the first six months of 1997 increased versus both the as reported and the pro forma basis of the comparable periods in 1996. As a percentage of revenues, technical expense has increased in 1997 due to higher spending on digital commerce products and services.

NONOPERATING INCOME (EXPENSES)

                                                        THREE MONTHS ENDED
                                                                                                  SIX MONTHS ENDED
                                                     -------------------------                ------------------------
                                                      JUNE 30,      JUNE 30,                   JUNE 30,     JUNE 30,
                                                        1997          1996         CHANGE        1997         1996        CHANGE
                                                     -----------  ------------  ------------  -----------  -----------  -----------
Interest expense...................................      (0.1)         --                         (0.1)        (0.1)
Interest income....................................        1.5           1.2                        2.8          2.4
Other income.......................................        1.3           1.3                       17.4          2.5
                                                         -----           ---                      -----        -----
Nonoperating income................................  $     2.7     $     2.5           8.0%   $    20.1    $     4.8        318.8%
Percentage of revenues.............................        4.5%          3.3%                      16.6%         3.1%

    INTEREST EXPENSE. Interest expense for the second quarter and the first six months of 1997 was comparable to the same periods in 1996.

    INTEREST INCOME. Interest income increased in the second quarter and the first six months of 1997 versus the comparable periods in 1996 due to higher average interest rate yields.

                           CONTROL DATA SYSTEMS, INC.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
               AND RESULTS OF OPERATIONS (UNAUDITED) (CONTINUED)

    OTHER INCOME. Other income, which includes such items as rental income and exchange gain/loss, was comparable in the second quarter of 1997 to the same period of 1996. Other income increased in the first six months of 1997 compared to the first six months of 1996 due to the gain of $15.0 million from the sale of Metaphase and the PDM business in the first quarter of 1997 (see note 3 of the Notes to Consolidated Financial Statements).

PROVISION FOR INCOME TAXES

                                                                              THREE MONTHS ENDED
                                                                                                         SIX MONTHS ENDED
                                                                           ------------------------  ------------------------
                                                                            JUNE 30,     JUNE 30,     JUNE 30,     JUNE 30,
                                                                              1997         1996         1997         1996
                                                                           -----------  -----------  -----------  -----------
Provision for income taxes...............................................   $     2.3    $     0.4    $     2.6    $     0.8
Percentage of revenues...................................................         3.7%         0.5%         2.1%         0.5%

    A tax provision of $1.5 million was recorded in the second quarter of 1997 in association with the pension gain from the termination of a non-U.S. pension plan. The gain from the Metaphase sale, recorded in the first quarter of 1997, is sheltered by the Company's U.S. tax loss carryforwards and, therefore, the remainder of the provision for income taxes relates primarily to foreign income taxes on the earnings of the Company's foreign subsidiaries and foreign withholding taxes on certain United States income.

NET EARNINGS AND EARNINGS PER SHARE

                                                                THREE MONTHS ENDED
                                                                                           SIX MONTHS ENDED
                                                             ------------------------  ------------------------
                                                              JUNE 30,     JUNE 30,     JUNE 30,     JUNE 30,
                                                                1997         1996         1997         1996
                                                             -----------  -----------  -----------  -----------
                                                                      (EARNINGS PER SHARE IN DOLLARS)
Net earnings...............................................   $      2.7   $      3.7   $     19.3   $      6.5
Percentage of revenues.....................................          4.5%         4.8%        15.9%         4.3%
Earnings per share
  Primary..................................................   $     0.20   $     0.25   $     1.42   $     0.45
  Fully diluted............................................   $     0.20   $     0.25   $     1.42   $     0.45

    Excluding the $15.0 million gain from the sale of Metaphase and the PDM business in the first quarter of 1997 (see note 3 of the Notes to Consolidated Financial Statements), net earnings have decreased in the second quarter and first six months of 1997 versus the comparable periods of 1996. The decrease is primarily attributable to the increase in provision for income taxes partially offset by higher nonoperating income, specifically interest income. The Metaphase transaction contributed $1.08 per share to the first half 1997 earnings per share of $1.42. Operating results for the six months ended June 30, 1997 are not necessarily indicative of the results that may be expected for the year ending December 31, 1997.

    The following tables represent second quarter results for 1997 and 1996 and pro forma results for 1996. The 1996 second quarter pro forma results are based on the exclusion of the Product Data Management business segment (see note 3 of the Notes to Consolidated Financial Statements).

                           CONTROL DATA SYSTEMS, INC.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
               AND RESULTS OF OPERATIONS (UNAUDITED) (CONTINUED)

1997/1996 PRO FORMA REVENUES AND GROSS PROFITS

                                                                                                    1996
                                                                   1997                   ------------------------
                                                                -----------   PRO FORMA
                                                                2ND QUARTER  PERCENTAGE         2ND QUARTER
                                                                AS REPORTED    CHANGE     AS REPORTED   PRO FORMA
                                                                -----------  -----------  -----------  -----------
                                                                              (DOLLARS IN THOUSANDS)
REVENUES

Software and services.........................................   $  35,172        (9.8%)   $  42,908    $  38,991
Maintenance and repair........................................      12,568       (11.5%)      14,208       14,208
Hardware products.............................................      12,538       (21.2%)      18,415       15,921
                                                                -----------               -----------  -----------
  Total revenues..............................................   $  60,278       (12.8%)   $  75,531    $  69,120
                                                                -----------               -----------  -----------
                                                                -----------               -----------  -----------
Gross profit..................................................   $  21,480       (13.8%)   $  26,363    $  24,906
                                                                -----------  -----------  -----------  -----------
                                                                -----------  -----------  -----------  -----------

REVENUE DISTRIBUTION

Software and services.........................................        58.3%                     56.8%        56.4%
Maintenance and repair........................................        20.9%                     18.8%        20.6%
Hardware products.............................................        20.8%                     24.4%        23.0%
                                                                -----------               -----------  -----------
  Total revenues..............................................       100.0%                    100.0%       100.0%
                                                                -----------               -----------  -----------
                                                                -----------               -----------  -----------
Gross profit..................................................        35.6%                     34.9%        36.0%
                                                                -----------               -----------  -----------
                                                                -----------               -----------  -----------

1997 2ND QUARTER REVENUES AND GROSS PROFITS BY BUSINESS TYPE

                                                                      ENTERPRISE
                                                                      INTEGRATION   PRODUCT    TECHNICAL
                                                                       SERVICES     DESIGN     SERVICES      TOTAL
                                                                      -----------  ---------  -----------  ---------
                                                                                  (DOLLARS IN THOUSANDS)
REVENUES

Software and services...............................................   $  25,190   $   5,887   $   4,095   $  35,172
Maintenance and repair..............................................      --          --          12,568      12,568
Hardware products...................................................       9,751       2,353         434      12,538
                                                                      -----------  ---------  -----------  ---------
  Total revenues....................................................   $  34,941   $   8,240   $  17,097   $  60,278
                                                                      -----------  ---------  -----------  ---------
                                                                      -----------  ---------  -----------  ---------
Gross profit........................................................        27.8%       59.2%       40.2%       35.6%
                                                                      -----------  ---------  -----------  ---------
                                                                      -----------  ---------  -----------  ---------

                           CONTROL DATA SYSTEMS, INC.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
               AND RESULTS OF OPERATIONS (UNAUDITED) (CONTINUED)

1996 2ND QUARTER PRO FORMA REVENUES AND GROSS PROFITS BY BUSINESS TYPE

                                                                      ENTERPRISE
                                                                      INTEGRATION   PRODUCT    TECHNICAL
                                                                       SERVICES     DESIGN     SERVICES      TOTAL
                                                                      -----------  ---------  -----------  ---------
                                                                                  (DOLLARS IN THOUSANDS)
REVENUES

Software and services...............................................   $  28,742   $   6,544   $   3,705   $  38,991
Maintenance and repair..............................................      --          --          14,208      14,208
Hardware products...................................................      12,325       3,336         260      15,921
                                                                      -----------  ---------  -----------  ---------
  Total revenues....................................................   $  41,067   $   9,880   $  18,173   $  69,120
                                                                      -----------  ---------  -----------  ---------
                                                                      -----------  ---------  -----------  ---------
Gross profit........................................................        29.3%       58.3%       39.3%       36.0%
                                                                      -----------  ---------  -----------  ---------
                                                                      -----------  ---------  -----------  ---------

    The following tables represent year-to-date results for 1997 and 1996 and pro forma results for 1996. The 1996 year-to-date pro forma results are based on the exclusion of the Product Data Management business segment (see note 3 of the Notes to Consolidated Financial Statements).

1997/1996 PRO FORMA REVENUES AND GROSS PROFITS

                                                                                        1996
                                                       1997                   ------------------------
                                                    -----------   PRO FORMA
                                                        YTD      PERCENTAGE         YEAR-TO-DATE
                                                    AS REPORTED    CHANGE     AS REPORTED   PRO FORMA
                                                    -----------  -----------  -----------  -----------
                                                                  (DOLLARS IN THOUSANDS)
REVENUES

Software and services.............................   $  70,982          0.5%   $  82,771    $  70,652
Maintenance and repair............................      24,853        (14.5%)     29,072       29,072
Hardware products.................................      25,396        (34.0%)     41,942       38,494
                                                    -----------               -----------  -----------
  Total revenues..................................   $ 121,231        (12.3%)  $ 153,785    $ 138,218
                                                    -----------               -----------  -----------
                                                    -----------               -----------  -----------
Gross profit......................................   $  42,633         (9.8%)  $  52,029    $  47,269
                                                    -----------               -----------  -----------
                                                    -----------               -----------  -----------

REVENUE DISTRIBUTION

Software and services.............................        58.6%                     53.8%        51.1%
Maintenance and repair............................        20.5%                     18.9%        21.0%
Hardware products.................................        20.9%                     27.3%        27.9%
                                                    -----------               -----------  -----------
  Total revenues..................................       100.0%                    100.0%       100.0%
                                                    -----------               -----------  -----------
                                                    -----------               -----------  -----------
Gross profit......................................        35.2%                     33.8%        34.2%
                                                    -----------               -----------  -----------
                                                    -----------               -----------  -----------

                           CONTROL DATA SYSTEMS, INC.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
               AND RESULTS OF OPERATIONS (UNAUDITED) (CONTINUED)

1997 YEAR-TO-DATE REVENUES AND GROSS PROFITS BY BUSINESS TYPE

                                                        ENTERPRISE
                                                        INTEGRATION   PRODUCT    TECHNICAL
                                                         SERVICES     DESIGN     SERVICES      TOTAL
                                                        -----------  ---------  -----------  ---------
                                                                    (DOLLARS IN THOUSANDS)
REVENUES

Software and services.................................   $  50,914   $  12,520   $   7,548   $  70,982
Maintenance and repair................................      --          --          24,853      24,853
Hardware products.....................................      19,190       4,690       1,516      25,396
                                                        -----------  ---------  -----------  ---------
  Total revenues......................................   $  70,104   $  17,210   $  33,917   $ 121,231
                                                        -----------  ---------  -----------  ---------
                                                        -----------  ---------  -----------  ---------
Gross profit..........................................        28.4%       61.0%       36.1%       35.2%
                                                        -----------  ---------  -----------  ---------
                                                        -----------  ---------  -----------  ---------

1996 YEAR-TO-DATE PRO FORMA REVENUES AND GROSS PROFITS BY BUSINESS TYPE

                                                        ENTERPRISE
                                                        INTEGRATION   PRODUCT    TECHNICAL
                                                         SERVICES     DESIGN     SERVICES      TOTAL
                                                        -----------  ---------  -----------  ---------
                                                                    (DOLLARS IN THOUSANDS)
REVENUES

Software and services.................................   $  49,730   $  13,332   $   7,590   $  70,652
Maintenance and repair................................      --          --          29,072      29,072
Hardware products.....................................      28,866       7,965       1,663      38,494
                                                        -----------  ---------  -----------  ---------
  Total revenues......................................   $  78,596   $  21,297   $  38,325   $ 138,218
                                                        -----------  ---------  -----------  ---------
                                                        -----------  ---------  -----------  ---------
Gross profit..........................................        26.6%       55.7%       37.9%       34.2%
                                                        -----------  ---------  -----------  ---------
                                                        -----------  ---------  -----------  ---------

FINANCIAL CONDITION

    The Company's cash and short-term investments totaled $101.1 million at June 30, 1997 representing 48.4% of total assets. The Company has no long-term debt. Total cash and short-term investment balances increased by $16.5 million from the corresponding December 31, 1996 balances. The primary factors in the increase were positive cash flow of $21.1 million from the Metaphase and PDM sale and $11.1 million from the termination of a non-U.S. pension plan, $3.6 million from notes receivable from Metaphase Technology, Inc., $6.1 million from working capital items, net earnings of $19.3 million, which includes a gain on the sale of Metaphase and PDM for $15.0 million and a gain on the pension plan settlement for $3.9 million, depreciation and amortization of $3.7 million and an increase in short term borrowings of $3.7 million partially offset by the purchase of treasury stock of $18.6 million, restructuring payments of $7.9 million, capital expenditures of $3.1 million, noncurrent assets of $2.7 million, and a foreign currency transaction gain of $1.4 million.

    Stockholders' equity increased by $0.9 million in the first six months of 1997. The increase was primarily due to net earnings of $19.3 million and the issuance of Common Stock of $0.7 million, offset in part by the purchase of treasury stock of $18.6 million and a foreign currency translation adjustment of $0.5 million.

                           CONTROL DATA SYSTEMS, INC.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
               AND RESULTS OF OPERATIONS (UNAUDITED) (CONTINUED)

    As of June 30, 1997, the Company had available up to $13.9 million in credit facilities, primarily short-term notes and overdraft facilities under bank lines of credit in certain international subsidiaries, as well as a domestic credit arrangement which provides up to $10.0 million in unsecured short-term credit.

OUTLOOK

    Except for the historical information contained within the Management's Discussion and Analysis of Financial Condition and Results of Operations, the accompanying consolidated financial statements, and the Notes to Consolidated Financial Statements, the matters discussed within this quarterly report regarding the outlook for Control Data are forward-looking statements based on current expectations that involve risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Such risks and uncertainties include, but are not limited to: business conditions and growth in the general economy and electronic messaging; volatility in gross margins as the Company's revenues and product mix change; additional restructuring actions or charges as the Company continues to evolve in its rapidly changing industry; competitive factors, such as alternative messaging and directory solutions, products and price pressures; availability of skilled personnel in various geographic areas; acceptance of the outsourcing of corporate messaging infrastructures; the success of the Company's business partners in sales and marketing activities; and other factors discussed herein.

    The following factors, among others, should be considered in evaluating the Company's outlook.

    GENERAL. The Company participates in the global market for enterprise network communications and focuses its expertise in messaging and directory services on the emerging market for digital commerce. Specialized software vendors, large consulting firms, and systems integrators also compete in these market segments. There are many smaller firms also active in these market segments with no one firm having a dominant position.

    Certain of the firms in these markets offer outsourcing and other types of long-term agreements with their customer base. The result of these activities is to develop a backlog of business that provides a more predictable future revenue base. Because the majority of the Company's core business activities will continue to be project-based, revenue predictability is difficult and quarterly volatility of earnings can be expected.

    REVENUES. The Company expects total revenues to decline in 1997 from 1996 due to the sale of the PDM business, the continuing erosion of the Company's installed base of proprietary hardware and software maintenance revenues, and continuing de-emphasis on hardware reselling. Software and services revenues are expected to grow in 1997 in the Company's Enterprise Integration Services business on a pro forma basis as compared to 1996.

    COST OF REVENUES. The Company's cost of revenues as a percentage of revenues is expected to decrease and gross margins as a percentage of revenues are expected to increase in 1997. Primary factors contributing to these changes include the de-emphasis of low margin hardware sales and expected cost improvements associated with software and services revenue. Due to varying gross profit margins of different types of product sales and varying gross profit margins of specific large projects quarter to quarter, total gross profit margins in 1997 could be volatile.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. SG&A expenses are expected to decrease in 1997 from 1996, primarily due to the divestiture of the PDM business. This decrease will be somewhat offset by

                           CONTROL DATA SYSTEMS, INC.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
               AND RESULTS OF OPERATIONS (UNAUDITED) (CONTINUED)

increases in SG&A expenses associated with planned marketing activities and the support of service provider partners in the digital commerce market.

    TECHNICAL EXPENSES. Technical spending is expected to increase slightly in 1997, as the Company continues its investment in digital commerce products.

    INCOME TAX RATE. In total, the Company had $100.5 million of gross deferred tax assets at December 31, 1996, which can be used to offset taxes on future earnings. The Company maintains significant operations outside the United States. Some, but not all, of these operations have deferred tax assets as of December 31, 1996 resulting from lower than expected 1994 earnings, caused in part by the worldwide restructuring activity. In the long term this will significantly reduce the Company's tax expense. However, given the wide geographical dispersion of the Company's operations, the overall effective tax rate will be volatile.

    FOREIGN EXCHANGE. A large percentage of the Company's business is transacted in currencies other than the U.S. dollar. As a result, the Company's financial results are subject to foreign exchange rate fluctuations.

    OTHER. See Notes to Consolidated Financial Statements regarding other factors concerning the Company.

                                    PART II
                               OTHER INFORMATION

ITEM 4  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

(a) The Annual Meeting of the Registrant's stockholders was held on May 14,
    1997.

(b) Proxies for the Annual Meeting were solicited pursuant to Regulation 14A under the Securities Exchange Act of 1934. There was no solicitation in opposition to management's nominees, and the following persons were elected directors of the Registrant to serve until the next annual meeting of stockholders and until their successors shall have been duly elected and qualified:

                    NOMINEE                      NUMBER OF VOTES FOR  NUMBER OF VOTES WITHHELD
-----------------------------------------------  -------------------  ------------------------
W. Donald Bell.................................        11,305,862               105,932
Grant A. Dove..................................        11,303,327               108,467
Marcelo A. Gumucio.............................        11,305,939               105,855
W. Douglas Hajjar..............................        11,307,209               104,585
Keith A. Libbey................................        11,175,512               236,282
James E. Ousley................................        11,302,660               109,134

(c) At the Annual Meeting, the stockholders approved the appointment of KPMG Peat Marwick LLP as the Company's independent auditors for the current fiscal year by a vote of 11,290,874 For, 16,423 Against, 104,497 Abstentions and no broker nonvotes.

ITEM 6  EXHIBITS AND REPORTS ON FORM 8-K

(a) Exhibits

           11  Computation of Earnings per Common Share

           27  Financial Data Schedule

(b) Reports on Form 8-K

           None.

                                   SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          CONTROL DATA SYSTEMS, INC.
                                 ---------------------------------------------
                                                  Registrant

Date: August 11, 1997           /s/ J. F. KILLORAN
                                ---------------------------------------------
                                J. F. Killoran
                                VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                                (PRINCIPAL FINANCIAL AND ACCOUNTING OFFICER)

[LOGO]


                              CONTROL DATA SYSTEMS, INC.
                           SPECIAL MEETING OF STOCKHOLDERS

             THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.



  The undersigned stockholder hereby appoints Thomas E. McInerney and Rudolph
E. Rupert, and each of them as proxies, each with full power of substitution, to vote as designated on the other side of this card, all shares of common stock of Control Data Systems, Inc. held of record as of August 22, 1997, which the undersigned would be entitled to vote if personally present at the Special Meeting of Stockholders to be held on September 23, 1997, at 9:00 a.m., local time, at 320 Park Avenue, Suite 2500, New York, New York, and at any adjournment or adjournments thereof, upon the proposal as specified on reverse side of this card. This proxy will be voted as specified by the stockholder, but if no choice is specified, this proxy will be voted FOR approval of the Agreement and Plan of Merger.





                        (CONTINUED AND TO BE SIGNED AND DATED ON THE OTHER SIDE)



                                                     CONTROL DATA SYSTEMS, INC.
                                                     P.O. BOX 11055
---------------------------------------------------  NEW YORK, N.Y. 10203-0055


                                                                                           .

Proposal to approve the Agreement and Plan of Merger providing for the merger of CDSI Acquisition Corp. with and into Control
Data Systems, Inc., with Control Data Systems, Inc. to be the surviving corporation and a wholly-owned subsidiary of CDSI Holding
Corporation, a copy of which Agreement and Plan of Merger is attached as Appendix A to the Proxy Statement for the Special
Meeting.

For /X/   Against /X/   Abstain /X/

                                                                                                        CHANGE OF ADDRESS AND
                                                                                                        OR COMMENTS MARK HERE /X/

                                                                                    IMPORTANT: Please sign exactly as name or names
                                                                                    appear on this Proxy. Joint owners should each
                                                                                    sign personally. When signing as attorney,
                                                                                    executor, administrator, trustee or guardian,
                                                                                    please give your full title as such. When
                                                                                    signing as a corporation or a partnership,
                                                                                    please sign in the name of the entity by an
                                                                                    authorized person.


                                                                                    Dated:                                   , 1997
                                                                                          -----------------------------------------

                                                                                    -----------------------------------------------
                                                                                    (Please sign name exactly as it appears hereon)

                                                                                    -----------------------------------------------
----------------------------------------------------------------------------        (Signature of joint owner, if any)

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY IN THE ENCLOSED PROXY RETURN          VOTES MUST BE INDICATED         /X/
ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF              (X) IN BLACK OR BLUE INK.
AN ENVELOPE IS NOT ENCLOSED OR HAS BEEN MISPLACED, PLEASE RETURN THIS
COMPLETED PROXY TO THE BANK OF NEW YORK, P.O. BOX 11055, NEW YORK, N.Y.
10203-0055.

